Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BRUNSWICK CORPORATION,

WHITECAP COMPANY MERGER SUB, LLC,

POWER PRODUCTS HOLDINGS, LLC,

POWER PRODUCTS INDUSTRIES, LLC,

THE REPRESENTATIVE
 (AS DEFINED HEREIN)

AND

THE OTHER PARTIES HERETO

JUNE 28, 2018

i

4.8	Intellectual Property	47
4.9	Legal Compliance	49
4.10	Material Contracts	50
4.11	Litigation	52
4.12	Taxes	52
4.13	Employee Benefit Plans	54
4.14	Environmental Compliance	56
4.15	Insurance	57
4.16	Liens; Real and Personal Property	57
4.17	Transactions with Affiliates	58
4.18	Absence of Certain Changes or Events	58
4.19	Brokers	58
4.20	Collective Bargaining; Labor Disputes; Compliance with Employment Laws	59
4.21	Unlawful Payments	60
4.22	Sufficiency of the Assets	60
4.23	Voting Requirements	61
4.24	Material Customers and Material Suppliers	61
4.25	No Implied Representations and Warranties	61
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS	62
5.1	Organization of Parent and Merger Sub	62
5.2	Ownership of Merger Sub; No Prior Activities	62
5.3	Authorization; Enforceability	62
5.4	Noncontravention	63
5.5	Brokers’ Fees	63
5.6	Litigation	63
5.7	Financial Ability	63
5.8	Solvency	65
5.9	Acknowledgements by Parent and Merger Subs	65
ARTICLE VI	PRE-CLOSING COVENANTS	66
6.1	Conduct of Business	66
6.2	Efforts to Consummate; Regulatory Matters and Approvals	69

6.3	Disclosure Letter	71
6.4	Publicity	72
6.5	Access	72
6.6	Termination of Affiliate Contracts	73
6.7	Section 280G Approval	73
6.8	FIRPTA	73
6.9	Representations and Warranties Insurance Policy	73
6.10	Financing	74
6.11	Pre-Closing Reorganization	77
6.12	Settlement of Intercompany Accounts	78
6.13	Resignations	78
6.14	Non-Solicitation	79
6.15	Notice of Merger; Written Consents	79
6.16	Takeover Statutes	79
6.17	Notice of Certain Events	79
6.18	Company Transaction Expenses	80
6.19	Payoff Letters	80
6.20	Consents	80
6.21	Transaction Litigation	80
ARTICLE VII	CONDITIONS PRECEDENT TO THE CLOSING	80
7.1	Conditions Precedent to Each Party’s Obligations	80
7.2	Conditions Precedent to Obligations of Parent and Merger Subs	81
7.3	Conditions Precedent to Obligations of the Company and the Blockers	82
7.4	Frustration of Closing Conditions	82
ARTICLE VIII	OTHER COVENANTS	82
8.1	Tax Matters	82
8.2	Access to Information	85
8.3	Director and Officer Liability and Indemnification	86
8.4	Employee Matters	88
8.5	Release	93
8.6	Indemnification	94
8.7	Name Change	96
8.8	Further Assurances	96

8.9	Confidentiality	97
8.10	Non-Solicitation of Employees	98
8.11	Non-Competition	98
8.12	Shared Contracts	99
ARTICLE IX	TERMINATION	99
9.1	Termination of Agreement	99
9.2	Effect of Termination	100
ARTICLE X	MISCELLANEOUS	101
10.1	Nonsurvival of Representations, Warranties and Covenants; Limitation of Damages	101
10.2	Expenses	101
10.3	No Third Party Beneficiaries	102
10.4	Entire Agreement	102
10.5	Succession and Assignment	102
10.6	Rights Cumulative	103
10.7	Headings	103
10.8	Notices	103
10.9	Governing Law; Submission of Jurisdiction; Waiver of Jury Trial; Selection of Forum	104
10.10	Amendments and Waivers	105
10.11	Severability	106
10.12	Construction	106
10.13	Incorporation of Exhibits, Schedules and Disclosure Letter	106
10.14	Specific Performance	106
10.15	Representative	107
10.16	Non-Recourse	109
10.17	Provision With Respect to Legal Representation	109
10.18	Counterparts	111

EXHIBITS

Exhibit A	Working Capital Schedule
Exhibit B	Form of Blocker Certificate of Incorporation
Exhibit C	Form of Blocker Bylaws
Exhibit D	Form of Blocker Certificate of Formation
Exhibit E	Form of Blocker Limited Liability Company Agreement
Exhibit F	Certificate of Formation of the Surviving Company
Exhibit G	Limited Liability Company Agreement of the Surviving Company
Exhibit H	Form of Transition Services Agreement
Exhibit I	Purchase Price Allocation
Exhibit J	Key Employees
Exhibit K	Persons Entering into Restrictive Covenant Agreements
Exhibit L	Forms of Securityholder Consents and Agreements
Exhibit M	Blocker Tax Amount Schedule

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 28, 2018 by and among Brunswick Corporation, a Delaware corporation (“Parent”), Whitecap Company Merger Sub, LLC, a Delaware limited liability company and wholly‑owned subsidiary of Parent (“Company Merger Sub”), Whitecap Blocker Merger Sub 1, Inc., a Delaware corporation and wholly‑owned subsidiary of Parent (“Merger Sub 1”), Whitecap Blocker Merger Sub 2, LLC, a Delaware limited liability company and wholly‑owned subsidiary of Parent (“Merger Sub 2”), Whitecap Blocker Merger Sub 3, LLC, a Delaware limited liability company and wholly‑owned subsidiary of Parent (“Merger Sub 3”), Whitecap Blocker Merger Sub 4, LLC, a Delaware limited liability company and wholly‑owned subsidiary of Parent (“Merger Sub 4”), Whitecap Blocker Merger Sub 5, LLC, a Delaware limited liability company and wholly‑owned subsidiary of Parent (“Merger Sub 5” and together with Merger Sub 1, Merger Sub 2, Merger Sub 3, Merger Sub 4,  “Merger Subs”), Power Products Holdings, LLC, a Delaware limited liability company (the “Company”), Genstar PP Aggregator Corp., a Delaware corporation (“Blocker 1”), Genstar Capital VII Blocker (PP) LLC, a Delaware limited liability company (“Blocker 2”), Genstar Capital VII Blocker (PP-GP) LLC, a Delaware limited liability company (“Blocker 3”), Genstar Capital VII Blocker (PP-EU) LLC, a Delaware limited liability company (“Blocker 4”), Genstar Capital VII Blocker (PP-SG) LLC, a Delaware limited liability company (“Blocker 5” and together with Blocker 1, Blocker 2, Blocker 3 and Blocker 4, the “Blockers”), Power Products Industries, LLC, a Delaware limited liability company (“GB Holdco”), and Genstar Capital Management LLC, solely in its capacity as the Representative (as defined herein).

RECITALS

WHEREAS, the Company, directly or through its direct and indirect Subsidiaries (as defined herein), owns and operates the following businesses: (i) the GB Business (as defined herein) and (ii) the Global Marine Business (as defined herein);

WHEREAS, the board of directors of the Company has determined that it is appropriate, desirable and in the best interests of the Company and the Company Securityholders (as defined herein) to sell the Global Marine Business through the Merger (as defined below);

WHEREAS, in anticipation of the Merger, the Company will complete the GB Restructuring (as defined herein), pursuant to which the Company will transfer all of the GB Assets and GB Liabilities to GB Holdco and its Subsidiaries;

WHEREAS, the board of directors (or equivalent governing body) of each of Merger Sub 1 and Blocker 1 has approved and declared advisable the merger of Merger Sub 1 with and into Blocker 1 (the “Blocker 1 Merger”) pursuant to which Blocker 1 shall continue as Surviving Blocker 1 and as a wholly‑owned subsidiary of Parent, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors (or equivalent governing body) of each of Merger Sub 1 and Blocker 1 has recommended that their respective stockholders adopt this Agreement;

WHEREAS, the board of directors (or equivalent governing body) of Blocker 2 has approved and declared advisable the merger of Merger Sub 2 with and into Blocker 2 (the “Blocker 2 Merger”), pursuant to which Blocker 2 shall continue as Surviving Blocker 2 and as a wholly‑owned subsidiary of Parent, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the board of directors (or equivalent governing body) of Blocker 3 has approved and declared advisable the merger of Merger Sub 3 with and into Blocker 3 (the “Blocker 3 Merger”), pursuant to which Blocker 3 shall continue as Surviving Blocker 3 and as a wholly‑owned subsidiary of Parent, upon the terms and subject to the conditions of this Agreement and in accordance with the DLLCA;

WHEREAS, the board of directors (or equivalent governing body) of Blocker 4 has approved and declared advisable the merger of Merger Sub 4 with and into Blocker 4 (the “Blocker 4 Merger”), pursuant to which Blocker 4 shall continue as Surviving Blocker 4 and as a wholly‑owned subsidiary of Parent, upon the terms and subject to the conditions of this Agreement and in accordance with the DLLCA;

WHEREAS, the board of directors (or equivalent governing body) of Blocker 5 has approved and declared advisable the merger of Merger Sub 5 with and into Blocker 5 (the “Blocker 5 Merger” and together with the Blocker 1 Merger, the Blocker 2 Merger, the Blocker 3 Merger and the Blocker 4 Merger, the “Blocker Mergers”), pursuant to which Blocker 5 shall continue as Surviving Blocker 5 and as a wholly‑owned subsidiary of Parent, upon the terms and subject to the conditions of this Agreement and in accordance with the DLLCA;

WHEREAS, the board of directors (or equivalent governing body) of each of Blocker 2, Blocker 3, Blocker 4 and Blocker 5 has recommended that its members approve this Agreement;

WHEREAS, Parent, as the sole member of each of Merger Sub 2, Merger Sub 3, Merger Sub 4 and Merger Sub 5 has approved the applicable Blocker Merger upon the terms and subject to the conditions of this Agreement and in accordance with the DLLCA;

WHEREAS, the board of directors (or equivalent governing body) of each of Parent, Company Merger Sub and the Company has approved and declared advisable the merger of Company Merger Sub with and into the Company (the “Company Merger” and together with the Blocker Mergers, the “Merger”), pursuant to which the Company shall continue as the Surviving Company and be wholly‑owned by Parent and the Surviving Blockers, upon the terms and subject to the conditions of this Agreement and in accordance with the DLLCA;

WHEREAS, the board of directors of the Company has recommended that its members approve this Agreement;

WHEREAS, the board of directors (or equivalent governing body) of each of Parent, the Merger Subs, the Blockers and the Company have determined that the GB Restructuring and Merger are in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders or members, as applicable, and Parent has approved this Agreement and the Merger as the sole stockholder or member, as applicable, of each of the Merger Subs;

WHEREAS, this Agreement will be adopted, and the transactions contemplated hereby will be approved, by the written consent of the Company Securityholders representing the Required Company Securityholder Approval (the “Consenting Company Securityholders”) in accordance with Section 18-209 of the DLLCA and the Organizational Documents of the Company as promptly as practicable but not later than twenty-four (24) hours following the execution and delivery of this Agreement by all the Parties (the date of such execution and delivery, the “Record Date”) by delivering to Parent their irrevocable written consents (the “Company Written Consents”), each substantially in the form of a Securityholder Consent and Agreement;

WHEREAS, with respect to each Blocker, this Agreement will be adopted, and the transactions contemplated hereby will be approved, by the written consent of the applicable Blocker Securityholders collectively representing the Required Blocker Securityholder Approvals in accordance with Section 18-209 of the DLLCA or Section 228 of the DGCL, as applicable, and the Organizational Documents of each Blocker as promptly as practicable but not later than twenty-four (24) hours following the Record Date, by delivering to Parent their irrevocable written consents (the “Blocker Written Consent” and, together with the Company Written Consents, the “Written Consents”), each substantially in the form of a Securityholder Consent and Agreement;

WHEREAS, Parent, as the sole stockholder of Merger Sub 1, has adopted this Agreement by written consent;

WHEREAS, as of the date of this Agreement, certain members of the Company’s management team who are GM Employees hold equity interests in Power Products Management, LLC, a Delaware limited liability company (“Management LLC”), which equity interests will be paid out in connection with the Closing, as set forth in Section 8.4(e);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and the Merger Subs to enter into this Agreement, certain GM Employees listed on Exhibit J (the “Key Employees”) have entered into retention agreements with Parent;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and the Merger Subs to enter into this Agreement, the Persons listed on Exhibit K have entered into certain restrictive covenant agreements with Parent; and

WHEREAS, the Parties to this Agreement desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1   Definitions.  As used herein, the following terms shall have the meanings ascribed to them in this Section 1.1.

“Accounting Firm” has the meaning set forth in Section 3.7(f).

“Acquired Companies” means, collectively, each of the Blockers, the Company and each of their respective direct and indirect Subsidiaries, other than the members of the GB Group.

“Acquired Company Benefit Plans” has the meaning set forth in Section 4.13(a).

“Acquired Company Intellectual Property” means all Acquired Company Owned Intellectual Property and all other material Intellectual Property used in or necessary for the conduct of the business of the Acquired Companies and the Global Marine Business as currently conducted (taken as a whole).

“Acquired Company Owned Intellectual Property” means all material Intellectual Property owned or purported to be owned by any of the Acquired Companies.

“Actual Fraud” means an intentional and knowing misrepresentation of the truth or intentional and knowing concealment of a known fact (committed with actual knowledge) that constitutes common law fraud under the Law of the State of Delaware, in each case with respect to the representations and warranties expressly set forth in Article IV or in the Disclosure Letter.

“Adjustment Amount” means (a) the Closing Date Merger Consideration as finally determined pursuant to Section 3.7, minus (b) the Closing Date Merger Consideration as set forth on the Estimated Closing Statement (which may be a positive or negative number).

“Adjustment Time” means 12:01 a.m. (Eastern time) on the Closing Date; provided that for purposes of calculating Closing Working Capital as of the Adjustment Time, the GB Restructuring will be treated as having occurred at 11:59 p.m. (Eastern time) on the day before the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such Person and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Contracts” has the meaning set forth in Section 4.17.

“Agreement” has the meaning set forth in the introductory paragraph above.

“Allocation Schedule” has the meaning set forth in Section 3.5.

“Alternative Debt Financing” has the meaning set forth in Section 6.10(d).

“Alternative Debt Financing Commitment Letters” has the meaning set forth in Section 6.10(d).

“Alternative Proposal” means any inquiry, proposal or offer from any Person (other than Parent) relating to any direct or indirect acquisition, in one transaction or a series of transactions (by merger, stock purchase, equity purchase, asset purchase, joint venture, alliance, or otherwise), of (a) assets or businesses that constitute or represent 20% or more of the total revenue, net income or assets of the Acquired Companies or the Global Marine Business, (b) 20% or more of the outstanding Equity Securities in the Acquired Companies or (c) all or a substantial portion of the Global Marine Business, in each case other than the transactions contemplated hereby.

“Anti-Corruption Laws” means the FCPA; the U.K. Bribery Act; the Canadian Corruption of Foreign Public Officials Act; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which the Acquired Companies operate.

“Antitrust Laws” has the meaning set forth in Section 6.2(c).

“asset” means any and all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Audited Financial Statements” means the audited consolidated balance sheet of Opco and its Subsidiaries as of August 31, 2017, and the related consolidated statement of operations, stockholders’ equity, and cash flows for the fiscal year ended August 31, 2017.

“Authorization Letters” has the meaning set forth in Section 6.10(a).

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement of the Company dated as of December 20, 2016.

“A&R Securityholders Agreement” means the Amended and Restated Securityholders Agreement of the Company dated as of December 20, 2016.

“Balance Sheet” means the unaudited consolidated balance sheet of Opco and its Subsidiaries as of the Balance Sheet Date.

“Balance Sheet Date” means April 30, 2018.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Blocker 1” has the meaning set forth in the introductory paragraph above.

“Blocker 2” has the meaning set forth in the introductory paragraph above.

“Blocker 3” has the meaning set forth in the introductory paragraph above.

“Blocker 4” has the meaning set forth in the introductory paragraph above.

“Blocker 5” has the meaning set forth in the introductory paragraph above.

“Blocker 1 Certificate of Merger” has the meaning set forth in Section 2.2.

“Blocker 2 Certificate of Merger” has the meaning set forth in Section 2.2.

“Blocker 3 Certificate of Merger” has the meaning set forth in Section 2.2.

“Blocker 4 Certificate of Merger” has the meaning set forth in Section 2.2.

“Blocker 5 Certificate of Merger” has the meaning set forth in Section 2.2.

“Blocker 1 Shares” means the shares of capital stock of Blocker 1.

“Blocker 2 Interests” means the membership interests of Blocker 2.

“Blocker 3 Interests” means the membership interests of Blocker 3.

“Blocker 4 Interests” means the membership interests of Blocker 4.

“Blocker 5 Interests” means the membership interests of Blocker 5.

“Blocker 1 Securityholders” means the holders of Blocker 1 Shares, collectively.

“Blocker 2 Securityholders” means the holders of Blocker 2 Interests, collectively.

“Blocker 3 Securityholders” means the holders of Blocker 3 Interests, collectively.

“Blocker 4 Securityholders” means the holders of Blocker 4 Interests, collectively.

“Blocker 5 Securityholders” means the holders of Blocker 5 Interests, collectively.

“Blocker Adjustment” means, with respect to each Blocker and its Subsidiaries (excluding the Group Companies), an amount, which may be positive or negative, equal to the Cash Amount (assuming the definition of Cash on Hand was defined solely with respect to such Blocker), minus the Debt Amount (assuming the definition of Company Debt was defined solely with respect to such Blocker), minus the Blocker Tax Amount.

“Blocker Debt Amount” means the Debt Amount computed assuming the definition of Company Debt was defined solely with respect to the Blockers and their Subsidiaries (excluding the Group Companies).

“Blocker Merger 1” has the meaning set forth in the Recitals.

“Blocker Merger 2” has the meaning set forth in the Recitals.

“Blocker Merger 3” has the meaning set forth in the Recitals.

“Blocker Merger 4” has the meaning set forth in the Recitals.

“Blocker Merger 5” has the meaning set forth in the Recitals.

“Blocker Merger 1 Effective Time” has the meaning set forth in Section 2.2.

“Blocker Merger 2 Effective Time” has the meaning set forth in Section 2.2.

“Blocker Merger 3 Effective Time” has the meaning set forth in Section 2.2.

“Blocker Merger 4 Effective Time” has the meaning set forth in Section 2.2.

“Blocker Merger 5 Effective Time” has the meaning set forth in Section 2.2.

“Blocker Mergers” has the meaning set forth in the Recitals.

“Blocker Mergers Effective Time” means the Blocker Merger 1 Effective Time, the Blocker Merger 2 Effective Time, the Blocker Merger 3 Effective Time, the Blocker Merger 4 Effective Time and the Blocker Merger 5 Effective Time, as applicable.

“Blocker Securities” means, collectively, Blocker 1 Shares, Blocker 2 Interests, Blocker 3 Interests, Blocker 4 Interests and Blocker 5 Interests.

“Blocker Securityholders” means, collectively, the Blocker 1 Securityholders, the Blocker 2 Securityholders, the Blocker 3 Securityholders, the Blocker 4 Securityholders and the Blocker 5 Securityholders.

“Blocker Subsidiary” has the meaning set forth in Section 4.3(a).

“Blocker Tax Amount” means, with respect to each Blocker, an amount, which may be positive or negative, equal to (x) a positive amount, if any, of Tax owed by such Blocker and its Subsidiaries for any Pre-Closing Tax Period for which the applicable Tax Return has not been filed as of the Closing Date (provided, that for purposes of calculating such amount, (i) the gain attributable to the GB Restructuring will be computed in accordance with the value set forth in Section 3.7(c), (ii) any Blocker Tax Deductions shall be taken into account, (iii) such amount shall include any Taxes that are or will be payable by the Blocker and its Subsidiaries under Section 965 of the Code, (iv) such amount shall include any Taxes of such Blocker and its Subsidiaries incurred as a result of the repayment or discharge of any of the Acquired Companies’ obligations under the Credit Facilities, assuming that prior to such repayment or discharge, the Blockers have each made contributions to the Company in the amounts set forth in the Blocker Tax Amount Schedule attached as Exhibit M, and (v) such amount shall not take into account any deductions attributable to costs and expenses paid by Parent and its Subsidiaries (other than amounts included in Company Transaction Expenses, Company Debt and the Blocker Debt Amount)), plus (y) all reasonable out-of-pocket costs incurred by Parent or such Blocker following the Closing in the preparation of any Tax Returns of such Blocker and its Subsidiaries for taxable periods ending on or before December 31, 2017 that have not been filed as of the Closing Date (provided, such costs shall be limited to amounts payable to Ernst & Young LLP for the preparation of such Tax Returns, and such costs must be in excess of pre-Closing payments made by the Company to Ernst & Young LLP with respect to such services), minus (z) any overpayments of Tax and estimated Tax payments (including, without duplication, any application of an overpayment of Tax to estimated Tax payments) by such Blocker and its Subsidiaries whether or not the applicable Tax Return has been filed of Closing Date but for which a corresponding refund has not already been received.  For the purposes of the foregoing, (i) any partnership or other pass-through entity in which any of the Blockers or their respective Subsidiaries holds a direct or indirect interest will be treated as if the taxable year of such partnership or other pass-through entity, as applicable, ends on the Closing Date and any income, gain, losses and deductions of such entity shall be allocated on a “closing of the books method” as of the close of business on the Closing Date, and (ii) the amounts herein shall be determined and calculated in accordance with the principles set forth in the Blocker Tax Amount Schedule attached as Exhibit M.  For the avoidance of doubt, any references in the definition of Blocker Tax Amount to “Subsidiaries” of a Blocker shall exclude the Company and its Subsidiaries.

“Blocker Tax Deductions” means, with respect to each Blocker, without duplication and whether or not paid prior to the Closing, the amount of any deductions in respect of Company Transaction Expenses, Company Debt and the Blocker Debt Amount allocable to such Blocker and its Subsidiaries (which, for the avoidance of doubt, shall exclude the Company and its Subsidiaries) pursuant to Section 8.1(d)(iii).

“Blocker Written Consent” has the meaning set forth in the Recitals.

“Blockers” has the meaning set forth in the Recitals.

“Burdensome Condition” has the meaning set forth in Section 6.2(d).

“Business Day” means any day other than a Saturday or Sunday, or a day on which banking institutions in New York, New York are authorized or obligated by Law to close.

“Carve-Out Financial Statements” has the meaning set forth in Section 4.7(d).

“Cash Amount” means the Cash on Hand as of the Adjustment Time (less any (a) dividend or distribution by any Group Company to a Person outside of the Group Companies, (b) payments in respect of Company Transaction Expenses or Company Debt or (c) payments made or to be made pursuant to Section 8.4(e) (other than those made or to be made from Final Merger Consideration), in each case between the Adjustment Time and the Closing).

“Cash Incentive Plans” has the meaning set forth in Section 8.4(f).

“Cash on Hand” means the consolidated cash and cash equivalents of the Group Companies, determined in accordance with GAAP and, to the extent consistent with GAAP, in a manner consistent with the Audited Financial Statements.

“Certificates of Merger” has the meaning set forth in Section 2.2(f).

“Change” has the meaning set forth in the definition of Company Material Adverse Effect.

“Change of Control Payments” means all sale, change of control, retention or similar bonuses payable to any GM Personnel upon or following the Closing, as a result of or in connection with the consummation of the transactions contemplated by this Agreement, together with the employer-paid portion of any Employment Taxes related thereto, provided that the foregoing shall not include any severance or other amounts conditioned upon any termination of employment or service of such GM Personnel.

“Charges” has the meaning set forth in Section 10.15(d).

“Closing” has the meaning set forth in Section 2.2.

“Closing Capitalization Schedule” has the meaning set forth in Section 3.5(b).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Cash Merger Consideration” has the meaning set forth in Section 3.1.

“Closing Date Merger Consideration” has the meaning set forth in Section 3.1.

“Closing Working Capital” means (a) the consolidated current assets of the Acquired Companies and the Global Marine Business at the Closing (i) prepared, determined and calculated in accordance with the provisions of the Working Capital Schedule attached as Exhibit A and (ii) which current assets shall be determined in a manner consistent with the accounting principles used to prepare such Working Capital Schedule, less (b) the consolidated current liabilities of the Acquired Companies and the Global Marine Business at the Closing (i) prepared, determined and calculated in accordance with the provisions of the Working Capital Schedule attached hereto as Exhibit A and (ii) which current liabilities shall be determined in a manner consistent with the accounting principles used to prepare such Working Capital

Schedule, in the case of each of clause (a) and clause (b), as of the Adjustment Time.  For the avoidance of doubt, Closing Working Capital shall exclude (x) Cash on Hand, Company Debt and Company Transaction Expenses and (y) deferred Tax assets and deferred Tax liabilities (other than liabilities for Taxes payable by any of the Group Companies under Section 965 of the Code, which shall be included in the definition of Closing Working Capital whether or not otherwise classified as current liabilities) and amounts included in the Blocker Tax Amount.

“COBRA” means, collectively, the health care continuation provisions of Section 4980B of the Code and corresponding provisions of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the introductory paragraph above.

“Company Certificate of Merger” has the meaning set forth in Section 2.2(f).

“Company Debt” means, as of any time, without duplication, with respect to the Group Companies and the Global Marine Business, the outstanding principal amount, accrued and unpaid interest, breakage costs and any prepayment penalty or premium in respect of (a) the Credit Facilities, (b) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capitalized leases, other than operating lease obligations, (c) all obligations issued or assumed as the deferred purchase price of property or assets, (d) any indebtedness for borrowed money, whether evidenced by a note, debenture, bond, mortgage or other debt instrument or debt security, (e) obligations under any interest rate, currency or other hedging agreement (in each case, valued at the termination value thereof), (f) obligations relating to any declared or accrued but unpaid dividends or distributions, (g) indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets of the Group Companies, (h) all other obligations of the Group Companies and the Global Marine Business evidenced by notes, bonds or debentures, but excluding operating leases and undrawn letters of credit, (i) all obligations under any Contract with any Related Person (other than among members of the Company Group), (j) any severance or separation benefits payable on or after the Closing Date to any GM Employee whose employment has terminated prior to the Closing, together with the employer-paid portion of any Employment Taxes relating thereto, and (k) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (j) above.  For the avoidance of doubt, the term “Company Debt” shall not include trade payables.

“Company Material Adverse Effect” means, with respect to the Acquired Companies and the Global Marine Business, any event, change, fact, effect, condition, circumstance or occurrence (each, a “Change”) that has had, or would reasonably be expected to have, a material adverse effect upon the business, financial condition or results of operations of the Acquired Companies and the Global Marine Business, taken as a whole; provided, however, that any adverse Change arising from or related to the following (by itself or when aggregated or taken together with any and all other Changes) shall not be deemed to be or constitute a Company Material Adverse Effect and shall not be taken into account in determining whether a Company Material Adverse Effect has occurred: (a) any Changes in GAAP or other applicable accounting regulations or principles, (b) any Changes in Laws or other binding directives issued by any Governmental Authority (or changes in the interpretation thereof) or any action required to be taken under any Law (actual or proposed) applicable to the Acquired Companies, (c) any Changes in interest rates or general economic conditions or affecting financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index, or changes in interest rates or exchange rates) (whether in the United States and/or internationally), (d) any Change generally applicable to the industries or markets in which the Acquired Companies operate (including increases in the cost of products, supplies and materials purchased from third party suppliers), (e) any national or international political or social conditions, including the engagement, or escalation, by the United States or any other country in, or worsening of, hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence, escalation or worsening of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country, (f) any Changes in weather, meteorological conditions or climate, pandemics, or natural disasters (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) affecting the business of the Acquired Companies, (g) any failure by the Acquired Companies to meet any internal or published projections, forecasts, budgets or revenue or earnings predictions or guidance relating to revenues, income, cash position, cash-flow or other financial measure (but not the underlying causes of any such failure), (h) the announcement of, entry into or pendency of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Acquired Companies as a result of the foregoing (but not for purposes of Section 4.5), (i) any action taken by Parent or Merger Subs, (j) any action taken by any of the Acquired Companies at the written request of Parent or Merger Subs or (k) any matter cured or corrected at or prior to the Closing Date, except to the extent any adverse Change arising from or related to the matters described in clauses (c), (d), (e) or (f) disproportionately affect the Acquired Companies, taken as a whole, as compared to other companies operating in the industries and markets in which the Acquired Companies operate (but only to the extent of the incremental disproportionate effect on the Acquired Companies, considered as a single enterprise, compared to other companies operating in the industries and markets in which the Acquired Companies operate).

“Company Merger” has the meaning set forth in the Recitals above.

“Company Merger Effective Time” has the meaning set forth in Section 2.2.

“Company Merger Sub” has the meaning set forth in the introductory paragraph above.

“Company Securities” means the Units of the Company.

“Company Securityholders” means the holders of Company Securities, collectively.

“Company Subsidiary” has the meaning set forth in Section 4.3(a).

“Company Transaction Expenses” means, without duplication, (a) all amounts due and payable (or which may become due and payable) by the Acquired Companies or the Global Marine Business to third parties, including all fees and disbursements of attorneys, investment bankers, accountants and other professional advisors (including (i) Robert W. Baird & Co. Incorporated, (ii) Weil, Gotshal & Manges LLP and (iii) Alvarez and Marsal for services performed prior to the Closing in connection with the transactions contemplated hereby), which, in each case, have been incurred in connection with the preparation, execution and consummation of this Agreement or the transactions contemplated hereby, (b) any Change of Control Payments, (c) all brokers and finders fees payable (or which may become due and payable) by the Company or the Company’s Subsidiaries in connection with the transactions contemplated by this Agreement that have not been paid at Closing and (d) 50% of the Escrow Agent Fee.

“Company Transaction Expenses Amount” means the Company Transaction Expenses unpaid as of immediately prior to the consummation of the transactions contemplated hereunder.

“Company Written Consents” has the meaning set forth in the Recitals.

“Company’s Knowledge” means the actual knowledge of David Scheer, Chris McClain and Adam McMahon, after having made reasonable inquiry of their direct reports.

“Competitive Business” has the meaning set forth in Section 8.11(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated April 10, 2018, by and between the Company and Parent.

“Consent” means any consent, approval, waiver, license, permit, franchise, authorization or order.

“Consenting Blocker 1 Securityholders” means the Blocker 1 Securityholders representing the Required Blocker 1 Securityholder Approval.

“Consenting Blocker 2 Securityholders” means the Blocker 2 Securityholders representing the Required Blocker 2 Securityholder Approval.

“Consenting Blocker 3 Securityholders” means the Blocker 3 Securityholders representing the Required Blocker 3 Securityholder Approval.

“Consenting Blocker 4 Securityholders” means the Blocker 4 Securityholders representing the Required Blocker 4 Securityholder Approval.

“Consenting Blocker 5 Securityholders” means the Blocker 5 Securityholders representing the Required Blocker 5 Securityholder Approval.

“Consenting Company Securityholders” has the meaning set forth in the Recitals.

“Consenting Securityholders” means, collectively, the Consenting Company Securityholders, the Consenting Blocker 1 Securityholders, the Consenting Blocker 2 Securityholders, the Consenting Blocker 3 Securityholders, the Consenting Blocker 4 Securityholders and the Consenting Blocker 5 Securityholders.

“Continuing Employee” has the meaning set forth in Section 8.4(a).

“Contract” means any written or oral contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, lease, license or use and occupancy agreement.

“Credit Facilities” means (a) the first lien credit facility pursuant to that certain First Lien Credit Agreement, dated as of December 20, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Opco, Midco, the financial institutions from time to time party thereto and Royal Bank of Canada, as administrative agent; and (b) the second lien credit facility pursuant to that certain Second Lien Credit Agreement, dated as of December 20, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Opco, Midco, the financial institutions from time to time party thereto and Wilmington Trust, National Association, as administrative agent.

“D&O Indemnified Parties” has the meaning set forth in Section 8.3(a).

“Debt Amount” means the Company Debt as of the Adjustment Time (plus any Company Debt incurred between the Adjustment Time and the Closing).

“Debt Financing” has the meaning set forth in Section 5.7.

“Debt Financing Commitment Letters” has the meaning set forth in Section 5.7.

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Letter” has the meaning set forth in Article IV.

“Dispute Resolution Procedure” has the meaning set forth in Section 3.7(f).

“DLLCA” has the meaning set forth in the Recitals.

“DOJ” has the meaning set forth in Section 6.2(b).

“Dutch Works Council Act” has the meaning set forth in Section 4.20(b).

“EBITDA Plan” means the Company EBITDA-based bonus plan.

“Employee Benefit Plans” has the meaning set forth in Section 4.13(a).

“Employment Taxes” means any withholding, payroll, social security, workers compensation, unemployment, disability, and other similar Taxes, together with any interest, penalties or additional amounts with respect thereto, imposed by any Governmental Authority.

“Enterprise Value” means $910,000,000.

“Environmental Proceeding” has the meaning set forth in Section 4.14(b).

“Environmental Requirements” means all applicable Laws concerning pollution or protection of the environment, natural resources or, as it relates to exposure to hazardous substances, human health and safety.

“Equity Securities” has the meaning set forth in Section 6.1(b)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any entity, whether or not incorporated, that together with the Company is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

“Escrow Account” has the meaning set forth in Section 3.6(d).

“Escrow Agent” means an escrow agent mutually agreed upon by Parent and the Representative prior to the Closing.

“Escrow Agent Fee” means the fee payable to the Escrow Agent on the Closing Date pursuant to the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 3.6(d).

“Escrow Amount” means $6,000,000.

“Estimated Cash Amount” has the meaning set forth in Section 3.4.

“Estimated Closing Statement” has the meaning set forth in Section 3.4.

“Estimated Company Transaction Expenses Amount” has the meaning set forth in Section 3.4.

“Estimated Debt Amount” has the meaning set forth in Section 3.4.

“Estimated Working Capital” has the meaning set forth in Section 3.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time.

“Final Closing Statement” has the meaning set forth in Section 3.7(g).

“Final Determination Date” has the meaning set forth in Section 3.7(g).

“Final Merger Consideration” means the amount equal to (a) the Closing Date Merger Consideration plus or minus (b) the Adjustment Amount, if any, payable in accordance with Section 3.8(a)(i) plus (c) any portion of the Escrow Amount and/or the Representative Holdback Amount that is ultimately released to the Securityholders pursuant to and in accordance with the terms of this Agreement and the Escrow Agreement.

“Financial Statements” has the meaning set forth in Section 4.7(a).

“Financing Sources” has the meaning set forth in the definition of Lender Related Parties in this Section 1.1.

“Flow-Through Tax Return” means any income Tax Return filed by or with respect to a Group Company to the extent that (a) the Group Company is treated as a pass-through entity for purposes of such Tax Return and (b) the results of operations reflected on such Tax Return are required to be reflected on the Tax Returns of any Company Securityholder (other than the Blockers) and/or any of its direct or indirect owners.

“Former GB U.S. Employee” means, as of the Closing, any individual who was formerly employed by the Company or any of its Subsidiaries in the U.S. and who, immediately prior to termination (i) worked primarily for the GB Business or (ii) worked for the Company or its Subsidiaries in either a corporate role or in a shared services role at the Menomonee Falls, WI distribution center, including, for the avoidance of doubt, any such individual included in clause (i) or clause (ii) above, who, as of the Closing, is receiving long-term disability benefits.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied with the Acquired Companies’ past practices.

“GB Assets” means (a) the GB Subsidiary Equity Interests and (b) all other assets of the members of the PP Group that primarily relate to the GB Business as conducted as of the date of this Agreement.

“GB BlockerCo 1” means a Delaware limited liability company to be formed pursuant to the Reorganization Plan which will be the direct parent entity of GB BlockerSub 1 at the time of the Merger.

“GB BlockerCo 2” means a Delaware limited liability company to be formed pursuant to the Reorganization Plan which will be the direct parent entity of GB BlockerSub 2 at the time of the Merger.

“GB BlockerCo 3” means a Delaware limited liability company to be formed pursuant to the Reorganization Plan which will be the direct parent entity of GB BlockerSub 3 at the time of the Merger.

“GB BlockerCo 4” means a Delaware limited liability company to be formed pursuant to the Reorganization Plan which will be the direct parent entity of GB BlockerSub 4 at the time of the Merger.

“GB BlockerCo 5” means a Delaware limited liability company to be formed pursuant to the Reorganization Plan which will be the direct parent entity of GB BlockerSub 5 at the time of the Merger.

“GB BlockerCos” means collectively, GB BlockerCo 1, GB BlockerCo 2, GB BlockerCo 3, GB BlockerCo 4 and GB BlockerCo 5.

“GB Business” means the business, activities and operations of manufacturing, supplying and distributing electrical construction and maintenance products and services, including under the Gardner Bender, Sperry Instruments, Calterm, Bergen Industries and King Innovation brand names.

“GB Group” means GB Holdco and the GB Subsidiaries.

“GB Holdco” has the meaning set forth in the introductory paragraph above.

“GB Holdco Welfare Plans” has the meaning set forth in Section 8.4(h).

“GB Indemnified Party” has the meaning set forth in Section 8.6(b).

“GB Liabilities” means (a) all Liabilities to the extent arising out of, relating to or resulting from the ownership, use or operation of the GB Assets or the operation and conduct of the GB Business at any time prior to, on or after the Effective Time, (b) all Liabilities of the GB Group, whether arising prior to, on or after the Closing, (c) all Liabilities of the Acquired Companies, whether arising prior to, on or after the Closing, that relate (and only to the extent that they relate) to the ownership, use or operation of the GB Assets or the operation and conduct of the GB Business, (d) the Reorganization Plan Liabilities and (e) all Liabilities assumed by GB Holdco and its Subsidiaries pursuant to Section 8.4(c)(i).

“GB Restructuring” has the meaning set forth in Section 6.11(a).

“GB Restructuring Documents” has the meaning set forth in Section 6.11(b).

“GB Subsidiaries” means Power Products (Shanghai) Trading Co., Ltd., PP Canada Inc., King Technology of Missouri, LLC, The Patent Store, LLC, and Shock Alert, LLC.

“GB Subsidiary Equity Interests” means the equity interests evidencing ownership of the GB Subsidiaries.

“GB U.S. Employee” means any employee of the Company or any of its Subsidiaries in the U.S. who is set forth on Schedule 4.13(h)(ii), including any such individual who is on leave of absence as of Closing.

“Global Marine Assets” means all of the assets of the members of the PP Group that are not GB Assets.  For the avoidance of doubt, “Global Marine Assets” include the names “Power Products” and “PP” and any derivations or variations thereof and any Intellectual Property containing such names, derivations or variations.

“Global Marine Business” means the business, activities and operations of designing, manufacturing, distributing and supplying the marine, specialty vehicle (including recreation vehicle), transportation aftermarket, mobile and industrial power markets with products, systems and services, including under the Marinco, Ancor, Nicro, Guest, ProMariner, On Board Solutions, Bates, Group 5, ACI Camtech, BEP, CZone, Blue Sea Systems, Lenco, ParkPower, Progressive Industries, Mastervolt and Del City brand names.

“Global Marine Liabilities” means all Liabilities to the extent arising out of, relating to or resulting from the ownership, use or operation of the Global Marine Assets or the operation and conduct of the Global Marine Business at any time prior to, on or after the Effective Time.

“GM Employee” means each (i) employee or former employee of the Acquired Companies located in the Netherlands, Mexico, New Zealand, Austria, France, Germany, the United Kingdom or the United States, excluding any GB U.S. Employee and any Former GB U.S. Employee, and (ii) employee of the Company or its Subsidiaries located in China who is set forth on Schedule 4.13(h)(i) of the Disclosure Letter.

“GM Indemnified Party” has the meaning set forth in Section 8.6(a).

“GM Personnel” means all GM Employees and any consultant or independent contractor who, as of the Closing, is providing services to the Global Marine Business.

“Governmental Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator or any other public authority, whether foreign, federal, state or local.

“Group Companies” means, collectively, the Company and each of the Company’s direct and indirect Subsidiaries, other than GB Holdco and the entities that will be Subsidiaries of GB Holdco after giving effect to the GB Restructuring.

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls and any other chemical, material, substance or waste that is regulated under Environmental Requirements as being hazardous or toxic, as a pollutant or contaminant or on a similar basis.

“Hire Date” means the date on which a U.S. Leave of Absence Employee commences employment with Parent or its Subsidiaries, provided that such U.S. Leave of Absence Employee returns to work with Parent or its Subsidiaries within six months following the Closing.

“HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Incremental Debt Financing Cooperation” has the meaning set forth in Section 6.10(a).

“Indemnification Agreement” has the meaning set forth in Section 8.3(b).

“Indemnification Claim” has the meaning set forth in Section 8.6(c).

“Indemnified Party” has the meaning set forth in Section 8.6(c).

“Indemnifying Party” has the meaning set forth in Section 8.6(c).

“Insurance Policies” has the meaning set forth in Section 4.15(a).

“Intellectual Property” means all intellectual property and associated or similar rights throughout the world, including all rights in, to and under: (a) trademarks, service marks, trade names, brand names, slogans, logos, trade dress and Internet domain names, together with the goodwill associated therewith (collectively “Trademarks”); (b) patents, inventions, invention disclosures or discoveries (whether or not patentable or reduced to practice); (c) copyrights and works of authorship; (d) Trade Secrets and other confidential and proprietary information; (e) software; (f) data in any form (whether printed, electronic or otherwise); and (g) with respect to each of the foregoing in (a), (b) and (c), to the extent applicable, all applications, issuances, reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, substitutions, extensions, registrations and renewals therefor.

“IRS” means the Internal Revenue Service of the United States.

“IT Systems” has the meaning set forth in Section 4.8(i).

“Judgment” has the meaning set forth in Section 4.5.

“Key Employee” has the meaning set forth in the Recitals.

“Law” means any law, common law, statute, regulation, rule, ordinance or other binding action or requirement of a Governmental Authority.

“Leased Real Property” means the real property leased or subleased to the Acquired Companies and used in the business of the Acquired Companies or the Global Marine Business, together with all appurtenant rights to use or occupy, and other interests in and to, any land, buildings, structures, improvements, or fixtures thereon.

“Lender” has the meaning set forth in Section 5.7.

“Lender Related Parties” means the Persons, including the Lenders, that have committed to provide, underwrite or arrange, or in the future commit to provide, underwrite or arrange, any Debt Financing in connection with the transactions contemplated hereby, including the parties named in any joinder agreements, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, their respective affiliates (the foregoing, collectively, the “Financing Sources”), and former, current and future directors, officers, managers, members, stockholders, partners, employees, agents, advisors, representatives, successors and permitted assigns of any of the foregoing.

“Letter of Transmittal” has the meaning set forth in Section 3.6(b).

“Liability” means any debts, liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, incurred or consequential or otherwise and whether due or to become due and regardless of when asserted or by whom, including those arising under any Law or any Judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract or otherwise, including any Tax liability or tort liability, agreement or undertaking.

“License In” has the meaning set forth in Section 4.8(e).

“License Out” has the meaning set forth in Section 4.8(e).

“Lien” means any mortgage, pledge, lien, encumbrance, charge, deed of trust, lease, option, right of first refusal or first offer, easement, servitude, other transfer restriction or other security interest.

“Losses” has the meaning set forth in Section 8.6(a).

“Management LLC” has the meaning set forth in the Recitals.

“Management LLC Agreement” means the Limited Liability Company Agreement of Power Products Management, LLC.

“Management LLC Managers” means the Board of Management LLC, as such term is defined in the Management LLC Agreement.

“Management LLC Membership Interest” means the Class A Membership Interests, Class B Membership Interests, Class C Membership Interests and Class D Membership Interests, each as defined in the Management LLC Agreement.

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Material Customer” means, with respect to the Acquired Companies (taken as a whole) and the Global Marine Business, the twenty (20) largest customers determined based on the dollar value of sales to such customers for the twelve months ended March 31, 2018.

“Material Supplier” means, with respect to the Acquired Companies (taken as a whole) and the Global Marine Business, the twenty (20) largest suppliers determined based on the dollar value of goods or services purchased from such suppliers for the twelve months ended March 31, 2018.

“Merger” has the meaning set forth in the Recitals above.

“Merger Sub 1” has the meaning set forth in the introductory paragraph above.

“Merger Sub 2” has the meaning set forth in the introductory paragraph above.

“Merger Sub 3” has the meaning set forth in the introductory paragraph above.

“Merger Sub 4” has the meaning set forth in the introductory paragraph above.

“Merger Sub 5” has the meaning set forth in the introductory paragraph above.

“Midco” means Power Products Midco, LLC, a Delaware limited liability company.

“MSSF” has the meaning set forth in Section 5.7.

“Notice of Disagreement” has the meaning set forth in Section 3.7(d).

“Notice of Merger” shall mean that notice delivered to the Securityholders in accordance with applicable Law and the Organizational Documents of the Company and each Blocker.

“Opco” means Power Products, LLC, a Delaware limited liability company.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the articles or certificate of formation and limited liability company agreement of a limited liability company, (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (f) any amendment to any of the foregoing.

“Other Indemnitors” has the meaning set forth in Section 8.3(b).

“Outside Date” has the meaning set forth in Section 9.1(d).

“Owned Real Property” means the real property owned in fee by any of the Acquired Companies and used in the business of the Acquired Companies or the Global Marine Business, together with all appurtenant rights to use or occupy, and other interests in and to, any land, buildings, structures, improvements, or fixtures thereon.

“Parent” has the meaning set forth in the introductory paragraph above.

“Parent Material Adverse Effect” means any event, change, fact, occurrence or effect that does, or would reasonably be expected to, prevent, materially delay or materially impair Parent or any Merger Subs’ consummation of the Merger and the other transactions contemplated by this Agreement.

“Parent Welfare Plans” has the meaning set forth in Section 8.4(h).

“Parent’s Knowledge” or words of similar effect means to the actual knowledge of Christopher Dekker and Randall Altman, after having made reasonable inquiry of their direct reports.

“Party” or “Parties” means the Company, the Blockers, the Representative, Merger Subs, Parent and GB Holdco.

“Payment Account” has the meaning set forth in Section 3.6(b).

“Payment Agent” means a payment agent mutually agreed upon by Parent and the Representative prior to the Closing.

“Payment Agent Agreement” has the meaning set forth in Section 3.6(b).

“Payoff Letter” means one or more “payoff letters” specifying the aggregate amount of the Acquired Companies’ obligations (including unpaid principal, accrued and unpaid interest, prepayment penalties, breakage costs and premiums in connection with the repayment thereof) that will be outstanding as of the Closing under the Credit Facilities and which completely discharge the obligations of the Acquired Companies with respect thereto.

“Permits” has the meaning set forth in Section 4.9(a).

“Permitted Liens” means: (a) those Liens set forth in the Audited Financial Statements or securing debt reflected as a liability on the Balance Sheet; (b) purchase money Liens and Liens securing rental payments under capital lease arrangements; (c) Liens for Taxes not yet due and payable as of the Closing Date or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (d) pledges or deposits under workers’ compensation legislation, unemployment insurance or similar Laws; (e) any Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of setoff; (f) statutory Liens of landlords for amounts not yet delinquent; (g) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet due and payable; (h) Liens attaching to inventory held by consignees in the ordinary course of business; (i) zoning, building codes and other land use Laws that are imposed by any Governmental Authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business of the Acquired Companies thereon; (j) oil, gas, and mineral rights of record against the Real Property; (k) matters of recorded plats with respect to the Real Property; (l) Liens that will be released and discharged at or prior to the Closing; (m) easements, rights‑of‑way, covenants, conditions, restrictions and other similar matters of record affecting title and other title defects that do not, and would not be reasonably expected to, materially impair the use or operation of such Real Property or other assets in the operation of the business by the Acquired Companies; (n) Liens created by any act of Parent or Merger Subs; (o) Liens disclosed on Schedule 1.1(b) of the Disclosure Letter hereto; (p) Liens securing Company Debt; (q) non-exclusive licenses of, to or under any Intellectual Property granted in the ordinary course of business; and (r) all other Liens that do not materially impair the use or value of the property or asset to which they relate in the conduct of the business as currently conducted by the Company and its Subsidiaries, taken as a whole.

“Person” means an individual, a sole proprietorship, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Authority.

“Personal Data” means, in addition to any definition provided by the Acquired Companies or the Global Marine Business for any similar term (e.g., “personal information”, “personally identifiable information” or “PII”) in any privacy policy or other public-facing statement, all recorded information used or that could reasonably be used, alone or in combination with other information available to the Acquired Companies or the Global Marine Business, to identify, contact or locate an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, date of birth, educational or employment information and Internet Protocol addresses or other persistent identifiers. Personal Data may relate to any individual, including a current, prospective or former employee, customer, supplier or vendor and includes any of the foregoing information in any form, whether printed, electronic or otherwise.

“Post-Closing Plans” has the meaning set forth in Section 8.4(b).

“Post-Closing Representation” has the meaning set forth in Section 10.17.

“PP Group” means the Acquired Companies and the GB Group.

“PP Group Representatives” has the meaning set forth in Section 6.10(a).

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or prior to the Closing Date (including the portion of any Straddle Period ending on the Closing Date).

“Privileged Communications” has the meaning set forth in Section 10.17.

“Pro Rata Share” means, with respect to each Securityholder, the percentage opposite such Securityholder’s name on the Allocation Schedule.

“Proceeding” means any action, arbitration, claim, suit, litigation or other proceeding before any Governmental Authority or arbitrator.

“Proposed Closing Statement” has the meaning set forth in Section 3.7(a).

“Purchase Price Allocation” has the meaning set forth in Section 8.1(d).

“R&W Insurance Policy” has the meaning set forth in Section 6.9.

“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

“Real Property Leases” means the real property leases, subleases, licenses or other agreements underlying the Leased Real Property, including all amendments, extensions, renewals, assignments, guarantees or other agreements with respect thereto.

“Record Date” has the meaning set forth in the Recitals.

“Reference Period” means the time reflected in the Financial Statements.

“Related Persons” has the meaning set forth in Section 4.17.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing, migration or dumping into the indoor or outdoor environment.

“Released Party” has the meaning set forth in Section 8.5.

“Remedial Action” has the meaning set forth in Section 6.2(c).

“Reorganization Plan” has the meaning set forth in Section 6.11(a).

“Reorganization Plan Liabilities” has the meaning set forth in Section 6.11(e).

“Representative” means Genstar Capital Management LLC, solely in its capacity as the representative, agent, proxy and attorney-in-fact for the Securityholders for all purposes under this Agreement pursuant to Section 10.15.

“Representative Holdback Amount” means $500,000.

 “Required Blocker 1 Securityholder Approval” means the affirmative vote (at a meeting or by written consent) of holders of not less than a majority in voting power of the issued and outstanding shares of Blocker 1 Shares.

“Required Blocker 2 Securityholder Approval” means the affirmative vote (at a meeting or by written consent) of holders of not less than a majority in voting power of the issued and outstanding shares of Blocker 2 Interests

“Required Blocker 3 Securityholder Approval” means the affirmative vote (at a meeting or by written consent) of holders of not less than a majority in voting power of the issued and outstanding shares of Blocker 3 Interests.

“Required Blocker 4 Securityholder Approval” means the affirmative vote (at a meeting or by written consent) of holders of not less than a majority in voting power of the issued and outstanding shares of Blocker 4 Interests.

“Required Blocker 5 Securityholder Approval” means the affirmative vote (at a meeting or by written consent) of holders of not less than a majority in voting power of the issued and outstanding shares of Blocker 5 Interests.

“Required Blocker Securityholder Approvals” means, collectively, the Required Blocker 1 Securityholder Approval, the Required Blocker 2 Securityholder Approval, the Required Blocker 3 Securityholder Approval, the Required Blocker 4 Securityholder Approval and the Required Blocker 5 Securityholder Approval.

 “Required Company Securityholder Approval” means the affirmative vote (at a meeting or by written consent) of holders of not less than a majority in voting power of the issued and outstanding Units of Company Securities.

“Required Financing Amount” has the meaning set forth in Section 5.7.

“Restricted Period” has the meaning set forth in Section 8.11(a).

“Sales Incentive Plan” means the Sales Incentive Plan for Sales Managers.

“Sanctions” has the meaning set forth in Section 4.9(b).

“Scheduled Intellectual Property” has the meaning set forth in Section 4.8(a).

“Section 280G” has the meaning set forth in Section 6.7.

“Securityholder Consent and Agreement” means the Securityholder Consent and Agreement substantially in the form set forth in Exhibit L.

“Securityholders” means the Blocker Securityholders and the Company Securityholders.

“Solvent” means, with respect to any Person, that as of the date of determination, both (a) (i) the sum of such Person’s debts (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date, and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it shall incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (b) such Person is “solvent” within the meaning given to that term and similar terms under the Bankruptcy Code and Laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which the first Person (a) owns, directly or indirectly, a majority of the outstanding share capital, voting securities or other ownership interests or (b) is entitled, directly or indirectly, to elect a majority of the board of directors or other body performing similar functions.

“Surviving Blocker 1” has the meaning set forth in Section 2.1.

“Surviving Blocker 2” has the meaning set forth in Section 2.1.

“Surviving Blocker 3” has the meaning set forth in Section 2.1.

“Surviving Blocker 4” has the meaning set forth in Section 2.1.

“Surviving Blocker 5” has the meaning set forth in Section 2.1.

“Surviving Blockers” has the meaning set forth in Section 2.1.

“Surviving Company” has the meaning set forth in Section 2.1.

“Takeover Statute” means any “fair price”, “moratorium”, “control share acquisition”, or other similar anti-takeover statute or similar statute or regulation.

“Target Working Capital” means $58,770,000.

“Tax” or “Taxes” means (a) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, estimated, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add‑on minimum, or other tax of any kind whatsoever and (b) any interest, penalty, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a).

“Tax Contest” has the meaning set forth in Section 8.1(e).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed relating to Taxes, including any schedule or attachment thereto.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, assess or collect any tax or any other authority exercising regulatory authority with respect to taxes.

“Third Party” means any Person that is not a Party or an Affiliate of any Party.

“Trade Control Laws” means any applicable statutes, rules, regulations, orders, ordinances, codes, directives or other laws administered by an agency of the U.S. government, or by a non-U.S. government (except to the extent inconsistent with U.S. law), related to export controls, including the Export Administration Act of 1979, as amended (50 U.S.C. App. §§ 2401-2420); the Export Administration Regulations (15 C.F.R. Part 730 et seq.); Executive Orders of the President of the United States regarding restrictions on trade with designated countries and persons; and applicable regulations governing imports and customs contained at 19 C.F.R. Parts 0-192.

“Trademarks” has the meaning set forth in the definition of Intellectual Property in this Section 1.1.

“Trade Secrets” means all forms and types of financial, business, scientific, technical, economic or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs or codes, whether tangible or intangible, and whether or how stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, in each case, if (i) all reasonable measures have been taken to keep such information secret and (ii) such information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, another person who can obtain economic value from the disclosure or use of such information.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value added, real property transfer and any other similar Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement and the Escrow Agreement (excluding any such Taxes, fees or charges calculated based on net gain).

“TSA” has the meaning set forth in Section 7.2(d).

“Unaudited Financial Statements” has the meaning set forth in Section 4.7(a).

“Units” means units representing membership interests in the Company.

“U.S. Leave of Absence Employee” means any GM Employee located in the U.S. who, as of the Closing, is on short-term disability or long-term disability leave, but excluding any GB U.S. Employee.

“Waived 280G Benefits” has the meaning set forth in Section 6.7.

“Willful Breach” means a material breach that is a consequence of an act or omission undertaken or omitted by the breaching Party with the knowledge it is in breach of this Agreement.

“Written Consents” has the meaning set forth in the Recitals.

1.2   Interpretation.  Unless otherwise expressly provided or unless the context requires otherwise: (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Disclosure Letter and Exhibits hereto); (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); (f) the term “including” shall be deemed to mean “including, without limitation”; (g) words of any gender include each other gender; (h) references to “threatened” means threatened by a Third Party; (i) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days”; (j) the word “or” is not exclusive (i.e., it means and/or); and (k) all references to “$” shall mean United States dollars; and (k) the phrase “made available” or similar words, when used in reference to any documents or other information made available to Parent or its representatives, shall be deemed to mean that such documents or other information were uploaded to and made available to Parent and its representatives in the on-line data room hosted on behalf of the Company at least six (6) hours prior to the signing of this Agreement (as evidenced by DVDs or CD-ROMs imprinted with all such documents or information and delivered by the Company to Parent promptly following the date hereof) in each case prior to the date hereof.

ARTICLE II

THE MERGER

2.1   The Mergers.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA or DGCL, as applicable:

(a)   at the Blocker Merger 1 Effective Time, Merger Sub 1 shall be merged with and into Blocker 1, the separate corporate existence of Merger Sub 1 shall cease and Blocker 1 shall continue as the surviving corporation and as a wholly‑owned Subsidiary of Parent (the “Surviving Blocker 1”);

(b)   at the Blocker Merger 2 Effective Time, Merger Sub 2 shall be merged with and into Blocker 2, the separate corporate existence of Merger Sub 2 shall cease and Blocker 2 shall continue as the surviving limited liability company and as a wholly‑owned Subsidiary of Parent (the “Surviving Blocker 2”);

(c)   at the Blocker Merger 3 Effective Time, Merger Sub 3 shall be merged with and into Blocker 3, the separate corporate existence of Merger Sub 3 shall cease and Blocker 3 shall continue as the surviving limited liability company and as a wholly‑owned Subsidiary of Parent (the “Surviving Blocker 3”);

(d)   at the Blocker Merger 4 Effective Time, Merger Sub 4 shall be merged with and into Blocker 4, the separate corporate existence of Merger Sub 4 shall cease and Blocker 4 shall continue as the surviving limited liability company and as a wholly‑owned Subsidiary of Parent (the “Surviving Blocker 4”);

(e)   at the Blocker Merger 5 Effective Time, Merger Sub 5 shall be merged with and into Blocker 5, the separate corporate existence of Merger Sub 5 shall cease and Blocker 5 shall continue as the surviving limited liability company and as a wholly‑owned Subsidiary of Parent (the “Surviving Blocker 5” and together with Surviving Blocker 1, Surviving Blocker 2, Surviving Blocker 3, Surviving Blocker 4, the “Surviving Blockers”); and

(f)   at the Company Merger Effective Time, Company Merger Sub shall be merged with and into the Company, the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving limited liability company and shall be wholly-owned by Parent and the Surviving Blockers (the “Surviving Company”).

2.2   Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) will take place on the second (2nd) Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied on the Closing Date), unless otherwise agreed by the Parties, at the offices of Weil, Gotshal & Manges LLP, 201 Redwood Shores Parkway, Redwood Shores, California 94065, at 10:00 a.m. (New York time); provided, that such place, date and time may be changed to another place, date and/or time as agreed to in writing by Parent and the Company; provided, further, that if Parent determines in good faith that, as of such date, the preparation of the audited and pro forma financial statements contemplated in the TSA are not sufficiently advanced to allow Parent to complete such financial statements within the periods contemplated in the TSA, Parent may delay the date for Closing by up to ten (10) Business Days, by delivering written notice thereof to the Company no less than two (2) Business Days prior to the date that, but for this proviso, Closing would have been required to take place.  The date upon which the Closing actually occurs is herein referred to as the “Closing Date”.  On the Closing Date, the Parties shall cause:

(a)   the Blocker 1 Merger to be consummated by filing a certificate of merger (the “Blocker 1 Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of acceptance by the Secretary of State of the State of Delaware of such filing of the Blocker 1 Certificate of Merger, or, if another date and time is specified in such filing, such specified date and time, being the “Blocker Merger 1 Effective Time”);

(b)   the Blocker 2 Merger to be consummated by filing a certificate of merger (the “Blocker 2 Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DLLCA (the date and time of acceptance by the Secretary of State of the State of Delaware of such filing of the Blocker 2 Certificate of Merger, or, if another date and time is specified in such filing, such specified date and time, being the “Blocker Merger 2 Effective Time”);

(c)   the Blocker 3 Merger to be consummated by filing a certificate of merger (the “Blocker 3 Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DLLCA (the date and time of acceptance by the Secretary of State of the State of Delaware of such filing of the Blocker 3 Certificate of Merger, or, if another date and time is specified in such filing, such specified date and time, being the “Blocker Merger 3 Effective Time”);

(d)   the Blocker 4 Merger to be consummated by filing a certificate of merger (the “Blocker 4 Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DLLCA (the date and time of acceptance by the Secretary of State of the State of Delaware of

such filing of the Blocker 4 Certificate of Merger, or, if another date and time is specified in such filing, such specified date and time, being the “Blocker Merger 4 Effective Time”);

(e)   the Blocker 5 Merger to be consummated by filing a certificate of merger (the “Blocker 5 Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DLLCA (the date and time of acceptance by the Secretary of State of the State of Delaware of such filing of the Blocker 5 Certificate of Merger, or, if another date and time is specified in such filing, such specified date and time, being the “Blocker Merger 5 Effective Time”); and

(f)   the Company Merger to be consummated by filing a certificate of merger (the “Company Certificate of Merger” and together with the Blocker 1 Certificate of Merger, the Blocker 2 Certificate of Merger, the Blocker 3 Certificate of Merger, the Blocker 4 Certificate of Merger and the Blocker 5 Certificate of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DLLCA (the date and time of acceptance by the Secretary of State of the State of Delaware of such filing of the Company Certificate of Merger, or, if another date and time is specified in such filing, such specified date and time, being the “Company Merger Effective Time”).

2.3   Effect of the Mergers.  At the applicable Blocker Mergers Effective Time, the effect of each Blocker Merger shall be as provided in the applicable provisions of the DLLCA or DGCL, as applicable, and at the Company Merger Effective Time the effect of the Company Merger shall be as provided in the applicable provisions of the DLLCA.  Without limiting the generality of the foregoing, and subject thereto:

(a)   at the Blocker Merger 1 Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Blocker 1 and Merger Sub 1 shall vest in the Surviving Blocker 1, and all debts, liabilities, duties and obligations of Blocker 1 and Merger Sub 1 shall become the debts, liabilities, duties and obligations of the Surviving Blocker 1 (subject to the provisions of this Agreement);

(b)   at the Blocker Merger 2 Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Blocker 2 and Merger Sub 2 shall vest in the Surviving Blocker 2, and all debts, liabilities, duties and obligations of Blocker 2 and Merger Sub 2 shall become the debts, liabilities, duties and obligations of the Surviving Blocker 1 (subject to the provisions of this Agreement);

(c)   at the Blocker Merger 3 Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Blocker 3 and Merger Sub 3 shall vest in the Surviving Blocker 3, and all debts, liabilities, duties and obligations of Blocker 3 and Merger Sub 3 shall become the debts, liabilities, duties and obligations of the Surviving Blocker 3 (subject to the provisions of this Agreement);

(d)   at the Blocker Merger 4 Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Blocker 4 and Merger Sub 4 shall vest in the Surviving Blocker 4, and all debts, liabilities, duties and obligations of

Blocker 4 and Merger Sub 4 shall become the debts, liabilities, duties and obligations of the Surviving Blocker 4 (subject to the provisions of this Agreement);

(e)   at the Blocker Merger 5 Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Blocker 5 and Merger Sub 5 shall vest in the Surviving Blocker 5, and all debts, liabilities, duties and obligations of Blocker 5 and Merger Sub 5 shall become the debts, liabilities, duties and obligations of the Surviving Blocker 5 (subject to the provisions of this Agreement); and

(f)   at the Company Merger Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Company and Company Merger Sub shall vest in the Surviving Company, and all debts, liabilities, duties and obligations of the Company and Company Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Company (subject to the provisions of this Agreement).

2.4   Organizational Documents.  At the Blocker Merger 1 Effective Time, a certificate of incorporation substantially in the form of Exhibit B and bylaws substantially in the form of Exhibit C shall be the certificate of incorporation and bylaws of the Surviving Blocker 1 until amended in accordance with applicable Law. At the Blocker Merger 2 Effective Time, a certificate of formation substantially in the form of Exhibit D and a limited liability company agreement substantially in the form of Exhibit E shall be the certificate of formation and the limited liability company agreement of the Surviving Blocker 2 until amended in accordance with applicable Law. At the Blocker Merger 3 Effective Time, a certificate of formation substantially in the form of Exhibit D and a limited liability company agreement substantially in the form of Exhibit E shall be the certificate of formation and the limited liability company agreement of the Surviving Blocker 3 until amended in accordance with applicable Law. At the Blocker Merger 4 Effective Time, a certificate of formation substantially in the form of Exhibit D and a limited liability company agreement substantially in the form of Exhibit E shall be the certificate of formation and the limited liability company agreement of the Surviving Blocker 4 until amended in accordance with applicable Law. At the Blocker Merger 5 Effective Time, a certificate of formation substantially in the form of Exhibit D and the limited liability company agreement substantially in the form of Exhibit E shall be the certificate of incorporation and the limited liability company agreement of the Surviving Blocker 5 until amended in accordance with applicable Law. At the Company Merger Effective Time, (a) the certificate of formation of the Company shall be amended to read in its entirety as set forth in Exhibit F and (b) the limited liability company agreement of the Company shall be amended at the Company Merger Effective Time to read in its entirety as set forth in Exhibit G, and as so amended shall be the certificate of formation and the limited liability company agreement of the Surviving Company until amended in accordance with applicable Law.

2.5   Directors and Officers.  The directors and officers of Merger Sub 1 immediately prior to the Blocker Merger 1 Effective Time shall be the initial directors and officers of the Surviving Blocker 1, each to serve in accordance with the Organizational Documents of the Surviving Blocker 1. The directors and officers of Merger Sub 2 immediately prior to the Blocker Merger 2 Effective Time shall be the initial directors and officers of the Surviving Blocker 2, each to serve in accordance with the Organizational Documents of the Surviving Blocker 2. The directors and officers of Merger Sub 3 immediately prior to the

Blocker Merger 3 Effective Time shall be the initial directors and officers of the Surviving Blocker 3, each to serve in accordance with the Organizational Documents of the Surviving Blocker 3. The directors and officers of Merger Sub 4 immediately prior to the Blocker Merger 4 Effective Time shall be the initial directors and officers of the Surviving Blocker 4, each to serve in accordance with the Organizational Documents of the Surviving Blocker 4. The directors and officers of Merger Sub 5 immediately prior to the Blocker Merger 5 Effective Time shall be the initial directors and officers of the Surviving Blocker 5, each to serve in accordance with the Organizational Documents of the Surviving Blocker 5. The directors and officers of Company Merger Sub immediately prior to the Company Merger Effective Time shall be the initial directors and officers of the Surviving Company, each to serve in accordance with the Organizational Documents of the Surviving Company.

ARTICLE III

MERGER CONSIDERATION; CONVERSION OF SECURITIES

3.1   Calculation of the Closing Date Merger Consideration.  The aggregate initial amount to be paid by Parent with respect to the Company Securities and Blocker Securities on the Closing Date shall equal:

(i)   the Enterprise Value; plus

(ii)   the Estimated Cash Amount (for the avoidance of doubt, other than in respect of the Blockers); less

(iii)   the Estimated Debt Amount (for the avoidance of doubt, other than in respect of the Blockers); plus

(iv)   the amount (if any) by which the Estimated Working Capital exceeds the Target Working Capital; less or plus, as applicable

(v)   the Blocker Adjustments; less

(vi)   the amount (if any) by which the Target Working Capital exceeds the Estimated Working Capital; less

(vii)   the Estimated Company Transaction Expenses Amount (collectively, the “Closing Date Merger Consideration”).

The Closing Date Merger Consideration less (a) the Escrow Amount less (b) the Representative Holdback Amount shall equal the “Closing Date Cash Merger Consideration”. Notwithstanding anything in this Agreement to the contrary, any adjustments to Closing Date Cash Merger Consideration (including in connection with Section 3.7) that are Blocker Adjustments shall be allocated solely to the respective Blocker Securityholder of the applicable Blocker, such allocation to be reflected on the Allocation Schedule.

3.2   Blocker Mergers.  At each applicable Blocker Mergers Effective Time, by virtue of the Blocker Mergers and without any action on the part of any Party:

(a)   Each unit or share of Blocker Securities outstanding immediately prior to each applicable Blocker Mergers Effective Time shall be converted into the right to receive at such time and in the manner provided in Section 3.6 and Section 3.8, and subject to Section 3.10, (i) the portion of the Closing Date Cash Merger Consideration allocated in respect thereof in accordance with the Allocation Schedule, plus (ii) the portion of applicable GB BlockerCo equity interests allocated in respect thereof in accordance with the Allocation Schedule plus (iii) the portion of the Adjustment Amount payable, if any, with respect to such unit or share of Blocker Securities in accordance with Section 3.8(a)(i), plus (iv) the portion (if any) of the Escrow Amount and/or the Representative Holdback Amount that is ultimately released with respect to such unit of Blocker Securities in accordance with the terms of this Agreement and the Escrow Agreement;

(b)   each unit or share of Blocker Securities held in the treasury of any of the Blockers immediately prior to the applicable Blocker Mergers Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto;

(c)   each share of capital stock of Merger Sub 1, that is issued and outstanding immediately prior to the Blocker Merger 1 Effective Time, shall be converted automatically into and exchanged for one (1) share of capital stock of the Surviving Blocker 1;

(d)   each membership interest of Merger Sub 2, that is issued and outstanding immediately prior to the Blocker Merger 2 Effective Time, shall be converted automatically into and exchanged for one (1) membership interest of the Surviving Blocker 2;

(e)   each membership interest of Merger Sub 3, that is issued and outstanding immediately prior to the Blocker Merger 3 Effective Time, shall be converted automatically into and exchanged for one (1) membership interest of the Surviving Blocker 3;

(f)   each membership interest of Merger Sub 4, that is issued and outstanding immediately prior to the Blocker Merger 4 Effective Time, shall be converted automatically into and exchanged for one (1) membership interest of the Surviving Blocker 4; and

(g)   each membership interest of Merger Sub 5, that is issued and outstanding immediately prior to the Blocker Merger 5 Effective Time, shall be converted automatically into and exchanged for one (1) membership interest of the Surviving Blocker 5.

3.3   Company Merger.  At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party:

(a)   Each unit of Company Securities outstanding immediately prior to the Company Merger Effective Time, other than any unit of Company Securities held directly or indirectly by a Blocker which shall remain outstanding and unaffected by the Company Merger, shall be converted into the right to receive at such time and in the manner provided in Section 3.6 and Section 3.8, (i) the portion of the Closing Date Cash Merger Consideration allocated in respect thereof in accordance with the Allocation Schedule, plus (ii) the portion of the Adjustment Amount payable, if any, with respect to such Company Security in accordance with Section 3.8(a)(i), plus (iii) the portion (if any) of the Escrow Amount and/or the Representative

Holdback Amount that is ultimately released with respect to such Company Security in accordance with the terms of this Agreement and the Escrow Agreement; and

(b)   each membership interest of Company Merger Sub, that is issued and outstanding immediately prior to the Company Merger Effective Time, shall be converted automatically into and exchanged for one (1) membership interest of the Surviving Company.

3.4   Pre-Closing Deliveries.  No later than the second (2nd) Business Day prior to the Closing Date, the Company shall deliver to Parent:

(a)   a certificate (the “Estimated Closing Statement”) of the chief executive officer or chief financial officer of the Company (or a Subsidiary of the Company) setting forth the Company’s good faith estimate (each, without duplication) of (i) the Cash Amount (the “Estimated Cash Amount”), (ii) the Debt Amount (the “Estimated Debt Amount”), (iii) the Closing Working Capital (calculated in accordance with Exhibit A) (the “Estimated Working Capital”), (iv) the Company Transaction Expenses Amount (the “Estimated Company Transaction Expenses Amount”), and (v) the Blocker Adjustments with respect to each Blocker, in each case in accordance with the definitions thereof, and based on such estimates, the determination of the Closing Date Merger Consideration; and

(b)   an estimated consolidated balance sheet of the Acquired Companies and the Global Marine Business as of the Adjustment Time (after giving effect to the GB Restructuring).

3.5   Pre-Closing Schedules.

(a)   At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a correct and complete schedule containing the following information (the “Allocation Schedule”):

(i)   the portion of the Closing Date Cash Merger Consideration payable to each Blocker Securityholder at the Closing, which will be determined in accordance with applicable Law and all applicable Organizational Documents and Contracts;

(ii)   the portion of the Closing Date Cash Merger Consideration (adjusted to reflect any Blocker Adjustment) payable to each Company Securityholder (excluding the Company Securities held indirectly by Parent after the Blocker Mergers) at the Closing, which will be determined in accordance with applicable Law and all applicable Organizational Documents and Contracts;

(iii)   the Escrow Amount and the Representative Holdback Amount;

(iv)   the Blocker Adjustments; and

(v)   each Securityholder’s Pro Rata Share.

(b)   On the Business Day immediately prior the Closing Date, the Company shall deliver to Parent a correct and complete schedule containing the following information (the “Closing Capitalization Schedule”):

(i)   the number of Units of (1) Company Securities issued and outstanding and (2) the amount of any declared or accrued but unpaid dividends or other distributions, if any, in respect thereof immediately prior the Company Merger Effective Time;

(ii)   the number of Blocker 1 Shares issued and outstanding immediately prior to the Blocker Merger 1 Effective Time and the amount of any declared or accrued but unpaid dividends or other distributions, if any, in respect thereof immediately prior the Blocker Merger 1 Effective Time;

(iii)   the number of Blocker 2 Interests issued and outstanding immediately prior to the Blocker Merger 2 Effective Time and the amount of any declared or accrued but unpaid dividends or other distributions, if any, in respect thereof immediately prior the Blocker Merger 2 Effective Time;

(iv)   the number of Blocker 3 Interests issued and outstanding immediately prior to the Blocker Merger 3 Effective Time and the amount of any declared or accrued but unpaid dividends or other distributions, if any, in respect thereof immediately prior the Blocker Merger 3 Effective Time;

(v)   the number of Blocker 4 Interests issued and outstanding immediately prior to the Blocker Merger 4 Effective Time and the amount of any declared or accrued but unpaid dividends or other distributions, if any, in respect thereof immediately prior the Blocker Merger 4 Effective Time; and

(vi)   the number of Blocker 5 Interests issued and outstanding immediately prior to the Blocker Merger 5 Effective Time and the amount of any declared or accrued but unpaid dividends or other distributions, if any, in respect thereof immediately prior the Blocker Merger 5 Effective Time.

3.6   Closing Payments and Deliveries.

(a)   At the Closing, Parent shall pay, on behalf of the Company, to the accounts designated in any Payoff Letters (delivered in accordance with Section 6.18), by wire transfer of immediately available funds, an amount equal to that portion of the Company Debt owing to the payee in accordance with the applicable Payoff Letter.

(b)   At the Closing, Parent shall pay to Payment Agent for Payment Agent to hold in an account (the “Payment Account”) nominated in a payment agent agreement to be executed at the Closing by Parent, Payment Agent and the Representative in form and substance customary for transactions similar to those contemplated herein and reasonably acceptable to Parent and the Representative (the “Payment Agent Agreement”), for further payment to each Securityholder who shall have delivered to the Company or Payment Agent, a completed letter of transmittal in form and substance customary for transactions similar to those contemplated herein and reasonably acceptable to Parent and the Representative (the “Letter of Transmittal”), together with (i) any information required by applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, reasonably requested by Payment Agent and (ii) any other customary information, forms or certificates (including Tax certificates) reasonably requested by Payment Agent and required to make the applicable payment, the Closing Date Cash Merger Consideration (in the case of Blocker Securityholders, as adjusted) with respect to each Equity Security covered by such Letter of Transmittal in accordance with Section 3.2 and Section 3.3, as applicable, which amount shall be payable by wire transfer of immediately available funds on the Closing Date to the account designated in such Securityholder’s Letter of Transmittal.

(c)   At the Closing, Parent shall pay, or cause to be paid, by wire transfer of immediately available funds, the portion of the Estimated Company Transaction Expenses Amount (other than the Change of Control Payments which, pursuant to their terms, are payable following the Closing) and Blocker Debt Amount (if any) to the applicable recipients thereof as set forth on the Estimated Closing Statement, so long as, in the case of the Estimated Company Transaction Expenses Amount, the applicable payee has delivered an invoice in accordance with Section 6.8.

(d)   At the Closing, Parent shall deliver, or cause to be delivered, to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount, for the Escrow Agent to hold in an account (the “Escrow Account”) and disburse solely in accordance with the terms of an escrow agreement to be executed at the Closing by Parent, the Escrow Agent and the Representative in form and substance customary for transactions similar to those contemplated herein and reasonably acceptable to Parent and the Representative (the “Escrow Agreement”).

(e)   At the Closing, Parent shall pay, or cause to be paid, to the Escrow Agent by wire transfer of immediately available funds, the Escrow Agent Fee to the account designated by the Escrow Agent.

(f)   At the Closing, Parent shall deposit, or cause to be deposited, by wire transfer of immediately available funds to an account designated in writing by the Representative at least two (2) Business Days prior to the Closing Date, the Representative Holdback Amount with the Representative.  The Representative Holdback Amount will be used to pay costs, fees and expenses incurred by or for the benefit of the Securityholders on or after the Closing Date and shall be paid or distributed at the direction of the Representative as provided in the Letter of Transmittal and in accordance with Section 10.15.

(g)   At the Closing, each of the Blockers and Company Securityholders (other than the Blockers) shall deliver to Parent the certifications required to be delivered pursuant to clauses (a) and (b), respectively, of Section 6.8.

(h)   Any remaining cash unclaimed by holders of Equity Securities as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

3.7   Post-Closing Merger Consideration Adjustment and Payments.

(a)   Delivery of Closing Statement.  As promptly as practicable, but not later than sixty (60) days after the Closing Date, Parent shall deliver to the Representative a certificate of the chief financial officer of Parent (the “Proposed Closing Statement”) setting forth Parent’s good faith determination (each, without duplication) of (i) the Cash Amount (for the avoidance of doubt, other than in respect of the Blockers), (ii) the Debt Amount (for the avoidance of doubt, other than in respect of the Blockers), (iii) the Closing Working Capital (calculated in accordance with Exhibit A), which shall be based exclusively on the facts and circumstances as they exist as of the Adjustment Time and shall exclude the effects of any event, act, change in circumstance or similar development arising or occurring thereafter (it being understood and agreed by the Parties that Proposed Closing Statement shall be used to measure changes in Closing Working Capital and not as a form of indemnification), (iv) the Company Transaction Expenses Amount and (v) the Blocker Adjustment, in each case in accordance with the definitions thereof, and based on such calculations, Parent’s calculation of the Closing Date Merger Consideration.  Parent shall, and shall cause the Acquired Companies and its and their respective officers, employees, agents and representatives to, reasonably assist the Representative and its agents in their review of the Proposed Closing Statement and shall provide the Representative and its agents reasonable access during normal business hours to the personnel, properties, books and records of the Acquired Companies for such purpose and for the other purposes set forth in this Section 3.7 without cost to the Representative.  Parent acknowledges and waives any actual or potential conflict of the officers, employees, agents and representatives of the Acquired Companies assisting the Representative as described in the immediately preceding sentence and will not, and will cause the Acquired Companies not to, prevent such access by the Representative.

(b)   Release of Undisputed Escrow Amount.  If Parent’s calculation of the Adjustment Amount as set forth on the Proposed Closing Statement is positive, (i) Parent shall immediately pay to the Representative, for further distribution to the Securityholders (to be paid to the Securityholders as if such amount were being distributed pursuant to Section 3.8(a)(i)) such positive Adjustment Amount; provided that in no event will Parent be required to pay an amount in excess of the Escrow Amount (it being understood and agreed that such payment shall not limit the rights of the Representative under this Section 3.7), and (ii) Parent and the Representative shall immediately deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release the entire Escrow Amount to the Representative, for further distribution to the Securityholders (to be paid to the Securityholders as if such amount were being distributed pursuant to Section 3.8(a)(i)).  If Parent’s calculation of the Adjustment Amount as set forth on the Proposed Closing Statement is negative, Parent and the Representative shall immediately deliver a joint written instruction to the Escrow Agent to release the absolute value of the Adjustment Amount to be paid to Parent solely and exclusively from the Escrow Account (up to a maximum amount equal to the then-remaining Escrow Amount) and Parent and the Representative shall immediately deliver a joint written instruction to the Escrow Agent to release any portion of the Escrow Amount remaining following such payment to Parent to the Representative for further distribution to the Securityholders (to be paid to the Securityholders as if such amount were being distributed pursuant to Section 3.8(a)(i)).

(c)   Methodology.  The Estimated Closing Statement, the Proposed Closing Statement and the Final Closing Statement shall be prepared in accordance with the definitions of Cash Amount, Debt Amount, Closing Working Capital and Company Transaction Expenses.  For purposes of calculating the Blocker Tax Amount and Closing Working Capital, gain or loss to the Blockers in connection with transfers of GB Holdco pursuant to the steps described in Schedule 6.11 of the Disclosure Letter shall be determined by assuming a value of GB Holdco as set forth on Schedule 3.7(c) of the Disclosure Letter; provided that if, at any time prior to the Final Determination Date, GB Holdco, any GB BlockerCo, any Securityholder, or any Affiliate of any Securityholder, enters into any agreement to sell (directly or indirectly) or award (e.g., in connection with the performance of services) any equity interest in GB Holdco or any GB BlockerCo, or GB Holdco enters into any agreement to sell (directly or indirectly) substantially all of the assets of GB Holdco, the Representative shall notify Parent of such agreement, and the value of GB Holdco may, at Parent’s election, be assumed to be the valuation implied by the purchase price in such sale agreement or reflected on or implied by such award agreement (or associated election under Section 83(b) of the Code).  For the avoidance of doubt, in calculating the component line items of such statements, no effect shall be given to the transactions contemplated by this Agreement (other than the steps describe in Schedule 6.11 of the Disclosure Letter).

(d)   Notice of Disagreement.  In the event the Representative disputes the accuracy of the Proposed Closing Statement, the Representative shall notify Parent in writing of its objections within thirty (30) days after receipt of the Proposed Closing Statement and shall set forth, in writing and in reasonable detail, the reasons for the Representative’s objections (a “Notice of Disagreement”).  In the event Parent does not provide the Representative any of the materials reasonably requested by the Representative in accordance with Section 3.7(a) within five (5) days of request therefor, such thirty (30) day review period shall be extended by one (1) day for each additional day required for Parent to fully respond to such request.

(e)   Initial Method of Resolution.  During the fifteen (15) days immediately following the delivery of any Notice of Disagreement, Parent and the Representative shall seek in good faith to resolve any differences that they may have with respect to any matter specified in such Notice of Disagreement.  During such period, Parent and the Representative and their respective agents shall each have access to the other Party’s working papers, trial balances and similar materials prepared in connection with the other Party’s preparation of the Proposed Closing Statement and the Notice of Disagreement, as the case may be.  The matters set forth in any such written resolution executed by Parent and the Representative shall be final and binding on the Parties on the date of such written resolution.

(f)   Dispute Resolution Procedure.  If, at the end of such fifteen (15) day period specified in Section 3.7(e), Parent and the Representative have not been able to resolve, in writing, all differences that they may have with respect to any matter specified in such Notice of Disagreement, Parent and the Representative shall submit to Grant Thornton or, if such firm is unable to serve in such capacity, to such other nationally recognized independent accounting firm with experience in such matters that is mutually agreed upon by Parent and the

Representative (the “Accounting Firm”), for review and resolution of solely those matters specified in such Notice of Disagreement that remain in dispute (and as to no other matter), and the Accounting Firm shall reach a final, binding resolution of such matters, which final resolution shall not be subject to collateral attack for any reason (other than fraud or manifest error) and shall be (i) in writing and signed by the Accounting Firm, (ii) within the range of the amount of each item in dispute contested by the Representative and Parent on an item by item basis, (iii) furnished to Parent and the Representative as soon as practicable after the items in dispute have been referred to the Accounting Firm, which shall not be more than sixty (60) days after such referral, (iv) made in accordance with this Agreement and (v) conclusive and binding upon the Parties on the date of delivery of such written resolution.  The scope of the disputes to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the definitions of Cash Amount, Debt Amount, Closing Working Capital and Company Transaction Expenses and the methodology set forth on Exhibit A without regard to materiality and the Accounting Firm is not to make any other determination and shall act as an arbitrator and not as an expert.  In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such items claimed by either Parent or the Representative or less than the smallest value of such items claimed by either Parent or the Representative.  Parent and the Representative agree to execute, if requested by the Accounting Firm, a reasonable engagement letter in customary form.  Parent and the Representative agree to cooperate fully with the Accounting Firm and promptly provide all documents and information requested by the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable.  The procedure outlined in this Section 3.7(f) is referred to as the “Dispute Resolution Procedure”.

(g)   Final Closing Statement.  The Proposed Closing Statement shall become the “Final Closing Statement” (i) on the earliest of (A) the first (1st) day following the end of the review period of the Proposed Closing Statement (as calculated in accordance with Section 3.7(d)), if a Notice of Disagreement has not been delivered to Parent by the Representative, (B) the date upon which the Representative acknowledges in writing that it has no objections to the Proposed Closing Statement, (C) the date of resolution of all matters set forth in the Notice of Disagreement pursuant to Section 3.7(e) and (D) the date upon which the Accounting Firm reaches a final, binding resolution of solely those matters specified in any Notice of Disagreement pursuant to Section 3.7(f), (ii) with such changes as are necessary to reflect matters resolved pursuant to any written resolution executed pursuant to Section 3.7(e), on the date such resolution is executed, if all outstanding matters are resolved through such resolution and (iii) with such changes as are necessary to reflect the Accounting Firm’s resolution of matters in dispute, on the date the Accounting Firm delivers its final, binding resolution pursuant to Section 3.7(f).  The date on which the Proposed Closing Statement shall become the Final Closing Statement pursuant to the immediately foregoing sentence is referred to as the “Final Determination Date”.

(h)   Dispute Resolution Expenses.  Parent and the Representative shall each pay their own costs and expenses incurred in connection with the Dispute Resolution Procedure.  The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Parent and the Representative (for the account of the Securityholders) based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm.  For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of the Representative’s position, sixty percent (60%) of the costs payable to the Accounting Firm would be borne by Parent and forty percent (40%) of the costs would be borne by the Representative (for the account of the Securityholders).  The Representative shall be reimbursed in accordance with Section 10.15 for any Charges incurred by the Representative under this Section 3.7, including for the reasonable fees and expenses of any accountants, advisors or other representatives engaged by the Representative in connection with the determination of the Final Closing Statement under this Section 3.7 (including any Dispute Resolution Procedure hereunder).

(i)   No Adverse Actions.  Following the Closing until the Final Determination Date, Parent agrees that it shall not, and shall cause the Acquired Companies not to, solely with respect to the calculations required pursuant to this Section 3.7, take any actions with respect to the accounting books and records of the Acquired Companies on which the Proposed Closing Statement and Final Closing Statement are to be based or the items reflected thereon, that are not consistent with the definitions of Cash Amount, Debt Amount, Closing Working Capital and Company Transaction Expenses.

3.8   Final Adjustment Payment.

(a)   No later than the second (2nd) Business Day following the Final Determination Date:

(i)   if the Adjustment Amount is positive:

(1)   with respect to each Securityholder who shall have delivered to the Company, on or prior to such date, a completed Letter of Transmittal, Parent shall pay, or shall cause the Surviving Company to pay, to each Securityholder such Securityholder’s Pro Rata Share of the Adjustment Amount in excess of the Escrow Amount, which amount shall be payable by wire transfer of immediately available funds to the account designated in such Securityholder’s Letter of Transmittal; provided that in no event will Parent be required to pay an aggregate amount pursuant to this Section 3.8(a)(i)(1) in excess of the Escrow Amount; and

(2)   Parent and the Representative shall provide a joint written instruction to the Escrow Agent to release the Escrow Amount to the Representative, in each case, for further distribution to the Securityholders as if such amounts were being distributed pursuant to Section 3.8(a)(i)(1).

(ii)   if the Adjustment Amount is negative, then Parent and the Representative shall provide a joint written instruction to the Escrow Agent to release the absolute value of the Adjustment Amount to be paid to Parent solely and exclusively from the Escrow Account (up to a maximum amount equal to the then-remaining Escrow Amount) and Parent and the Representative shall provide a joint written instruction to the Escrow Agent to release any portion of the Escrow Amount remaining following such payment to Parent to the Representative for further distribution to the Securityholders as if such amounts were being distributed pursuant to Section 3.8(a)(i)(1).

(b)   Notwithstanding anything to the contrary in this Agreement, Parent’s sole recourse for payment of any such deficiency pursuant to Section 3.8(a)(ii) shall be to the Escrow Account and neither Parent nor the Acquired Companies or any of their respective Affiliates shall have any claim against any Securityholder or the Representative or any of their respective Affiliates in respect thereof.

(c)   Any amount paid in respect of the Adjustment Amount pursuant to this Article III shall be treated by the Parties as an adjustment to the Final Merger Consideration for Tax purposes.

3.9   Post-Closing Matters.  From and after the Closing Date, with respect to each Securityholder who shall not have delivered to the Company, on or prior to the Closing Date, a Letter of Transmittal, Parent shall, promptly (but in no event later than five (5) Business Days) following such Securityholder’s delivery to the Company of a completed Letter of Transmittal, pay, or cause the Surviving Company to pay, all amounts that would previously have been payable with respect to such Equity Securities pursuant to this Article III had such Letter of Transmittal been delivered on or prior to the Closing Date.

3.10   No Withholding.  Parent (and its Affiliates) shall not be entitled to deduct and withhold any amount from the consideration otherwise payable pursuant to this Agreement, except such amounts as Parent (or its Affiliates) is required to deduct and withhold with respect to the making of such payment under applicable Tax Law as a result of a change in Law after the date hereof or any failure to provide any Tax certificate in accordance with Section 3.6(b) or Section 6.8 or as reasonably requested by the Paying Agent (including, for the avoidance of doubt, an IRS Form W-9 or W-8, as applicable); provided, that the Company shall deduct and withhold from any payments required to be made to current or former directors, officers, employees and consultants pursuant to this Agreement such amounts that are required to be deducted and withheld with respect to the making of such payments under any applicable Tax Law. The Parties shall reasonably cooperate to reduce or eliminate any amounts that would be required to be deducted or withheld on any payments hereunder.

3.11   No Liability.  Parent, Merger Subs and the Acquired Companies shall have no Liability to any of the Securityholders for any act or omission by the Escrow Agent, the Representative or Payment Agent pursuant to this Agreement, the Escrow Agreement or the Payment Agent Agreement.  As long as Parent complies with its obligations in Section 3.6(b) to make such payments to Payment Agent, Parent and its Affiliates (including the Acquired Companies) shall have no further responsibility in connection with (or Liability for) payment of the Closing Date Merger Consideration and Securityholders shall only look to Payment Agent for any amount they are due in connection with this Agreement, the Merger and the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
BLOCKERS

Parent acknowledges and agrees that the representations and warranties made by the Company and the Blockers in this Article IV are being made as if the GB Restructuring occurred on or before the date hereof, notwithstanding the fact that the GB Restructuring will not occur until after the date hereof.  Except as disclosed in the Schedules of the Company included in the disclosure letter delivered in connection with this Agreement (the “Disclosure Letter”), the Blockers and the Company represent and warrant to Parent as follows:

4.1   Organization and Qualification.

(a)   Each of the Acquired Companies and GB Holdco is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite organizational power (corporate or otherwise) and authority necessary to own, possess, license, operate or lease its properties and to carry on its business as it is now being conducted.  Each of the Acquired Companies and GB Holdco is duly qualified or licensed as a foreign corporation, limited liability company or other legal entity to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for such failure which, when taken together with all other failures, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)   The Company has delivered to Parent true and correct copies of the Organizational Documents for each of the Acquired Companies and GB Holdco as in effect on the date hereof, and each of the Acquired Companies and GB Holdco is in compliance with such Organizational Documents as of the date hereof.

(c)   Each Blocker has never had any employees or other operations and its only activities have consisted of holding equity interests in the Acquired Companies and activities ancillary thereto. As of the Closing, no Blocker will own any assets other than the equity interests set forth in Schedule 4.1(c) of the Disclosure Letter.  Except for Liabilities incurred in connection with its incorporation, organization or pursuant to holding interests in the Acquired Companies and the transactions contemplated hereby, no Blocker has any Liabilities.  Other than its Organizational Documents, no Blocker is party to any Contract.

4.2   Capitalization of the Company and Blockers.

(a)   Schedule 4.2(a) of the Disclosure Letter sets forth a true and correct list of all the authorized, issued and outstanding Units of the Company, in each case as of the date hereof.  There are no other Units or other equity securities of the Company authorized, issued, reserved for issuance, or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls, or commitments of any character, contingent or otherwise, whatsoever, relating to the

Units of, or other equity or voting interest in, the Company to which any Acquired Company is a party or is bound requiring the issuance, delivery or sale of units of equity interests of the Company.  No Units are subject to preemptive rights, rights of first refusal, rights of first offer, rights of first negotiation or similar rights.  There are no outstanding or authorized options, unit appreciation, phantom unit, profit participation or similar rights with respect to the Units of, or other equity or voting interest in, the Company to which any Acquired Company is a party or is bound.  The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote or consent (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members of the Company on any matter.  Other than the Organizational Documents of the Acquired Companies, the A&R Securityholders Agreement and the A&R Registration Rights Agreement, there are no voting trusts, irrevocable proxies or other contracts or understandings to which the Company is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any Units of, or other equity or voting interest in, the Company or (ii) vote, consent or dispose of any Units of, or other equity or voting interest in, the Company.  All of the issued and outstanding Units of the Company are uncertificated.

(b)   Schedule 4.2(b) of the Disclosure Letter sets forth a true and correct list of all the authorized, issued and outstanding Blocker Securities, in each case as of the date hereof. There are no other shares or units of Blocker Securities or other equity securities of any Blocker authorized, issued, reserved for issuance, held as treasury shares or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls, or commitments of any character, contingent or otherwise, whatsoever, relating to the shares or units of, or other equity or voting interest in, each Blocker, to which any Acquired Company is a party or is bound requiring the issuance, delivery or sale of shares or units of such Blocker.  No Blocker Securities are subject to preemptive rights, rights of first refusal, rights of first offer, rights of first negotiation or similar rights.  There are no outstanding or authorized options, unit appreciation, phantom units, profit participation or similar rights with respect to the shares or units of, or other equity or voting interest in, any Blocker to which any Acquired Company is a party or is bound.  No Blocker has authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote or consent (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members of such Blocker on any matter.  There are no voting trusts, irrevocable proxies or other contracts or understandings to which any Blocker is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any membership interests of, or other equity or voting interest in, such Blocker or (ii) vote, consent or dispose of any shares or units of, or other equity or voting interest in, such Blocker.

(c)   All of the issued and outstanding shares or units of Blocker Securities are duly authorized, validly issued, fully paid, non-assessable and uncertificated.

(d)   On the Closing Date, the amounts set forth on the Allocation Schedule shall have been prepared consistent with the terms of this Agreement and otherwise in accordance with the Organizational Documents of the Company and each Blocker, any award agreement in respect of Company Securities or Blocker Securities, any applicable Contract and applicable Law, including the DLLCA and DGCL, as applicable, and the Allocation Schedule shall be complete and correct.  On the Closing Date, the Management LLC Schedule shall have been prepared consistent with the terms of this Agreement and otherwise in accordance with the Management LLC Agreement, any applicable award agreement and any applicable Contract and applicable Law, and shall be complete and correct.

(e)   The Consenting Company Securityholders are the record and beneficial owners of, in the aggregate, shares of Company Securities entitled to cast votes constituting at least 90% of the votes entitled to be cast on the adoption of this Agreement by holders of Company Securities outstanding on the date hereof, voting together as a single class. The Securityholder Consents and Agreements of the Consenting Company Securityholders constitute, alone and without any other vote or consent of any other Company Securityholder, the Required Company Securityholder Approval.

(f)   The Consenting Blocker 1 Securityholders are the record and beneficial owners of, in the aggregate, shares of Blocker 1 Shares entitled to cast votes constituting at least 90% of the votes entitled to be cast on the adoption of this Agreement by holders of Blocker 1 Shares outstanding on the date hereof, voting together as a single class. The Securityholder Consents and Agreements of the Consenting Blocker 1 Securityholders constitute, alone and without any other vote or consent of any other Blocker 1 Securityholder, the Required Blocker 1 Securityholder Approval.

(g)   The Consenting Blocker 2 Securityholders are the record and beneficial owners of, in the aggregate, shares of Blocker 2 Interests entitled to cast votes constituting at least 90% of the votes entitled to be cast on the adoption of this Agreement by holders of Blocker 2 Interests outstanding on the date hereof, voting together as a single class. The Securityholder Consents and Agreements of the Consenting Blocker 2 Securityholders constitute, alone and without any other vote or consent of any other Blocker 2 Securityholder, the Required Blocker 2 Securityholder Approval.

(h)   The Consenting Blocker 3 Securityholders are the record and beneficial owners of, in the aggregate, shares of Blocker 3 Interests entitled to cast votes constituting at least 90% of the votes entitled to be cast on the adoption of this Agreement by holders of Blocker 3 Interests outstanding on the date hereof, voting together as a single class. The Securityholder Consents and Agreements of the Consenting Blocker 3 Securityholders constitute, alone and without any other vote or consent of any other Blocker 3 Securityholder, the Required Blocker 3 Securityholder Approval.

(i)   The Consenting Blocker 4 Securityholders are the record and beneficial owners of, in the aggregate, shares of Blocker 4 Interests entitled to cast votes constituting at least 90% of the votes entitled to be cast on the adoption of this Agreement by holders of Blocker 4 Interests outstanding on the date hereof, voting together as a single class. The Securityholder Consents and Agreements of the Consenting Blocker 4 Securityholders constitute, alone and without any other vote or consent of any other Blocker 4 Securityholder, the Required Blocker 4 Securityholder Approval.

(j)   The Consenting Blocker 5 Securityholders are the record and beneficial owners of, in the aggregate, shares of Blocker 5 Interests entitled to cast votes constituting at least 90% of the votes entitled to be cast on the adoption of this Agreement by holders of Blocker 5 Interests outstanding on the date hereof, voting together as a single class. The Securityholder Consents and Agreements of the Consenting Blocker 5 Securityholders constitute, alone and without any other vote or consent of any other Blocker 5 Securityholder, the Required Blocker 5 Securityholder Approval.

4.3   Subsidiaries.

(a)   Each Subsidiary of the Company (a “Company Subsidiary”) and each Subsidiary of a Blocker (a “Blocker Subsidiary”), together with the jurisdiction of its organization and the holder of such shares of capital stock, is identified on Schedule 4.3(a) of the Disclosure Letter, and no Company Subsidiary or Blocker Subsidiary has any other capital stock (or other equity, membership or limited liability company interest).  All of the outstanding equity interests of each Company Subsidiary are owned by the Company, by another wholly-owned Subsidiary of the Company or by the Company and another wholly-owned Subsidiary of the Company, and all of the outstanding equity interests of each Blocker Subsidiary are owned by the applicable Blocker, by another wholly-owned Subsidiary of the applicable Blocker or by the applicable Blocker and another wholly-owned Subsidiary of the applicable Blocker, in each case free and clear of all Liens other than (i) Liens on transfer imposed under applicable securities law, (ii) Liens created by Parent’s or its Affiliates’ acts in connection with this Agreement and (iii) Liens set forth on Schedule 4.3(a) of the Disclosure Letter.  All of the outstanding equity interests of each Company Subsidiary and Blocker Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights.

(b)   There are no (i) outstanding or authorized profits interests, stock options, stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, the Company Subsidiaries or the Blocker Subsidiaries to which any Acquired Company is a party or is bound, (ii) irrevocable proxies, voting agreements or trusts or other contracts to which any of the Company Subsidiaries or Blocker Subsidiaries is a party or by which any of the Company Subsidiaries or Blocker Subsidiaries is bound with respect to any shares of capital stock (including with respect to the voting, transfer or other disposition thereof) of any such Subsidiary or (iii) securities, options, puts, calls, warrants, equity-appreciation rights, restricted equity units, equity-based performance units or other rights, agreements, arrangements, restrictions or commitments of any character obligating any of the Company Subsidiaries or Blocker Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in any of the Company Subsidiaries or Blocker Subsidiaries or any securities convertible into or exchangeable for any capital stock or other equity interests, or any debt securities of any of the Company Subsidiaries or Blocker Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person.

(c)   Except as set forth on Schedule 4.3(a) of the Disclosure Letter, (i) the Company does not directly or indirectly own an equity interest in any Person that is not a Company Subsidiary and (ii) no Blocker directly or indirectly owns an equity interest in any Person that is not a Blocker Subsidiary, a GB BlockerCo or the Company.

4.4   Binding Obligation.  Each of the Company, the Blockers and GB Holdco has all requisite corporate or limited liability company authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate or limited liability company action on the part of the Company, the Blockers and GB Holdco and no other corporate or limited liability company proceedings on the part of the Company, any Blocker or GB Holdco are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company, the Blockers and GB Holdco and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other Parties hereto, constitutes the legal, valid and binding obligation of the Company, each Blocker and GB Holdco, enforceable against the Company, the Blockers and GB Holdco in accordance with its terms, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.

4.5   No Defaults or Conflicts.  The execution and delivery of this Agreement by the Company, the Blockers and GB Holdco and the consummation of the transactions contemplated hereby by the members of the PP Group and performance by the members of the PP Group of their respective obligations hereunder (a) does not conflict with or result in any violation of the certificates of incorporation and by-laws, or comparable organizational and governing documents, of any of the members of the PP Group, (b) subject to obtaining any required third party consent or other approvals identified on Schedule 4.5 of the Disclosure Letter, does not conflict with, or result in a breach of (or nonperformance of any obligations under) any of the terms or provisions of, or constitute a default under any Contract to which any of the members of the PP Group is a party or their assets are bound, and (c) assuming compliance with the matters set forth on Schedule 4.6 of the Disclosure Letter, does not violate in any respect any existing applicable Law, Permit, rule, regulation, judgment, order, writ, injunction or decree of, or binding agreement with, any Governmental Authority (each, a “Judgment”) having jurisdiction over any of the members of the PP Group; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to any matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or result in a material adverse effect on the ability of the members of the PP Group to consummate the transactions contemplated hereby.

4.6   No Governmental Authorization Required.  Except for applicable requirements of the HSR Act or similar foreign competition or Antitrust Laws, or as otherwise set forth on Schedule 4.6 of the Disclosure Letter, no consent, license, authorization, declaration or approval or other action by, and no notice to or filing with waiver from or notification to, any Governmental Authority will be required to be obtained or made by any member of the PP Group in connection with the due execution, delivery and performance by any member of the PP Group of this Agreement and the consummation by the members of the PP Group of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to any authorizations, declarations, approvals, notices, filings, waivers from or notifications with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse

Effect or result in a material adverse effect on the ability of the members of the PP Group to consummate the transactions contemplated hereby.

4.7   Financial Statements; No Undisclosed Liabilities; Internal Controls over Financial Reporting.

(a)   The Company has made available to Parent copies of (i) the Audited Financial Statements and (ii) the Balance Sheet and the related statements of income of Opco and its Subsidiaries for the eight months then ended (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements (x) were derived from and prepared in accordance with the underlying books, records and accounts of Opco and its Subsidiaries and (y) were prepared in accordance with GAAP in a manner consistent with past practice, subject, in the case of the Unaudited Financial Statements, to the absence of notes and normal year-end adjustments.

(b)   The Financial Statements present fairly, in all material respects, the consolidated financial position of Opco and its Subsidiaries and the consolidated results of their operations and their cash flows as at the dates and for the periods indicated therein (except as may be indicated in the notes thereto and subject to changes resulting from normal year-end adjustments).

(c)   Except (i) as set forth in the Financial Statements, (ii) for liabilities incurred since the Balance Sheet Date in the ordinary course of business or in connection with the negotiation, execution, delivery or performance of this Agreement or the transactions contemplated hereby and (iii) as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies or the Global Marine Business, the Acquired Companies and the Global Marine Business do not have any material liabilities, debts or obligations that are required by GAAP to be reflected or reserved against in a balance sheet of the Acquired Companies or the Global Marine Business.

(d)   The Company has made available to Parent a copy of the unaudited special purpose carve-out balance sheet as of March 31, 2018 and the related statements of income of the Global Marine Business for the seven months then ended (the “Carve-Out Financial Statements”.  The Carve-Out Financial Statements were derived from and prepared in accordance with the underlying books, records and accounts of the Global Marine Business and present fairly, in all material respects, the consolidated financial position of the Global Marine Business and the consolidated results of its operations and its cash flows as at the dates and for the periods indicated therein (except as may be indicated in the notes thereto and subject to changes resulting from normal year-end adjustments).

(e)   The Acquired Companies have established and maintain internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting.  Since January 1, 2016, no director, manager or officer of any of any member of the PP Group or, to the Company’s Knowledge, auditor or accountant thereof, has received or otherwise had or obtained knowledge of (i) any “material weakness” or “significant deficiency” regarding the accounting or auditing practices, procedures, or methods of the Acquired Companies or the Global Marine Business or their respective internal controls over financial reporting or (ii) any fraud, whether or not material, that involves any director, manager or officer of the Acquired Companies or the Global Marine Business.

4.8   Intellectual Property.

(a)   Schedule 4.8(a) of the Disclosure Letter sets forth a true and correct list of all (i) issued patents and pending patent applications, (ii) Trademark registrations and pending Trademark applications, (iii) copyright registrations and pending copyright applications, and (iv) Internet domain names, in each case (i), (ii), (iii) and (iv), which (A) is owned by any of the Acquired Companies or (B) relates primarily to the Global Marine Business and is owned by any member of the PP Group, in each case of (A) and (B), as of the date hereof and material to the operation of the Global Marine Business as currently conducted (taken as a whole) (collectively, “Scheduled Intellectual Property”).  An Acquired Company is the exclusive owner of the Scheduled Intellectual Property, free and clear of all Liens other than Permitted Liens, and, (1) all Scheduled Intellectual Property is subsisting and (2) to the Company’s Knowledge, all registrations and issuances included in the Scheduled Intellectual Property are valid and enforceable.  To the Company’s Knowledge, no Proceedings (including for post-grant review, inter partes review, opposition, cancellation, revocation or rectification) are pending or threatened in writing against any of the Acquired Companies or any member of the PP Group to the extent relating primarily to the Global Marine Business by any Third Party with respect to the ownership, validity, enforceability, registration or use of the Scheduled Intellectual Property.

(b)   None of the Acquired Companies or members of the PP Group to the extent relating primarily to the Global Marine Business are subject, as of the date hereof, to any outstanding Judgment restricting the use, disclosure, licensing or transfer by the Acquired Companies or the members of the PP Group of any Acquired Company Owned Intellectual Property or, to the Company’s Knowledge, any other Acquired Company Intellectual Property.  As of the date hereof, (i) none of the Acquired Companies owns any proprietary software, and (ii) no member of the PP Group owns any proprietary software used in the Global Marine Business.

(c)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the operation of the Acquired Companies or the Global Marine Business, (i) to the Company’s Knowledge, the Acquired Companies and the Global Marine Business have not, since January 1, 2016, infringed, misappropriated or violated, or are not currently infringing, misappropriating or violating, any Intellectual Property of any Third Party and (ii) there is no written claim pending or, to the Company’s Knowledge, threatened since January 1, 2016 against any of the Acquired Companies or any member of the PP Group to the extent relating primarily to the Global Marine Business with respect to the alleged infringement, misappropriation or violation of any Intellectual Property rights of any Third Party by any of the Acquired Companies or any of the members of the PP Group to the extent relating primarily to the Global Marine Business.

(d)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the operation of the Acquired Companies or the Global Marine Business: (i) to the Company’s Knowledge, no Third Party has, since January 1, 2016, infringed, misappropriated or violated, or is currently infringing, misappropriating or violating, any

Intellectual Property owned by any Acquired Company or any member of the PP Group to the extent relating primarily to the Global Marine Business; and (ii) none of the Acquired Companies or any member of the PP Group to the extent relating primarily to the Global Marine Business has, in writing, asserted or threatened such a claim against any Third Party since January 1, 2016.

(e)   (i) Schedule 4.8(e)(i) of the Disclosure Letter sets forth a true and correct list, as of the date of this Agreement, of all material Intellectual Property licenses granted to any Third Party by any of the Acquired Companies or any member of the PP Group to the extent relating primarily to the Global Marine Business, excluding any non-exclusive Intellectual Property licenses granted in the ordinary course of business to customers, integration partners or other business partners (each, a “License Out”); (ii) Schedule 4.8(e)(ii) of the Disclosure Letter sets forth a true and correct list, as of the date of this Agreement, of all exclusive Intellectual Property licenses granted by Third Parties to any of the Acquired Companies or any member of the PP Group to the extent relating primarily to the Global Marine Business, other than any shrink-wrap or click-wrap agreements for commercially available off-the-shelf software (each, a “License In”); and (iii) to the Company’s Knowledge, there are no grounds on which the Licenses In and Licenses Out could reasonably be expected to be terminated, except where such grounds would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and each License In and License Out is valid and binding on an Acquired Company.

(f)   (i) The Acquired Companies have taken commercially reasonable steps to protect all material Trade Secrets and material confidential information owned by the Acquired Companies and (ii) none of the Acquired Companies has disclosed any such material Trade Secrets or material confidential information to any other Person (except when disclosed subject to obligations of confidence).

(g)   All current and former employees and independent contractors of the Acquired Companies who have been or are involved in the development of potentially patentable inventions, discoveries, creations and other ideas have duly executed and delivered agreements with the applicable Acquired Company assigning or otherwise transferring to the applicable Acquired Company all ownership and other rights of any nature whatsoever of such Person in any Intellectual Property (without additional consideration except as required under applicable Laws) conceived or reduced to practice during the course of such Person’s employment by or service to the applicable Acquired Company.

(h)   The conduct of the businesses of the Acquired Companies and the Global Marine Business has been and is in compliance in all material respects with any and all applicable Laws, contractual requirements, terms of use and privacy policies pertaining to data protection or information privacy, security, collection, use and disclosure.  Personal Data collected, stored and processed by the Acquired Companies or the Global Marine Business can be used by the Acquired Companies or the Global Marine Business after the Closing in the manner presently used and as currently proposed to be used by the Acquired Companies and the Global Marine Business.  The Acquired Companies and the Global Marine Business have used reasonable best efforts to protect the secrecy of Personal Data that the Acquired Companies and the Global Marine Business (or any person on behalf of the Acquired Companies or the Global

Marine Business) collects, stores, uses or maintains for the conduct of its business and to prevent unauthorized use, disclosure, loss, processing, transmission or destruction of or access to such information by any other person. None of the Acquired Companies or the Global Marine Business has been legally required to provide, or provided, any notices to data owners in connection with a disclosure of Personal Data or other non-public information.  There are no material claims pending, or, to the Company’s Knowledge, threatened, against any member of the PP Group alleging a violation of any other person’s Personal Data or privacy or data rights.

(i)   Each of the Acquired Companies has used commercially reasonable efforts and has implemented commercially reasonable procedures to protect, preserve and maintain in all material respects the performance and security of all hardware, computer equipment, communications networks, data centers and other information technology systems owned or leased by the Acquired Companies (“IT Systems”).  Since January 1, 2015, (A) there has been no material failure with respect to any such IT System that has not been remedied prior to the date hereof and (B) to the Company’s Knowledge, there has been no unauthorized access to or use of any such IT System by a Third Party.

4.9   Legal Compliance.

(a)   The business of the Acquired Companies and the Global Marine Business is not being, and has not been since January 1, 2016, conducted in material default or violation of any applicable Law, and the Acquired Companies and the Global Marine Business have not received any written notice or other written communication, or to the Company’s Knowledge, oral notice or communications, that they are in violation in any respect of any applicable Law or the subject of any investigation by any Governmental Authority with respect to any violation of any applicable Law except for defaults or violations that would not, individually or in the aggregate, reasonably be expected to result in Liabilities that would be material to the Acquired Companies and the Global Marine Business, taken as a whole.  The Acquired Companies and the Global Marine Business possess all necessary federal, state, provincial and local, domestic and foreign, governmental Consents, Judgments, certificates, filings, notices, permits, concessions, franchises, licenses and rights from any Governmental Authority (collectively, “Permits”), except where failure to possess such Permits would not, individually or in the aggregate, reasonably be expected to result in Liabilities that would be material to the Acquired Companies and the Global Marine Business, taken as a whole.  Except as would not, individually or in the aggregate, reasonably be expected to result in Liabilities that would be material to the Acquired Companies and the Global Marine Business, taken as a whole, since January 1, 2016, no member of the PP Group has received any written notice, or to the Company’s Knowledge oral notice, from any Governmental Authority asserting that such Governmental Authority intends to revoke, suspend or to not renew any Permit necessary for Global Marine Business.  Since January 1, 2016, there has occurred no violation of, or default (with or without notice or lapse of time, or both) under, any Permit, and all such Permits are valid and in full force and effect.  There are not pending or, to the Company’s Knowledge, threatened Proceedings which would reasonably be expected to result in the termination, revocation, cancellation, non-renewal or impairment of any such Permits except, with respect to any Proceeding in existence as of the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a material impact on the Acquired Companies or the Global Marine Business (taken as a whole) or, with respect to any Proceeding arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)   None of the members of the PP Group and the Global Marine Business is, or is owned or controlled by one or more Persons that are, (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority, in each case, to the extent not inconsistent with U.S. laws (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions, including the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria.

(c)   Since January 1, 2016, none of the members of the PP Group and the Global Marine Business have engaged in, or is now engaged in, directly or to the Company’s Knowledge, indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions.

(d)   The members of the PP Group and the Global Marine Business are, and since January 1, 2016 have been, in compliance with and have not been penalized for or under investigation with respect to, threatened to be charged with or given notice of any violation of, any applicable Sanctions.

(e)   None of the members of the PP Group or any of their respective officers, directors, employees or agents have taken any action on the Company’s behalf in violation of any applicable Trade Control Laws except for actions that would not, individually or in the aggregate, reasonably be expected to result in Liabilities that would be material to the Acquired Companies and the Global Marine Business, taken as a whole.

4.10   Material Contracts.

(a)   Except as otherwise set forth on Schedule 4.10(a) of the Disclosure Letter, as of the date hereof, none of the Acquired Companies or any other member of the PP Group, in each case, to the extent relating to the Global Marine Business, is a party to or bound by any:

(i)     Contract relating to Company Debt;

(ii)   Contract relating to any pending or completed acquisition, merger, consolidation, business combination or divesture of a business, line of business, any equity interests or other material assets (excluding the sale of inventory or the purchase or sale of equipment, in each case, in the ordinary course of business) since January 1, 2017, in each case (1) for consideration in excess of $2,000,000 or (2) pursuant to which any Acquired Company or the Global Marine Business has any material ongoing obligations;

(iii)   non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of the Acquired Companies or the Global Marine Business may be conducted, other than non-solicitation and confidentiality obligations entered into in the ordinary course of business or in connection with a pending or completed acquisition, merger, consolidation, business combination or divesture of a business, line of business, any equity interests or other material assets;

(iv)   Contract with minimum supply commitments or purchase requirements during any twelve-month period or pursuant to which any Acquired Company or the Global Marine Business sold or purchased in excess of $250,000 of products or services in the twelve months ended March 30, 2018;

(v)    voting or other agreement governing how any Company Securities or Blocker Securities shall be voted;

(vi)   Contract with respect to a joint venture or partnership agreement;

(vii)  Contract imposing any most favored nations or most favored customer status, rights of first or last offer, negotiation, exclusivity or refusal obligation on the Acquired Companies or the Global Marine Business that restrict or impact the Global Marine Business in any material respect;

(viii) Contract to allocate, share or otherwise indemnify for Taxes;

(ix)   Contract for the acquisition of capital equipment, fixed assets or other capital expenditures requiring the payment by any Acquired Company or the Global Marine Business of any amount in excess of $500,000 individually, which have not yet been satisfied;

(x)    Contracts for the employment or consulting services of any GM Personnel (i) with annual required payments in excess of $100,000, (ii) that is not terminable at will or upon notice of 60 days or less for a cost (exclusive of costs arising prior to termination) of less than $100,000 or (iii) contains a change of control provision or otherwise would result in any payments in excess of $100,000 to such person upon consummation or as a result of the transactions contemplated hereby;

(xi)   Contracts under which any Acquired Company or the Global Marine Business is a lessee, sublessee or licensee, or holds, occupies or operates, any real property owned by any other party, for which the annual rental payments exceeds $250,000;

(xii)  Contracts (not covered by any of the other clauses in this Section 4.10(a)) requiring aggregate payments in excess of $500,000 which cannot be canceled by any Acquired Company without penalty or without more than 90 days’ notice; and

(xiii) Contracts involving the settlement of any Proceedings entered into since January 1, 2016, requiring aggregate payments by any Acquired Company in excess of $250,000 or pursuant to which any Acquired Company or the Global Marine Business has any ongoing material obligations (other than customary confidentiality obligations).

Collectively, the Contracts listed on Schedule 4.10(a) of the Disclosure Letter, together with any such Contract entered into after the date hereof that would have been required to be set forth in Schedule 4.10(a) of the Disclosure Letter if entered into prior to the date hereof, are referred to herein as the “Material Contracts.”
(b)   Each Material Contract is valid and binding on an Acquired Company or the Global Marine Business and, to the Company’s Knowledge, each other party to such Material Contracts, and is in full force and effect.  The Acquired Companies and the Global Marine Business have not violated, defaulted under or terminated, nor has any Acquired Company or the Global Marine Business given or received notice of, any violation, default or termination under (nor, to the Company’s Knowledge, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation, default or termination under) any Material Contract and, to the Company’s Knowledge, there is no violation, default or termination by any other party to a Material Contract, except where such violations, defaults or terminations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  As of the date hereof, correct and complete copies of all Material Contracts, including all amendments, modifications and supplements thereto and assignments thereof, have been made available to Parent.

4.11   Litigation.  There are no material Proceedings pending or, to the Company’s Knowledge, threatened against any of the Acquired Companies, the Global Marine Business or any of their properties or rights or any of their officers or directors in their capacity as such, in each case, as would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.12   Taxes.

(a)   All material Tax Returns of or with respect to the Acquired Companies that are required to be filed have been timely filed (taking into account any applicable extensions) and all such Tax Returns are complete and accurate in all material respects.

(b)   All material amounts of Taxes owed by the Acquired Companies (whether or not shown as due on a Tax Return) have been timely paid, except for such Taxes, if any, as are being contested in good faith and have been accrued and provided for on their books and records, in each case, in all material respects in accordance with GAAP.

(c)   All material amounts of Taxes that are or will be due and payable by the Acquired Companies that are required to be included in the Blocker Tax Amount or Closing Working Capital have been, as of the Closing Date, included in the Blocker Tax Amount or Closing Working Capital as set forth in the Estimated Closing Statement.

(d)   None of the Acquired Companies has received any written notice from any Governmental Authority of any pending or potential audit or other examination with respect to Taxes. All material deficiencies for Taxes asserted or assessed in writing against the Acquired Companies have been fully and timely paid or settled.

(e)   There are no outstanding agreements or waivers executed or filed by any of the Acquired Companies extending the statutory period of limitations applicable to any claim for Taxes, and no such waiver or extension has been requested in writing by any Governmental Authority.

(f)   Schedule 4.12(f) of the Disclosure Letter lists the classification for U.S. federal income Tax purposes of each of the Acquired Companies.

(g)   All material amounts of Taxes which any of the Acquired Companies is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, supplier, stockholder or other third party have been duly withheld or collected.

(h)   No written claim has been made in the last three (3) years by any Governmental Authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction.

(i)   None of the Acquired Companies has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, nor obtained any private letter ruling of the IRS or comparable ruling of any other Governmental Authority, in each case which is currently in effect.

(j)   There are no Liens for unpaid Taxes on the assets of the Acquired Companies (other than Permitted Liens).

(k)   None of the Acquired Companies (i) is party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes, (ii) has ever been a member of any affiliated, consolidated, combined, unitary or other group for Tax purposes or (iii) has any material Liability for Taxes of any Person (other than an Acquired Company) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, or otherwise.

(l)   All related-party transactions involving the Acquired Companies are at arms-length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder. Each of the Acquired Companies has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code, the Treasury Regulations promulgated thereunder and any other applicable Law.

(m)   None of the Acquired Companies will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or before the Closing Date, (ii) any installment sale or open transaction disposition, intercompany transaction or intercompany account made or existing on or before the Closing Date or (iii) any prepaid amount received outside of the ordinary course of business on or prior to the Closing Date.

(n)   None of the Acquired Companies has participated in, nor is currently participating in, a “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b).

(o)   The Company has in effect a valid election under Section 754 of the Code.

(p)   Since January 1, 2014, none of the Acquired Companies has distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(q)   As of the first quarter of 2018, the Global Marine Business had an aggregate tax basis (giving effect to any adjustments under Section 743(b) of the Code applicable to the equity held, directly or indirectly, by the Blockers) in depreciable plant, property and equipment of at least the amount set forth in Schedule 4.12(q)(i) of the Disclosure Letter and in amortizable section 197 intangibles (as defined in Section 197 of the Code) of at least the amount set forth in Schedule 4.12(q)(ii) of the Disclosure Letter.

(r)     Section 4.13 and this Section 4.12 contain the sole and exclusive representations and warranties of the Company with respect to any Tax matters.

4.13 Employee Benefit Plans.

(a)   Schedule 4.13(a) of the Disclosure Letter sets forth a list of all material employee welfare benefit plans (as defined in Section 3(1) of ERISA), employee pension benefit plans (as defined in Section 3(2) of ERISA), and all bonus, equity or equity-based compensation, employee loan, stock purchase, benefit, profit sharing, savings, retirement, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, educational, employee assistance, incentive, employment, deferred compensation, change in control, termination, retention or severance plans, programs, agreements or arrangements and other similar material fringe or employee benefit plans, programs, agreements or arrangements sponsored, maintained or contributed to by the Company or any of its Affiliates (including any Acquired Company, Management LLC, GB Holdco or any of its Subsidiaries) for the benefit of any GM Personnel (together, the “Employee Benefit Plans”).  Employee Benefit Plans shall not include any employee benefit plans or other compensatory or benefit arrangements sponsored by a Governmental Authority. Schedule 4.13(a) sets forth each Employee Benefit Plan that, as of immediately prior to Closing, will be sponsored by an Acquired Company (collectively, the “Acquired Company Benefit Plans”).

(b)   The Company has delivered or made available to Parent true and correct copies of (i) all Employee Benefit Plans, (ii) the latest IRS determination letters or opinion letters obtained with respect to any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, (iii) the most recent annual actuarial valuation report, if applicable, (iv) the most recently filed Form 5500 and schedules thereto, if applicable, and (v) the most recent summary plan description, if applicable.

(c)   Except as would not be material to the Company or its Affiliates, (i) all Employee Benefit Plans have been maintained and administered in accordance with their terms and applicable Laws, (ii) there are no claims, lawsuits, investigations, inquiries, audits or arbitrations (other than routine claims for benefits) pending or, to the Company’s Knowledge, threatened in writing, against any of the Employee Benefit Plans, and (iii) no administrative investigation, audit or other administrative Proceeding involving any Employee Benefit Plan by any Governmental Authority is pending, in progress or, to the Company’s Knowledge, threatened in writing.
(d)   All payments (including premiums due) and all employer and employee contributions required to have been made or collected in respect of each Employee Benefit Plan have been made or collected when due, or if applicable, accrued on the Balance Sheet, except for any such payment, contribution or accrual as to which the failure to make, collect or accrue (as applicable) would not reasonably be expected, individually or in the aggregate, to be material to the Company or its Affiliates.

(e)   Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS to such effect, and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to cause the loss of such qualification.

(f)    Neither the Company nor any of its ERISA Affiliates has within the previous six years prior to Closing established, maintained or contributed to, or has an obligation to maintain or contribute to a “multiemployer plan” (as defined in Section 3(37) of ERISA).  Other than as set forth on Schedule 4.13(f) of the Disclosure Letter, neither the Company nor any of its ERISA Affiliates contributes to or maintains a plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Neither the Company nor any of its ERISA Affiliates has within the previous six years prior to Closing established, maintained or contributed to, or has an obligation to maintain or contribute to a “multiple employer plan” (as defined in Section 4064 of ERISA) or any plan that is a defined benefit pension plan, regardless of whether subject to ERISA. Neither the Company nor any of its ERISA Affiliates has within the previous six years prior to Closing contributed to, sponsored or maintained a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.  Except as required by the continuous coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code, none of the Company or any of its Affiliates provides or has an obligation to provide health, dental or life insurance benefits to any GM Personnel following retirement or termination of employment.

(g)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event(s), (i) entitle any GM Personnel to payment under an Employee Benefit Plan, (ii) accelerate the time of payment, funding, or vesting of any benefits in respect of any GM Personnel under any Employee Benefit Plan, (iii) increase the amount of compensation or benefits due to any GM Personnel, or (iv) give rise to any amount that would not be deductible by the Company or any of its Affiliates under Section 280G of the Code after giving effect to Section 6.7. Except as set forth on Schedule 4.13(g) of the Disclosure Letter, no GM Personnel is entitled to any Tax gross up, make whole or similar payment with respect to any Taxes imposed under Section 409A or 4999 of the Code or otherwise.

(h)   Schedule 4.13(h)(i) of the Disclosure Letter sets forth a list, as of the date hereof, of all GM Employees located in China.  Schedule 4.13(h)(ii) set forth a list, as of the date hereof, of all GB U.S. Employees.

4.14   Environmental Compliance.

(a)   The Acquired Companies and the Global Marine Business are, and since January 1, 2016, have been, in compliance with all applicable Environmental Requirements, which compliance includes obtaining and complying with all Permits required under applicable Environmental Requirements and, to the Company’s Knowledge, maintaining such compliance is not reasonably expected to require the Acquired Companies or the Global Marine Business to incur unbudgeted and material capital or other costs over the next twelve (12) months, except where failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Acquired Companies and the Global Marine Business have not, since January 1, 2016, received any written communication from a Governmental Authority alleging that any Acquired Company or the Global Marine Business is not in compliance with or has any Liability under any Environmental Requirements, which remains unresolved and which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)   The Acquired Companies and the Global Marine Business are not subject to any pending Proceedings, or to the Company’s Knowledge, any investigations or threatened Proceedings arising under or relating to Environmental Requirements (and “Environmental Proceeding”) that could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)   Neither the Acquired Companies or the Global Marine Business, nor, to the Company’s Knowledge, any other Person, have Released any Hazardous Materials at, on, under, in or from any property or facility now or previously owned, leased or operated by any Acquired Company or the Global Marine Business, in quantities or concentrations that would require any Acquired Company or the Global Marine Business to conduct, fund or reimburse costs to a Third Party for an investigation or remedial action under Environmental Requirements, except for such investigation or remedial action, nor, to the Company’s Knowledge, has there been any exposure to any Hazardous Materials, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)   To the Company’s Knowledge, the Acquired Companies and the Global Marine Business have not retained or assumed, either contractually or by operation of Law, any Liabilities that would reasonably be expected to result in an Environmental Proceeding against the Acquired Companies or the Global Marine Business, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)   To the Company’s Knowledge, the Acquired Companies and Global Marine Business have delivered true and complete copies of all material environmental reports, including Phase I and Phase II environmental site assessments, in each case in the Acquired Companies’ or the Global Marine Business’s possession and relating to the real property owned or leased by or the operations of the Acquired Companies or the Global Marine Business.

4.15   Insurance.

(a)   Schedule 4.15(a) of the Disclosure Letter sets forth a list, as of the date of this Agreement, of each insurance policy maintained by the Acquired Companies or the Global Marine Business (collectively, the “Insurance Policies”).  After giving effect to the GB Restructuring, no member of the PP Group or Securityholder or the Affiliate of any Securityholder (other than the Acquired Companies) own or hold any insurance policies relating to the properties, assets or business of the Acquired Companies or the Global Marine Business, and have not owned or held such policies at any time.

(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Acquired Companies and the Global Marine Business has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party.  All material claims under the Insurance Policies have been filed in a timely fashion.

4.16   Liens; Real and Personal Property.

(a)   Set forth on Schedule 4.16(a) of the Disclosure Letter is a complete and correct list of all the Owned Real Property as of the date hereof.  An Acquired Company has good and insurable fee title in each Owned Real Property, free and clear of all Liens other than Permitted Liens.  With respect to each Owned Real Property, (i) there are no outstanding options or rights of first refusal in favor of any third party to purchase the Owned Real Property or any portion thereof or interest therein, (ii) except as set forth on Schedule 4.16(a) of the Disclosure Letter, none of the Acquired Companies or members of the PP Group have leased, licensed or otherwise granted anyone the right to use or occupy such Owned Real Property or any portion thereof or have collaterally assigned or granted any other security interest in any such fee estate or any interest therein; and (iii) to the Company’s Knowledge, there is no condemnation or other proceeding in eminent domain, pending or threatened, affecting any portion of such Owned Real Property.

(b)   Set forth on Schedule 4.16(b) of the Disclosure Letter is a complete and correct list of all the Leased Real Property as of the date hereof.  None of the Acquired Companies or the Global Marine Business holds a leasehold interest in any real property pursuant to a ground lease.  The Company has made available to Parent prior to the execution of this Agreement true and correct copies of each Real Property Lease.  Each Real Property Lease is valid and binding on an Acquired Company or the Global Marine Business and is in full force and effect, enforceable against the other parties thereto, and an Acquired Company has good and valid leasehold title in each Leased Real Property, free and clear of all Liens other than Permitted Liens.  With respect to each Leased Real Property, (i) the applicable Acquired Company or the Global Marine Business has performed all obligations required to be performed by it to date under such Real Property Lease; (ii) the applicable Acquired Company and the Global Marine Business has not violated, defaulted under or terminated, nor, as of the date hereof, has such Acquired Company or the Global Marine Business given or received notice of, any violation, default or termination under (nor, to the Company’s Knowledge, does there exist, as of the date hereof, any condition which with the passage of time or the giving of notice or both would result in such a violation, default or termination under) any Real Property Lease, and, to the Company’s Knowledge, there are no material defaults by any other party to such Real Property Lease; (iii) except as set forth on Schedule 4.16(b) of the Disclosure Letter, none of the Acquired Companies or the Global Marine Business have subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Real Property or any portion thereof or have collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein; and (iv) to the Company’s Knowledge, there is no condemnation or other proceeding in eminent domain, pending or threatened, affecting any portion of such Leased Real Property, except, in the case of clause (i) and (ii) above, where such violations, defaults or terminations would not, individually or in the aggregate, result in a Company Material Adverse Effect.

(c)   Each of the Acquired Companies has good title to all personal property and assets owned by it, except where the failure to have such good title would not, individually or in the aggregate, result in a Company Material Adverse Effect.

4.17   Transactions with Affiliates.  Except for arrangements or other relationships between or among members of the Acquired Companies, or between or among members of the GB Group, and except for employment agreements entered into in the ordinary course of business, no Affiliate, officer, director or manager of any member of the PP Group, any member of such Person’s family, Securityholder or Affiliate of any of the foregoing (collectively, “Related Persons”) (a) owes to any Acquired Company or the Global Marine Business any amount, nor does any Acquired Company or the Global Marine Business owe any amount to, commit to make any loan or extend or guarantee credit to, or for the benefit of, any Related Person or (b) is a party to, or otherwise involved in, any Contract, business arrangement or other relationship with any Acquired Company or the  Global Marine Business (together with the A&R Securityholders Agreement and the A&R Registration Rights Agreement, the “Affiliate Contracts”).

4.18   Absence of Certain Changes or Events.  Since the Balance Sheet Date (a) there has not been any event or state of facts that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect and (b) members of the PP Group have (i) except as contemplated by this Agreement, in all material respects, operated the Acquired Companies and the Global Marine Business in the ordinary course of business consistent with past practices and (ii) not taken any action that, if taken during the period covered by Sections 6.1(b)(iii), 6.1(b)(v), 6.1(b)(vii), 6.1(b)(viii), 6.1(b)(ix), 6.1(b)(x) and 6.1(b)(xi) hereof, would be prohibited by Section 6.1.

4.19   Brokers.  Except as set forth on Schedule 4.19 of the Disclosure Letter, no broker, finder or similar intermediary has acted for or on behalf of the Acquired Companies or the Global Marine Business in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Acquired Companies or the Global Marine Business or any action taken by them.

4.20   Collective Bargaining; Labor Disputes; Compliance with Employment Laws.

(a)   There are no collective bargaining agreements to which the Company or its Affiliates is a party or under which it is bound in respect of any GM Employee.  The GM Employees are not represented by any union, works council or other employee organization.  To the Company’s Knowledge, none of the Company or any of its Affiliates are the subject of any union organizing campaign or drive in respect of GM Employees.  There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened, to be brought or filed with the National Labor Relations Board or other labor relations tribunal in respect of GM Employees.  Except as would not reasonably be expected to result in a material liability to the Acquired Companies or the Global Marine Business, none of the Company or any of its Affiliates is the subject of any strike, dispute, walk-out, work stoppage, slow down or lockout involving the Company or any of its Affiliates with respect to any GM Employee nor, to the Company’s Knowledge, is any such activity threatened as of the date hereof.

(b)   Except as would not reasonably be expected to result in a material liability to the Acquired Companies or the Global Marine Business, the Company and its Affiliates have complied with all Laws relating to the employment and safety of labor in respect of the GM Employees, including the National Labor Relations Act, the Wet op de Ondernemingsraden (“Dutch Works Council Act”) and related provisions (or equivalent Laws) relating to wages, hours, benefits, collective bargaining, worker classification, workers’ compensation, contributions to compensation or benefit funds or programs, and all applicable occupational safety and health acts and Laws.

(c)   (i) There is no unfair labor practice charge or comparable or analogous complaint pending or, to the Company’s Knowledge, threatened before the National Labor Relations Board (or equivalent regulatory body, tribunal or authority) against the Company or any of its Affiliates with respect to any GM Personnel, (ii) none of the Company or any of its Affiliates is involved in or, to the Company’s Knowledge, threatened with, any organized labor dispute, material grievance, or proceeding relating to labor matters involving any GM Employee which, if adversely decided, would reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies and (iii) there is no grievance, arbitration hearing, or arbitration award pending or, to the Company’s Knowledge, threatened against the Company or any of its Affiliates with respect to any GM Employee which, if adversely decided, would reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies.

(d)   Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) require the Company or any of its Affiliates to inform, consult with or obtain the approval of any labor or trade union, work council or other employee representative, including pursuant to the Dutch Works Council Act or (ii) require any GM Personnel to consent to any of the actions contemplated by Section 8.4 of this Agreement.

4.21   Unlawful Payments.

(a)   None of the members of the PP Group, nor any of their respective directors, managers, employees, officers or, to the Company’s Knowledge, any agents or representatives associated with or acting for or on behalf of the members of the PP Group, has, directly or indirectly (a) made, offered, accepted, solicited or promised to make or offer any unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity, (b) made, offered, accepted, solicited or promised to make any unlawful payment or offered, promised or authorized the payment of anything of value to any foreign or domestic government officials or employees or any foreign or domestic political parties or candidate for political office for the purpose of: (i) influencing any act or decision of such Person or of the government; (ii) inducing such Person or government to do or refrain from doing any act in violation of a lawful duty; (iii) obtaining or retaining business or to direct business to or with any Person; (iv) expediting or securing the performance of official acts of a routine nature; or (v) otherwise securing an improper advantage, (c) made, promised to pay, offered, accepted or solicited any other payment in violation of Law to any official of any Governmental Authority, including but not limited to bribes, gratuities, kickbacks, lobbying expenditures, political contributions or contingent fee payments, or (d) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any applicable anti-corruption or anti-bribery Law.

(b)   Since January 1, 2016, the members of the PP Group have instituted, maintained and enforced policies and procedures designed to promote and ensure compliance with all applicable Anti-Corruption Laws, and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

4.22   Sufficiency of the Assets.  At the Closing, assuming receipt of all applicable Consents of Governmental Authorities and other third parties, taking into account all services and rights to be delivered or given pursuant to this Agreement and the TSA and giving effect to the GB Restructuring and the Debt Financing, the Group Companies will own or have the right to use all of the assets (which includes intangible assets and Intellectual Property), rights, title, interest, Contracts, licenses, permits, and properties, in each case free and clear of all Liens (other than Permitted Liens), that are (a) owned, beneficially or of record, held or controlled by the Company and its Affiliates (including the Group Companies) primarily related to the Global Marine Business and (b) necessary for Parent to conduct the Global Marine Business immediately following the Closing in substantially the same manner in all material respects as the Global Marine Business was conducted during the Reference Period; provided, however, that nothing in this Section 4.22 shall be deemed to constitute a representation or warranty, express or implied, as to: (i) the future or historical financial condition, results of operations, prospects, business, assets or liabilities of the Acquired Companies and the Global Marine Business or relationships with landlords, the ability of the Acquired Companies and the Global Marine Business to enter into new markets, maintain licenses, leases and Permits, obtain regulatory consents, or renew Real Property Leases (including on favorable terms)), whether made by the Acquired Companies, any of their Affiliates or any of their respective managers, partners, officers, directors, employees, advisors, consultants, agents or representatives, whether in any individual, corporate or any other capacity; (ii) the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Acquired Companies’ and Global Marine Business’s assets or any part thereof; or (iii) the adequacy of amounts of cash or working capital (or the availability of the same).

4.23   Voting Requirements.

(a)   The Required Company Securityholder Approval is the only vote or written consent of any persons holding any of the Units or other securities of the Company necessary to execute, deliver, adopt and perform this Agreement and to consummate the Company Merger and the other transactions contemplated by this Agreement (other than the Blocker Mergers) under the Organizational Documents of the Company, the Company Securities and applicable Law, including the DLLCA, or any other Contract to which the Company may be bound.

(b)   The Required Blocker Securityholder Approvals are the only votes or written consents of any persons holding any of the Blocker Securities or any other securities of the Blockers necessary to execute, deliver, adopt and perform this Agreement and to consummate the Blocker Mergers and the other transactions contemplated by this Agreement (other than the Company Merger) under the Organizational Documents of the Blockers and applicable Law, including the DLLCA and the DGCL, or any other Contract to which the Company may be bound.

4.24   Material Customers and Material Suppliers.  Schedule 4.24 of the Disclosure Letter sets forth the Material Customers and the Material Suppliers.  As of the date of this Agreement, no Material Customer or Material Supplier has ceased doing business with the Acquired Companies or the Global Marine Business and none of the members of the PP Group or any of their Affiliates has received, from any Material Customer or Material Supplier, to the Company’s Knowledge, notice (a) terminating, or stating the intent to terminate, such Material Customer’s or Material Supplier’s relationship with the Acquired Companies or the Global Marine Business, (b) indicating that such Material Customer intends to materially reduce its purchase of products from the Acquired Companies or the Global Marine Business or that such Material Supplier intends to materially reduce its sale of products or services to the Acquired Companies or the Global Marine Business or (c) indicating that it will materially alter the terms upon which it is willing to do business with the Acquired Companies or the Global Marine Business.  Since March 31, 2018, (i) no Material Customer has reduced its annualized purchase of products from the Acquired Companies or the Global Marine Business by more than twenty percent (20%) of the dollar value of such Material Customer’s purchases for the twelve months ended on such date and (ii) no Material Supplier has reduced its annualized sale of products or services to the Acquired Companies or the Global Marine Business by more than 20% of the dollar value of such Material Supplier’s sale of products or services for the twelve months ended on such date.

4.25   No Implied Representations and Warranties.  The representations and warranties of the Company and the Blockers contained in this Article IV as qualified by the Disclosure Letter constitute the sole and exclusive representations and warranties of the Acquired Companies to Parent and Merger Subs in connection with the transactions contemplated hereby, and all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, the future or historical financial condition, results of operations, prospects, business, assets or liabilities of the Acquired Companies and the Global Marine Business or relationships with landlords, the ability of the Acquired Companies and the Global Marine Business to enter into new markets, maintain licenses, leases and Permits, obtain regulatory consents, or renew Real Property Leases (including on favorable terms)), whether made by the Acquired Companies, any of their Affiliates or any of their respective managers, partners, officers, directors, employees, advisors, consultants, agents or representatives, whether in any individual, corporate or any other capacity, are specifically disclaimed by the Company and the Securityholders.  None of the Acquired Companies or any of the Securityholders make or provide any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Acquired Companies’ and Global Marine Business’s assets or any part thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Parent and each Merger Sub represent and warrant to the Company as follows:

5.1   Organization of Parent and Merger Sub.  Each of Parent and each Merger Sub is a corporation or limited liability company, validly existing and in good standing under the Laws of the jurisdiction in which it is organized.

5.2   Ownership of Merger Sub; No Prior Activities.  Each Merger Sub is a wholly‑owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activity other than as contemplated by this Agreement.  Except for obligations or liabilities incurred in connection with the transactions contemplated by this Agreement, each Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

5.3   Authorization; Enforceability.  Each of Parent and each Merger Sub has requisite organizational power (corporate or otherwise) and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the other agreements contemplated hereby by Parent and each Merger Sub and the consummation by Parent and each Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary organizational (corporate or otherwise)  action, and no other organizational (corporate or otherwise) proceedings on the part of Parent and each Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby, other than the filing and recordation of the Certificates of Merger.  This Agreement has been duly executed and delivered by the Parent and each Merger Sub and, assuming the due authorization, execution and delivery by the other Parties, constitutes the valid and legally binding obligation of Parent and each Merger Sub, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.

5.4   Noncontravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Parent and each Merger Sub with any of the terms or provisions hereof will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which Parent, any Merger Sub or their respective Affiliates or any of their respective properties or assets is subject or any provision of their respective Organizational Documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, Contract, lease, license, instrument or other arrangement to which Parent or any Merger Sub is a party or by which it is bound or to which any of their respective properties or assets are subject; provided, however, no representation or warranty is made in foregoing clauses (i) and (ii) with respect to such matters that, individually or in the aggregate, would not result in a Parent Material Adverse Effect.  Except for the filing of the Certificates of Merger under the DLLCA, DGCL and the pre‑merger notification requirements of the HSR Act or where the failure to give notice to, make any filing with or obtain the authorization, consent or approval of a Governmental Authority would not have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of the Merger Subs needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

5.5   Brokers’ Fees.  Neither Parent nor any of the Merger Subs has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement other than those that are solely the responsibility of Parent.

5.6   Litigation.  There are no (a) Proceedings pending against, or to Parent’s Knowledge, threatened against, Parent or Merger Subs or their respective Affiliates or (b) material judgment, order or decree against Parent, Merger Subs or their respective Affiliates, in each case, that would result in a Parent Material Adverse Effect.

5.7   Financial Ability.  As of the Closing, Parent will have sufficient immediately available funds to consummate the transactions contemplated hereby, including the payment of the amounts payable pursuant to Section 3.6 and the payment of all associated costs and expenses of Parent in connection with the transactions contemplated by this Agreement.  Parent has provided the Company a true and complete copy, as of the date hereof, of an executed commitment letter and fee letter (as may be amended or replaced from time to time in accordance with the terms of this Agreement, collectively, the “Debt Financing Commitment Letters”) from Morgan Stanley Senior Funding, Inc. (“MSSF”, together with each lender that becomes a party to such commitment letter as a commitment party thereunder, the “Lenders”) to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein for the purpose of funding in part the cash consideration for the Merger (the “Debt Financing”) (provided, that provisions in any fee letter included in the Debt Financing Commitment Letters related solely to fees, economic terms and “flex” provisions may be redacted so long as none of the redacted provisions would reasonably be expected to adversely affect the availability of or impose additional conditions on, the availability of the Debt Financing at the Closing).  As of the date hereof, none of the Debt Financing Commitment Letters have been amended or modified and no such amendment or modification is contemplated or pending (other than amendments or modifications to the Debt Financing Commitment Letters solely to add lenders, lead arrangers, bookrunners, syndication agents and similar entities).  As of the date hereof, each Debt Financing Commitment Letter is valid, binding and, to Parent’s Knowledge, enforceable by Parent against the other parties thereto in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally or (b) applicable equity principles (whether considered in a proceeding at law or in equity).  As of the date hereof, each Debt Financing Commitment Letter is in full force and effect and the respective obligations and commitments have not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect and no such withdrawal, rescission or termination is contemplated by Parent or any Merger Sub or, to the knowledge of Parent and each Merger Sub, the other parties thereto (other than any customary amendment to include new lenders, lead arrangers, book runners, syndication agents and other similar entities).  As of the date hereof, no event has occurred which (with or without notice, lapse of time, or both) constitutes or would reasonably be expected to constitute a breach or default on the part of Parent or any Merger Sub or, to the Knowledge of Parent and the Merger Subs, any of the other parties to the Debt Financing Commitment Letters.  Assuming the satisfaction of the conditions contained in Section 7.1 and Section 7.2 hereof, as of the date hereof, Parent has no reason to believe that any of the conditions in the Debt Financing Commitment Letters will not be satisfied, or that the full amount of the Debt Financing will not be made available at or prior to Closing in order to consummate the Merger.  As of the date hereof, no Lender has notified Parent of its intention to terminate any of the Debt Financing Commitment Letters or not to provide the Debt Financing. Assuming (i) the satisfaction of the conditions in Section 7.1 and Section 7.2 hereof and (ii) that the Debt Financing is funded in accordance with the terms of the Debt Financing Commitment Letters, the aggregate net proceeds from the Debt Financing will be sufficient to fund the Closing Date Merger Consideration, the payment of any fees and expenses of or payable by Parent and the Merger Subs and any other amounts required to be paid by Parent and the Merger Subs in connection with the consummation of the Merger and the other transactions contemplated hereby (the “Required Financing Amount”).  Parent has paid in full any and all commitment or other fees required by any of the Debt Financing Commitment Letters that are due as of the date hereof, and will pay, after the date hereof, all such fees as they become due.  As of the date hereof, there are no side letters or other Contracts (other than an engagement letter dated the date hereof between Parent and MSSF, a term loan commitment letter dated the date hereof between Parent and MSSF, and a term loan fee letter dated the date hereof between Parent and MSSF, each of which, for the avoidance of doubt, relates to the proposed refinancings of the Debt Financing and each of which does not modify the terms or conditions of the Debt Financing) relating to the Debt Financing to which Parent or any of its subsidiaries is a party, other than as expressly set forth in the Debt Financing Commitment Letters.  The Debt Financing Commitment Letters are not subject to any conditions other than as expressly set forth therein.  As of the date hereof, each of Parent and each of the Merger Subs is unaware of any fact or occurrence existing on the date hereof that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Debt Financing Commitment Letters inaccurate or that would reasonably be expected to cause the Debt Financing Commitment Letters to be ineffective.

5.8   Solvency.  Neither Parent nor any Merger Sub is entering into this Agreement or the other agreements contemplated hereby to which it is, or is specified to be, a party, with the intent to hinder, delay or defraud either present or future creditors.  Immediately after giving effect to the Merger and the other transactions contemplated by this Agreement (including any financing in connection with the Closing), the Surviving Blockers and the Surviving Company and each of its Subsidiaries will be Solvent.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Surviving Blockers, the Surviving Company or its Subsidiaries.

5.9   Acknowledgements by Parent and Merger Subs.

(a)   Parent and Merger Subs acknowledge that they have conducted to their satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Acquired Companies, and, in making their determination to proceed with the transactions contemplated by this Agreement, Parent and Merger Subs have relied solely on the results of their own independent investigation and verification and the representations and warranties of the Company and the Blockers expressly and specifically set forth in Article IV (Representations and Warranties of the Company and Blockers) as qualified by the Disclosure Letter.  Such representations and warranties by the Company and the Blockers constitute the sole and exclusive representations and warranties of the Acquired Companies to Parent and Merger Subs in connection with the transactions contemplated hereby, and Parent and Merger Subs understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, the future or historical financial condition, results of operations, prospects, business, assets or liabilities of the Acquired Companies or relationships with landlords, the ability of the Acquired Companies to, enter into new markets, maintain licenses, leases and Permits, obtain regulatory consents, or renew real property leases (including on favorable terms)), whether made by the Acquired Companies, any of their Affiliates or any of their respective managers, partners, officers, directors, employees, advisors, consultants, agents or representatives, whether in any individual, corporate or any other capacity, are specifically disclaimed by the Company, the Blockers and the Securityholders.  None of the Company, the Blockers or any Securityholder makes or provides, and Parent and Merger Subs hereby waive, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Acquired Companies’ assets or any part thereof.  Parent and Merger Subs, on behalf of themselves and any of their Affiliates, specifically disclaim any reliance on any representations and warranties other than the representations and warranties contained in Article IV.

(b)   PARENT AND MERGER SUBS SPECIFICALLY ACKNOWLEDGE AND AGREE THAT, (X) PARENT AND MERGER SUBS ARE ACQUIRING THE COMPANY AND BLOCKERS ON AN “AS IS, WHERE IS” BASIS AND (Y) OTHER THAN THE REPRESENTATIONS SET FORTH IN ARTICLE IV (REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND BLOCKERS), NONE OF THE ACQUIRED

COMPANIES, THE SECURITYHOLDERS (INCLUDING THE REPRESENTATIVE) OR ANY OTHER PERSON (INCLUDING, ANY OF THE ACQUIRED COMPANIES’ AFFILIATES OR ANY OF THEIR RESPECTIVE MANAGERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, ADVISORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) IS MAKING, AND NEITHER PARENT NOR ANY MERGER SUB IS RELYING ON, ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE ACQUIRED COMPANIES, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) PARENT OR ANY MERGER SUB OR ANY OF PARENT’S REPRESENTATIVES.

(c)   In connection with the investigation by Parent and Merger Subs of the Acquired Companies, Parent and Merger Subs have received or may receive from the Acquired Companies certain projections, forward looking statements and other forecasts.  Parent and Merger Subs acknowledge that there are uncertainties inherent in attempting to make such projections, forward looking statements and other forecasts, that Parent and Merger Subs are familiar with such uncertainties, that Parent and Merger Subs are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, forward looking statements and other forecasts so furnished to it (including the reasonableness of the assumptions underlying such projections, forward looking statements and other forecasts), and that none of the Acquired Companies, any of the Securityholders (including the Representative) or any of their respective Affiliates or any of their respective managers, partners, officers, directors, employees, advisors, consultants, agents or representatives, whether in an individual, corporate or any other capacity, will have or be subject to any Liability or indemnification obligation to Parent or Merger Subs or any other Person resulting from (nor shall Parent or Merger Subs have any claim with respect to) the distribution to Parent or Merger Subs, or Parent’s, any Merger Sub’s use of, or reliance on, any information, documents, projections, forward looking statements, and forecasts (including the reasonableness of the assumptions underlying such projections, forward looking statements and forecasts), or other material made available to Parent or any Merger Sub in certain “data rooms,” confidential information memoranda or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement, regardless of the legal theory under which such Liability may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

ARTICLE VI

PRE-CLOSING COVENANTS

6.1   Conduct of Business.  Except as set forth on Schedule 6.1 of the Disclosure Letter as required by applicable Law, as expressly contemplated or permitted by any other provision of this Agreement (including the GB Restructuring) or as otherwise consented to in writing by Parent (which such consent may not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing, the Company and each Blocker, as applicable, covenants and agrees that:

(a)   The Company shall cause each of its Affiliates (other than each Blocker) to conduct the business of the Acquired Companies and the Global Marine Business in the ordinary course, in a manner consistent with past practice and in compliance in all material respects with all applicable Laws and Judgments and use commercially reasonable efforts to preserve substantially intact its present business organizations, preserve its material relationships with suppliers, consultants, clients, customers and other persons having business dealings with it. Each Blocker shall conduct, and cause its Affiliates to conduct, the business of such Blocker in all material respects according to its ordinary course of business in substantially the same manner as heretofore conducted.

(b)   Each Blocker and the Company shall not, and the Company shall not permit any Acquired Company or any Affiliate of the foregoing (to the extent related to the Global Marine Business) to:

(i)   (A) transfer, issue, grant, deliver, sell, redeem or purchase, or authorize or propose the transfer, issuance, grant, delivery, sale, redemption or purchase of, any shares of capital stock of any class or other equity interests of, or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares, equity interests, or convertible securities (collectively, “Equity Securities”) of any such Acquired Company or Blocker or (B) adjust, split, combine, subdivide, consolidate, reclassify or effect a similar change in capitalization with respect to any Equity Securities;

(ii)   amend the Organizational Documents of any Acquired Company;

(iii)   sell, lease, sublease, license, assign, transfer, encumber or otherwise dispose of (including by way of merger, consolidation or otherwise), abandon or fail to maintain any (A) of its material assets (other than any Intellectual Property), whether real, personal or mixed, other than in the ordinary course of business or (B) Acquired Company Owned Intellectual Property other than grants of non-exclusive licenses pursuant to license agreements in the ordinary course of business;

(iv)   declare, set aside, or pay any dividend or other distribution in respect of any of the Acquired Companies’ equity interests (other than dividends of cash or cash equivalents, including tax distributions) or any direct or indirect redemption, purchase, or other acquisition of such stock;

(v)   make any change in any method of financial accounting or financial accounting principles and practices or its fiscal year, in each case, except as required by GAAP or applicable Law;

(vi)   create, incur, assume or guarantee any Company Debt in excess of $10,000,000; provided, that, for the avoidance of doubt, borrowings under the Credit Facilities shall not require the consent of Parent and shall not be limited by such amount;

(vii)   make any acquisition or investment in any material assets, securities, properties, interests or business, either by purchase of assets, stock or securities or by merger or consolidation, having a purchase price of more than $2,500,000 individually or $5,000,000 in the aggregate for all such acquisitions and investments;

(viii)   commence or pay, discharge, settle or satisfy any material Proceedings, other than any settlement, payment, discharge or satisfaction in an amount less than $1,000,000; provided that the settlement of any such Proceeding does not result in any material continuing obligations of the Acquired Companies or the Global Marine Business (other than customary confidentiality obligations) and does not impose material restrictions (other than customary confidentiality obligations) on the Acquired Companies or the Global Marine Business;

(ix)   make, change or revoke any material Tax election, settle or compromise any Tax Contest relating to a material amount of Taxes, file any material amended Tax return, change any material Tax accounting period or method or surrender any right to claim a material Tax refund;

(x)   amend, modify, terminate or permit to lapse any Permit required to operate the Global Marine Business;

(xi)   (A) other than in the ordinary course of business or as may be required in connection with the GB Restructuring, amend, renew, terminate, cancel or grant any material release or waiver under any Material Contract or (B) enter into or amend any Contract granting any Person an option or a first refusal, first-offer or similar preferential right to purchase or containing exclusivity arrangements, a “most favored nations” clause or a covenant not to compete (including the type of Contract described in Section 4.10(a)(viii)), in each case binding on any Acquired Company;

(xii)   Except as may be required by an Employee Benefit Plan (including any existing employment agreements) or applicable Law or to effect the provisions set forth in Section 8.4, the Company shall not and shall not permit any of their respective Affiliates to (1) increase the compensation or benefits of, or enter into any new bonus agreement with, any GM Personnel whose annual base compensation is in excess of $100,000, (2) enter into any new employment or severance agreement (other than solely to satisfy the requirements of applicable Law) with any GM Personnel, (3) establish any new or amend any existing Employee Benefit Plan in respect of GM Personnel, (4) involuntarily terminate any GM Employee whose base annual compensation is in excess of $100,000, other than for “cause” (as determined in the Company’s reasonable discretion and, if applicable, in accordance with any GM Employee’s employment agreement), (5) hire any individual who would be considered a GM Employee whose annual base compensation is in excess of $100,000, (6) enter into any collective bargaining agreement with respect to any GM Employee or (7) accelerate the vesting of any compensation or benefits with respect to any GM Personnel;

(xiii)   make any capital expenditures for the Global Marine Business that are in the aggregate in excess of $500,000; or

(xiv)   agree, whether in writing or otherwise, to do any of the foregoing.

6.2   Efforts to Consummate; Regulatory Matters and Approvals.

(a)   Except as otherwise provided in this Agreement, each of the Parties agrees to use its best efforts to, and to cause its Affiliates to, cause the Closing to occur as soon as possible after the date hereof, including satisfying the conditions precedent set forth in Article VII within the control of such Party, defending against any Proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed, and executing any additional instruments reasonably requested by another Party (without cost or expense to the executing party) necessary to carry out the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(b)   Each of Parent and the Company will, and will cause its Affiliates to, give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents and approvals of, any Governmental Authority which are necessary to consummate the transactions contemplated hereby.  Without limiting the generality of the foregoing, the Parties shall, and shall cause their Affiliates to, no later than five (5) Business Days after the date hereof, prepare and file with the United States Department of Justice (the “DOJ”) the notification and report form required under the HSR Act or any foreign Antitrust Laws for the transactions contemplated hereby and, to the extent applicable, seek to obtain early termination of the waiting period thereunder.  Each of the Parties shall, and shall cause its Affiliates to, file as soon as practicable and advisable any supplemental or additional information which may reasonably be requested by the DOJ and any other Governmental Authority in connection with such filings and shall comply in all material respects with all applicable Law relating thereto.  Parent shall be responsible for the payment of all filing fees payable to a Governmental Authority.

(c)   Without limiting the generality of the foregoing, Parent shall, and shall cause its Subsidiaries and Affiliates to, promptly take any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Act, as amended, and any other applicable Law (including foreign laws) designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”) that may be required by any Governmental Authority, so as to enable the Parties to cause the Closing to occur as soon as practicable and in any event prior to the Outside Date, including (i) proposing, negotiating, offering to commit and effect (and if such offer is accepted, committing to and effecting), by order, consent decree, hold separate order, trust, or otherwise, the sale, divestiture, license, disposition or hold separate of such assets or businesses of Parent or the Company or their respective Subsidiaries (or, in the case of Parent, its Affiliates), or otherwise offering to take or offering to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent or the Company or their respective Subsidiaries (or, in the case of Parent, its Affiliates)) to the extent legally permissible, and if the offer is accepted, taking or committing to take such action, (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or the Company or their respective

Subsidiaries or Affiliates, (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent or the Company or their respective Subsidiaries or Affiliates, and (iv) entering or offering to enter into agreements and stipulating to the entry of an order or decree or filing appropriate applications with any Governmental Authority in connection with any of the actions contemplated by the foregoing clauses (i) through (iii) (provided, that the Company shall not be obligated to take any such action unless the taking of such action is conditioned upon the consummation of the Merger and the other transactions contemplated by this Agreement) (each, a “Remedial Action”), in each case, as may be necessary, required or advisable in order to obtain clearance under the HSR Act or other applicable Law, to avoid the entry of, or to effect the dissolution of or to vacate or lift, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that would otherwise have the effect of restraining, preventing or delaying the consummation of the Merger or the other transactions contemplated hereby, or to avoid the commencement of any Proceeding that seeks to prohibit the Merger or any other transaction contemplated by this Agreement.

(d)   Notwithstanding the foregoing or any other provision of this Agreement, neither Parent nor any of its Affiliates shall be required to take any Remedial Action either with respect to the Global Marine Business or Parent to the extent that such action, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on (i) the Global Marine Business or (ii) Parent (measured on the basis of a business of comparable size to the Global Marine Business, and excluding, for such purpose, Parent’s fitness business) (a “Burdensome Condition”).  The Company and their Affiliates shall agree to any Remedial Action with respect to the Global Marine Business only as and to the extent directed by Parent, so long as such Remedial Action is conditioned on the Closing.

(e)   Without limiting the generality of the foregoing, if any objections are asserted with respect to the Merger or the other transactions contemplated hereby under the HSR Act or other applicable Law or if any Proceeding, whether judicial or administrative, is instituted by any Governmental Authority or any private party challenging the Merger or any of the other transactions contemplated hereby as violative of the HSR Act or other applicable Law, each of the Parties shall, and shall cause its Affiliates to, cooperate with one another and Parent shall use its best efforts to (i) oppose or defend against any action to prevent or enjoin consummation of the Merger and the other transactions contemplated hereby and/or (ii) take any and all actions as necessary to overturn any action by any Governmental Authority or private party to block consummation of the Merger and any of the other transactions contemplated hereby, including by defending any Proceeding brought by any Governmental Authority or private party in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any applicable Law or order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Merger or the other transactions contemplated hereby, or in order to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such applicable Law so as to permit consummation of the Merger and the other transactions contemplated by this Agreement.  Except as may be prohibited by any Governmental Authority or by any applicable Law, Parent, on the one hand, and the Company on the other, will, and the Company will cause its Affiliates to, reasonably consult and cooperate with one another and consider in good faith the views of one another in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Proceeding under or relating to the HSR Act.  In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, in connection with any Proceeding under or relating to the HSR Act or other Antitrust Laws, each of Parent, on the one hand, and the Company, on the other, will, and the Company will cause its Affiliates to, permit outside counsel of the other Party to be present at each meeting or conference relating to any such Proceeding and to be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such Proceeding.

(f)   The Parties shall, and shall cause their Affiliates to, promptly notify the other Parties of any correspondence or contact with the DOJ or any other Governmental Authority and except as may be prohibited by any Governmental Authority or by any applicable Law, or as necessary to preserve any applicable legal privilege, shall, and shall cause their Affiliates to, furnish to the other Parties (if necessary or advisable, on an outside counsel basis) all such information in its possession as may be necessary for the completion of any required reports or notifications.  Neither Parent nor the Company shall, and shall cause their Affiliates not to, agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting.  Notwithstanding the foregoing, Parent shall control (i) the strategy for obtaining any consents, waivers and approvals from any Governmental Authority concerning the transactions contemplated by this Agreement and (ii) the positions to be taken, the regulatory actions to be requested and the submissions to be made (including, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals) in any filing with any Governmental Authority concerning the transactions contemplated by this Agreement and any related investigation, inquiry, litigation or other regulatory matter by or before, or any negotiations with, any Governmental Authority; provided that Parent shall in good faith consult with the Representative with respect to such strategy, positions, requested regulatory action and submissions.

6.3   Disclosure Letter.  Each matter, information or item disclosed in the Disclosure Letter shall be in writing and shall qualify this Agreement.  The inclusion of an item in a Schedule to the Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by any Party, as applicable, that such item (or any non-disclosed item or information of comparable or greater significance) represents an exception or material fact, event or circumstance or that such item constitutes or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or that such item or fact will in fact exceed any applicable threshold limitation set forth in this Agreement.  The inclusion of any matter, information or item in the Disclosure Letter shall not be deemed to constitute an admission of any Liability by the Company to any third party, any Governmental Authority, under any Law or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of the Agreement.  Nothing in the Disclosure Letter is intended to broaden the scope of any representation, warranty or covenant of the Company contained in this Agreement.  The Disclosure Letter shall not be construed as, is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company.  Any fact or item that is disclosed in any Schedule to the Disclosure Letter in a way as to make its relevance or applicability to information called for by any other Schedule to the Disclosure Letter reasonably apparent from the face of such disclosure shall be deemed to be disclosed in such other Schedule, notwithstanding the omission of a reference or cross-reference thereto.  Descriptions of terms or documents summarized in the Disclosure Letter shall be qualified in their entirety by the documents themselves.  The Disclosure Letter may contain information which is not specifically required by this Agreement and has been disclosed for informational purposes only.

6.4   Publicity.  Neither the Company nor Parent shall, and shall not permit any of their Affiliates or representatives to, issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall not restrict or prohibit (a) the Company from (i) making any announcement to its employees, customers and suppliers to the extent the Company reasonably determines in good faith that such announcement is necessary or advisable or (ii) disclosures made to direct and indirect investors of Genstar Capital Management LLC in connection with normal fund raising and related marketing or informational or reporting activities of Genstar Capital Management LLC or its Affiliates so long as such disclosures are subject to customary confidentiality obligations or (b) any Party from making any other announcement (i) as may be required by applicable Law or (ii) which is consistent with the initial press release and the terms of this Agreement and does not contain any information relating to the Parties or this Agreement or the transactions contemplated hereby that has not been previously announced or made public in accordance with the terms of this Agreement.

6.5   Access.

(a)   Prior to the Closing, the Company will, and shall cause its Affiliates to, permit Parent and its representatives (including legal counsel, accountants and prospective Lenders) to have, upon prior written notice, reasonable access during normal business hours, in compliance with applicable Law and in a manner so as not to (i) unreasonably interfere with the normal business operations of the Acquired Companies, to the premises, management, books, records, Contracts and documents of or pertaining to the Acquired Companies or the Global Marine Business or (ii) impose any material costs on the Acquired Companies; provided, that the Company shall not be required to afford such access or furnish such copies or other information if such disclosure would reasonably be expected to result in the loss of attorney-client privilege, or trade secret protection held by the Acquired Companies or violate confidentiality obligations owing to third parties; provided, further that the Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide the access or information sought in a manner that does not jeopardize such attorney-client privilege, trade secret protection or confidentiality obligations.  None of the Company or any of the Securityholders (including the Representative) makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.5(a), and neither Parent nor any Merger Sub may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s or the Blockers’ representations and warranties contained in Article IV.  Notwithstanding the foregoing, in no event shall Parent or any of its representatives have any right to perform invasive or subsurface investigations of the properties or facilities of the Acquired Companies.  All requests for information made pursuant to this Section 6.5(a) shall be directed to the chief executive officer or chief financial officer of the Company.  Parent shall comply with, and shall cause its representatives to comply with, all of its and their obligations under the Confidentiality

Agreement with respect to the information disclosed pursuant to this Section 6.5(a), which agreement will remain in full force and effect.

(b)   Within ten (10) Business Days of the date of this Agreement, the Company and Parent shall develop a mutually agreeable work plan relating to the preparation of audited and pro forma financial statements contemplated by the TSA and shall use reasonable best efforts to implement the elements of such work plan in accordance with such work plan.

6.6   Termination of Affiliate Contracts.  At or prior to the Closing, the Company shall, and shall cause the members of the PP Group to take such action as may be necessary to cause the Affiliate Contracts and/or any other Contracts set forth in Schedule 6.6 of the Disclosure Letter to be terminated without any penalty, cost or consideration to be payable or incurred by any Acquired Company or the Global Marine Business following the Closing and all payments thereunder to be made prior to the Closing and for the parties thereto to release and waive any and all claims that any of them may have thereunder as of the Closing.  The Company will provide Parent with a reasonable opportunity to review and comment on any Contracts, resolutions, consents, filings and other documents related to such terminations , which comments the Company shall consider in good faith. With effect from the Closing, none of the Acquired Companies or the Global Marine Business, on the one hand, nor any Related Person, any other member of the PP Group or Securityholder or any of their Affiliates, on the other hand, shall have any obligation or Liability to the other in respect of any such terminated Affiliate Contract or any other terminated Contracts set forth in Schedule 6.6 of the Disclosure Letter.

6.7   Section 280G Approval.  To the extent applicable, prior to Closing, the Company shall (a) solicit waivers from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Code (hereafter, “Section 280G”) (the “Waived 280G Benefits”), and (b) solicit the approval of the Securityholders in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of any Waived 280G Benefits.  The Company shall forward to Parent at least three (3) Business Days prior to the submission to the Securityholders copies of all documents prepared by the Company in connection with this Section 6.7 for Parent’s review and comment, and the Company shall consider in good faith such comments of Parent.

6.8   FIRPTA.  At or prior to the Closing, (a) each of the Blockers shall deliver to Parent a certification from such Blocker, in form and substance as required under Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), stating that an interest in such Blocker is not a United States real property interest, together with notice to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2), and (b) each of the Company Securityholders (other than the Blockers) shall provide a certificate, in form and substance as required under Treasury Regulations Section 1.1445-2(b) and Section 1446(f) of the Code, certifying to such Company Securityholder’s non-foreign status.

6.9   Representations and Warranties Insurance Policy.  In connection with the Closing, a buyer-side representations and warranties insurance policy (the “R&W Insurance Policy”) may be purchased by Parent. Parent shall be responsible for paying for paying 100% of the costs and expenses relating to the R&W Insurance Policy.

6.10   Financing.

(a)   Prior to the Closing, the Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause the members of the PP Group to use commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its and the members of the PP Group’s respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the “PP Group Representatives”) to, at Parent’s sole expense, provide any cooperation that is reasonably necessary and customary and reasonably requested by Parent to assist Parent in the arrangement of the Debt Financing and any permanent debt financing proposed to be incurred to refinance the Debt Financing, including (i) facilitating direct contact between appropriate senior management and advisors of the Company, on the one hand, and the Financing Sources, on the other hand, at reasonable times and intervals, (ii) assisting with the preparation of customary materials for lender presentations, bank information memoranda, road show presentations, materials for rating agency presentations and similar documents reasonably required in connection with obtaining and syndicating the Debt Financing, (iii) participating at reasonable times in a reasonable number of meetings or conference calls required in connection with obtaining and syndicating the Debt Financing, (iv) furnishing Parent and the Financing Sources with the financial statements required by Paragraph 3 of Exhibit B to the Debt Financing Commitment Letters and any other information (business, financial or otherwise) regarding the Company and its Subsidiaries that is readily available and (x) reasonably necessary for Parent to prepare pro forma financial information for use in any of the materials described in clause (ii) above or (y) is otherwise required by the Debt Financing Commitment Letter or that is reasonably requested by Parent to facilitate the Debt Financing, (v) the Company’s executing and delivering customary authorization letters on a non-reliance basis in connection with the marketing materials for the Debt Financing (the “Authorization Letters”), (vi) cooperating with the Financing Sources’ due diligence relating to the transactions contemplated by this Agreement and (vii) promptly furnishing to the Financing Sources prior to the Closing all documentation and other information that any such Financing Sources have reasonably requested in writing at least 10 Business Days prior to Closing and that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; provided, however, that (w) no such cooperation shall be required to the extent that it would (A) cause any condition to the Closing set forth in Section 7.1 or Section 7.2 to not be satisfied or otherwise cause any breach of this Agreement or (B) reasonably be expected to conflict with or violate any member of the PP Group’s organizational documents or any Law, result in the loss of privilege, or result in the contravention of, or result in a violation or breach of, or default under, any material Contract of any member of the PP Group, (x) nothing herein shall require such cooperation to the extent it would require any of the PP Group or any of the PP Group Representatives to pay any fees or expenses or otherwise incur any Liability or give any indemnities prior to the Closing (except (A) in the case of the Acquired Companies only, to the extent the payment of any such fee or expense is conditioned on the consummation of the Merger or (B) Parent has advanced the amount of such fees, expenses or liabilities to the relevant member of the PP Group), (y) (A) no member of the PP Group (other than Acquired Companies) nor any of the PP Group’s Representatives (other than officers and directors of the Acquired Companies that will continue in such capacities with such Acquired Companies following Closing) shall be required to execute or deliver any documentation and (B) no Acquired Companies nor any PP Group Representatives of Acquired Companies (other than officers and directors of the Acquired Companies that will continue in such capacities with such Acquired Companies following Closing) shall be required to execute or deliver any documentation that becomes effective prior to the consummation of the Closing (other than Authorization Letters), and (z) no such cooperation shall be required that unreasonably interferes with the business or the ongoing operations of the PP Group.  Notwithstanding anything to the contrary provided herein or in the Confidentiality Agreement, Parent shall, to the extent reasonably necessary to obtain the Debt Financing, be permitted to share information obtained from or on behalf of the Company with the Financing Sources and the other Lender Related Parties, subject to customary confidentiality undertakings by such Financing Sources with respect thereto.  Notwithstanding anything in this Agreement to the contrary, if (i) Parent seeks to obtain any Alternative Debt Financing Commitment Letter or Alternative Debt Financing, (ii) the cooperation required to be provided pursuant to this Section 6.10(a) in connection with such Alternative Debt Financing Commitment Letter or Alternative Debt Financing is more onerous than what is required to be provided pursuant to this Section 6.10(a) with respect to the Debt Financing Commitment Letters in effect on the date hereof without giving effect to any Alternative Debt Financing Commitment Letter or Alternative Debt Financing contemplated thereunder (to the extent more onerous, the “Incremental Debt Financing Cooperation”), and (iii) the Company fails to provide any portion of such Incremental Debt Financing Cooperation, then such failure to provide such Incremental Debt Financing Cooperation shall not be deemed to be a breach of this Section 6.10(a) for purposes of this Agreement.

(b)   Parent shall indemnify and hold harmless the PP Group and the PP Group Representatives and their respective Affiliates from and against any and all losses, damages, liabilities, taxes, costs and expenses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith.  Parent shall, upon the request of the relevant member of the PP Group, promptly reimburse such member of the PP Group or its PP Group Representatives for all documented out-of-pocket costs or expenses incurred by such member of the PP Group or such PP Group Representative, as applicable, in connection with the cooperation required by Section 6.10(a).  No member of the PP Group nor any PP Group Representative shall have any liability in respect of any information provided pursuant to Section 6.10(a).

(c)   Notwithstanding anything contained herein to the contrary, each of Parent and the Merger Subs acknowledges and agrees that (i) neither the obtaining of the Debt Financing nor the obtaining of any other financing is a condition to the Closing, and (ii) none of Parent’s or the Merger Subs’ respective obligations hereunder are conditioned in any manner upon Parent or the Merger Subs obtaining the Debt Financing or any other financing in respect of the transactions contemplated hereby.

(d)   Each of Parent and each Merger Sub shall (i) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing on the terms and conditions described in the Debt Financing Commitment Letters (including, to the extent required in accordance with the terms thereof, the exercise of so-called “flex” provisions), including using reasonable best efforts to (A) satisfy on a timely basis all conditions precedent to funding applicable to Parent and Merger Subs in the Debt Financing Commitment Letters and the definitive financing agreements to be entered into pursuant thereto and, upon the satisfaction or waiver of all of the conditions set forth in Section 7.1 and Section 7.2, to consummate the Debt Financing no later than the Closing in accordance with Section 2.2, and (B) maintain in full force and effect the Debt Financing Commitment Letters until the funding of the Debt Financing at Closing and to negotiate, execute and deliver definitive agreements with respect to such Debt Financing consistent with the terms and conditions contemplated by the Debt Financing Commitment Letters (subject to any applicable “flex” provisions) or, if applicable, on terms that are no less favorable to Parent and each Merger Sub than the terms contained in the Debt Financing Commitment Letters (taking into account any “flex” provisions applicable thereto), (ii) upon the satisfaction of all conditions precedent to funding in the Debt Financing Commitment Letters, enforce the obligations of the Financing Sources to fund the Debt Financing, and (iii) comply in all material respects with their obligations under the Debt Financing Commitment Letters and definitive financing agreements entered into pursuant thereto.  Upon request of the Company, Parent shall promptly update the Company in reasonable detail of any material developments concerning the status of the Debt Financing.  Parent and each Merger Sub shall provide the Company, upon request, with copies of any definitive agreements for the Debt Financing and such other information and documentation regarding the Debt Financing as may be entered into prior to Closing.  In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment Letters (subject to any applicable “flex” provisions applicable thereto), (A) Parent shall notify the Company, and (B) Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative debt financing from alternative debt financing sources (the “Alternative Debt Financing”), upon terms and conditions not less favorable to Parent and each Merger Sub than the terms and conditions set forth in the Debt Financing Commitment Letters (assuming the full exercise of any applicable “flex” provisions), in an aggregate amount that, when taken together with the available portion (if any) of the Debt Financing and other immediately available cash and cash equivalents of Parent and the Merger Subs, would be sufficient to pay the Required Financing Amount.  In the event any Alternative Debt Financing is obtained in accordance with this Section 6.10(d), references in this Agreement to the Debt Financing shall be deemed to refer to such Alternative Debt Financing to the extent the Debt Financing has been replaced thereby, if one or more commitment letters and/or fee letters are entered into in connection with such Alternative Debt Financing (such commitment letters and fee letters, the “Alternative Debt Commitment Letters”), references in this Agreement to the Debt Financing Commitment Letters shall be deemed to refer to the Alternative Debt Commitment Letters to the extent the Debt Financing Commitment Letters have been replaced thereby, and all obligations of Parent, the Merger Subs and the Company pursuant to this Section 6.10 shall be applicable thereto to the same extent as the obligations of Parent, the Merger Subs and the Company with respect to the Debt Financing Commitment Letters replaced thereby.  None of Parent and the Merger Subs shall permit or consent to (1) any amendment, supplement or modification to, or any waiver of any provision under, any Debt Financing Commitment Letter if such amendment, supplement, modification or waiver (w) imposes new or additional conditions, or otherwise expands any of the conditions, to the initial funding of the Debt Financing at Closing from those set forth therein on the date hereof, (x) would reasonably be expected to materially and adversely impact the ability of Parent or any Merger Sub to enforce its rights against the other parties to the applicable Debt Financing Commitment Letter (provided, that Parent and Merger Subs may replace or amend the Debt Financing Commitment

Letters solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitment Letters as of the date hereof), (y) would reasonably be expected to materially impair, materially delay or prevent the availability of all or a portion of the Debt Financing or the consummation of the transactions contemplated by this Agreement, or (z) would reduce the aggregate cash amount of the Debt Financing to an amount that is less than the Required Financing Amount, or (2) early termination of the Debt Financing Commitment Letters (other than in connection with Alternative Debt Financing).  Parent shall furnish to the Company a copy of any amendment, modification or waiver of any Debt Financing Commitment Letter upon execution thereof, in each case, to the extent entered into prior to Closing; provided, that any amendment of any fee letter may be redacted to the extent permitted under Section 5.7.  Parent shall promptly notify the Company in writing (I) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to any Debt Financing Commitment Letter or definitive agreement for the Debt Financing of which Parent obtains knowledge, (II) of the receipt by any of Parent, any Merger Sub or any of their respective Affiliates or representatives of any notice or other communication from any Financing Source with respect to any actual, threatened or alleged material breach, default, termination or repudiation by any party to any Debt Financing Commitment Letter or any definitive agreement for the Debt Financing or any provision of the Debt Financing contemplated pursuant to any of the foregoing (including any proposal by any Financing Source to withdraw, terminate or make a material change in the terms of (including the amount of Debt Financing contemplated by) the Debt Financing Commitment Letters), (III) if for any reason any of Parent or any Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Financing Commitment Letters or the definitive agreements for the Debt Financing and (IV) of the termination or expiration prior to Closing of any Debt Financing Commitment Letter or definitive agreement for the Debt Financing.  As soon as practicable, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in this Section 6.10(d).

6.11   Pre-Closing Reorganization.

(a)   At or prior to the Closing, the Company shall cause the Acquired Companies, GB Holdco and the other members of the PP Group to perform the restructuring activities set forth on Schedule 6.11 of the Disclosure Letter (such Schedule, the “Reorganization Plan” and such transactions and actions, the “GB Restructuring”). Any changes to the Reorganization Plan proposed by the Representative after the date hereof and at any time prior to Closing shall be subject to Parent’s prior written consent, with such changes that are approved by Parent to be incorporated in a revised Reorganization Plan.  For the sake of clarity, Parent acknowledges and agrees that the representations and warranties made by the Blockers and the Company in Article IV are being made as if the GB Restructuring occurred on or before the date hereof, notwithstanding the fact that the GB Restructuring will not occur until after the date hereof.

(b)   The Company and Blockers shall afford Parent the opportunity to review and comment on the Contracts, resolutions, consents, filings and other documents to effectuate the GB Restructuring (the “GB Restructuring Documents”), which comments the Company shall consider in good faith but shall not be obligated to accept so long as the GB Restructuring Documents are substantially consistent with the Reorganization Plan.  Subject to the other terms of this Agreement, Parent, the Company and the Blockers shall, and shall cause their respective Affiliates to, comply with the terms of the Reorganization Plan.

(c)   None of the Acquired Companies shall be required to make any representations or warranties or sign or provide any release or indemnity in favor of the GB Group in the GB Restructuring Documents.  The GB Restructuring Documents shall provide that none of the Acquired Companies will have any Reorganization Plan Liabilities or obligations to any member of the GB Group or any other Person following the completion of the GB Restructuring.

(d)   GB Holdco shall be responsible for all Reorganization Plan Liabilities, which shall be GB Liabilities.

(e)   As used in this Agreement, “Reorganization Plan Liabilities” means all Liabilities arising out of or incurred as a result of the GB Restructuring, including:  (i) Liabilities (including Liabilities for any Transfer Taxes, but excluding amounts included in the Blocker Tax Amount) arising from asset or Liability transfers prior to the Closing (but, for the avoidance of doubt, not from the assumption of any Global Marine Liabilities as contemplated by the Reorganization Plan), (ii) Liabilities for the expenses of the formation of new entities by the Company or its Affiliates prior to the Closing required pursuant to the Reorganization Plan (but, for the avoidance of doubt, excluding any entity formed by Parent or its Affiliates), (iii) Liabilities arising from a failure by the Acquired Companies, GB Holdco or their respective Affiliates to comply with this Section 6.11 (in the case of any Acquired Company, solely, for failures to comply before the Closing) and (iv) Liabilities for expenses in connection with regulatory filings, notarial and registration fees, and other similar payments to any Governmental Authority to implement the Reorganization Plan prior to Closing.

6.12   Settlement of Intercompany Accounts.  Prior to the Closing, the Company shall, and shall cause the Acquired Companies and its and their respective Affiliates to, cause all intercompany indebtedness, accounts, and balances between and among any Acquired Companies or the Global Marine Business, on the one hand, and the other members of the PP Group or the GB Business, on the other hand, to be eliminated with no further Liability or obligation on the part of any Person.

6.13   Resignations.  At least ten (10) Business Days prior to the Closing, the Company shall, and shall cause the Acquired Companies and its and their respective Affiliates to, provide Parent with a true, accurate and complete list of (a) the names of the members of the board of directors (or similar governing body) of each of the Acquired Companies and (b) the names and titles of each of the officers of each of the Acquired Companies. The Company shall use reasonable best efforts to deliver to Parent on the Closing Date resignation letters of such members of the board of directors (or comparable governing body) of each Acquired Company and officers of each Acquired Company which have been requested in writing by Parent at least seven (7) Business Days prior to the Closing Date, such resignation letters to be effective concurrently with the Closing.

6.14   Non-Solicitation.  Prior to the Closing, the Company shall not, and shall cause its Affiliates not to, directly or indirectly, (a) solicit, initiate, or knowingly encourage, or take any other action to knowingly facilitate, any Alternative Proposal or any inquiry or proposal that would reasonably be expected to lead to an Alternative Proposal, (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (other than Parent) any information with respect to, or otherwise cooperate in any way with, any Alternative Proposal or any inquiry, term sheet or proposal that would reasonably be expected to lead to an Alternative Proposal or (c) approve, endorse, recommend, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement or merger, acquisition or similar agreement constituting or contemplating any Alternative Proposal.  The Company shall, shall cause its Affiliates to and shall use reasonable best efforts to cause its and its Affiliates’ respective representatives to, immediately cease all solicitation, encouragement, discussions and negotiations regarding any inquiry or proposal pending on the date of this letter agreement that constitutes, or would reasonably be expected to lead to, an Alternative Proposal.

6.15   Notice of Merger; Written Consents.

(a)   As promptly as practicable following the date of this Agreement, the Company shall, and shall cause its Affiliates to, deliver all required notices and information to the Securityholders under the DLLCA, DGCL and the Organizational Documents of the Company and each Blocker.

(b)   The Company shall use its commercially reasonable efforts to, and shall cause its Affiliates to use commercially reasonable efforts to, obtain duly executed Securityholder Consents and Agreements from all Securityholders (other than the Consenting Securityholders) as promptly as practicable following the date of this Agreement.

6.16   Takeover Statutes.  If any Takeover Statute or similar Law shall become applicable to the transactions contemplated by this Agreement, each of the Company, Merger Subs, Parent and Blockers and their respective board of directors (or equivalent governing body) shall, and the Company and the Blockers shall cause their respective Affiliates to, grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

6.17   Notice of Certain Events.  From the date of this Agreement to the Closing: (i) the Company and the Blockers shall promptly, upon obtaining knowledge of the following, advise Parent orally and in writing of any breach of the representations and warranties contained in Article IV and of any other fact or event that would cause or constitute a breach of the covenants in this Agreement made by the Company, GB Holdco or any Blocker, in each case, which would result in any condition set forth in Article VII not being satisfied and (ii) Parent shall promptly, upon obtaining knowledge of the following, advise the Company of any breach of the representations and warranties contained in Article V and of any other fact or event that would cause or constitute a breach of the covenants in this Agreement made by Parent or the Merger Subs, in each case, which would result in any condition set forth in Article VII not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements, undertakings, obligations or conditions to the obligations of the parties under this Agreement.

6.18   Company Transaction Expenses.  At least two (2) Business Days prior to the Closing, the Company shall cause each payee of Company Transaction Expenses to submit to the Company a reasonably detailed written invoice (a copy of which will be promptly provided to Parent) for the full amount of such payee’s Company Transaction Expenses, which invoice shall provide that, upon payment of such invoice, all amounts due to such payee by the Acquired Companies or the Representative arising from, or in connection with, this Agreement or the transactions contemplated hereby shall be paid in full.

6.19   Payoff Letters.  At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent copies of executed Payoff Letters in customary form for the Company Debt listed in Schedule 6.19 of the Disclosure Letter (which shall include or be accompanied by releases in customary form of all Liens securing such Company Debt).

6.20   Consents.  Each of the Parties hereto will use its reasonable best efforts to obtain all Consents of all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing; provided that (a) Parent or its Affiliates shall not contact any customer or supplier of the Acquired Companies with respect to any such Consent without the prior consent of the Company and (b) no Party shall be required to pay any consideration or compromise any rights not otherwise required by this Agreement in order to obtain any such Consents.

6.21   Transaction Litigation.  Prior to the Closing, in the event that any Proceeding relating to the Merger or the other transactions contemplated hereby is brought or threatened in writing against any member of the PP Group or any of their respective directors or officers, the Company and the Blockers will, promptly notify in writing Parent of such Proceeding or threatened Proceeding and shall keep Parent informed on a reasonably current basis with respect to the status thereof.  Subject to applicable Law, the Company shall, and shall cause its Affiliates to, give Parent the opportunity, at Parent’s cost and expense, to participate in the defense or settlement of any such Proceeding, and no such settlement shall be agreed to without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

ARTICLE VII

CONDITIONS PRECEDENT TO THE CLOSING

7.1   Conditions Precedent to Each Party’s Obligations.  The respective obligations of each Party to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the affected Party:

(a)   No Legal Prohibition.  No statute, rule, regulation, ruling, consent, decree, Judgment, injunction or order shall be enacted, promulgated, entered or enforced by any court or

Governmental Authority which would prohibit the consummation of the transactions contemplated hereby.

(b)   Pending Proceedings.  No Proceeding by a Governmental Authority of competent jurisdiction challenging or seeking to enjoin, restrain or otherwise prohibit or impose a Burdensome Condition as a condition on the consummation of the transactions contemplated hereby shall be pending.

(c)   Antitrust Approvals.  (i) The applicable waiting period, together with any extensions thereof, under the HSR Act, shall have expired or been terminated and (ii) any clearance, consent, approval or waiver required under the Antitrust Laws of the Federal Republic of Germany shall have been obtained.

(d)   GB Restructuring.  The GB Restructuring shall have been consummated prior to or concurrently with the Closing.

7.2   Conditions Precedent to Obligations of Parent and Merger Subs.  The obligations of Parent and Merger Subs under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of the following condition, which may be waived in writing at the option of Parent:

(a)   Accuracy of Representations and Warranties.  (i) The representations and warranties of the Company and the Blockers contained in Section 4.1, Section 4.2, Section 4.4 and Section 4.19 shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period) and (ii) the other representations and warranties of the Company and the Blockers contained in Article IV (other than those set forth in Section 4.1, Section 4.2 and Section 4.4) shall be true and correct (disregarding all qualifications or limitations as to “materially”, “Company Material Adverse Effect” and words of similar import set forth herein) (other than Section 4.7(b) and Section 4.18)) at and as of the Closing as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had a Company Material Adverse Effect.

(b)   Performance of Covenants.  The Acquired Companies shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by the Acquired Companies on or prior to the Closing.

(c)   Certificate.  Parent shall receive at the Closing a certificate from the Company, dated as of the Closing Date and validly executed on behalf of the Company, certifying the fulfillment of the conditions set forth in Section 7.2(a) and Section 7.2(b).

(d)   Transition Services Agreement.  Parent shall have received from GB Holdco the Transition Services Agreement, duly executed on behalf of GB Holdco, in substantially the form set forth on Exhibit H (the “TSA”).

7.3   Conditions Precedent to Obligations of the Company and the Blockers.  The obligations of the Blockers and the Company under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of the following condition, which may be waived in writing at the option of the Company:

(a)   Accuracy of Representations and Warranties.  Except as expressly contemplated by this Agreement, the representations and warranties of Parent and Merger Subs contained in Article IV shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period).

(b)   Performance of Covenants.  Parent and Merger Subs shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Parent and Merger Subs on or prior to the Closing.

(c)   Certificate.  The Company shall receive at the Closing a certificate dated as of the Closing Date and validly executed on behalf of Parent and Merger Subs certifying the fulfillment of the conditions set forth in Section 7.3(a) and Section 7.3(b).

(d)   Transition Services Agreement.  Representative shall have received from Parent the TSA, duly executed on behalf of Parent and the Acquired Companies listed on the signature pages thereto.

7.4   Frustration of Closing Conditions.  Neither Parent nor Merger Subs may rely on the failure of any condition set forth in Section 7.1 or Section 7.2 to be satisfied if such failure was caused by the failure of Parent or any Merger Sub to perform any of its obligations under this Agreement.  Neither the Company nor the Blockers may rely on the failure of any condition set forth in Section 7.1 and Section 7.3 to be satisfied if such failure was caused by its failure to perform any of its obligations under this Agreement.

ARTICLE VIII

OTHER COVENANTS

8.1   Tax Matters.

(a)   Transfer Taxes.  All federal, state, local, foreign and other Transfer Taxes applicable to, imposed upon or arising out of the Merger shall be borne one hundred percent (100%) by Parent; provided that any Transfer Taxes incurred in connection with the GB Restructuring shall be borne by GB Holdco.  Parent shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b)   Reserved

(c)   Straddle Period.  With respect to any Taxes (and associated refunds, credits or reductions in Tax liability) imposed with respect to a Straddle Period:

(i)   if such Taxes are imposed on a periodic or annual basis (e.g., property Taxes), the amount of such Taxes allocable to the Pre-Closing Tax Period shall be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during such Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period; and

(ii)   in all other cases, the amount of such Taxes allocable to the Pre-Closing Tax Period shall be computed (A) as if such Straddle Period ended as of the close of business on the Closing Date and, (B) in the case of any Taxes attributable to ownership of any equity interest in an entity that is a partnership for U.S. Federal income Tax purposes or a “controlled foreign corporation” (within the meaning of Section 957 of the Code or any comparable state, local or foreign Law), as if the taxable period of such partnership or controlled foreign corporation ended as of the close of business on the Closing Date.

(d)   Tax Return Preparation.

(i)   The Representative shall prepare or cause to be prepared all Flow-Through Tax Returns with respect to taxable periods ending before the Closing Date that are required to be filed after the Closing Date (taking into account extensions) in a manner consistent with past practices of the relevant Group Company. The Representative shall provide to Parent for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) at least thirty (30) days prior to the due date (as duly extended) therefor drafts of all such Flow-Through Tax Returns prepared by the Representative. The Representative shall incorporate any reasonable comments received at least fifteen (15) days prior to the due date of such Tax Returns from Parent with respect to such Flow-Through Tax Returns prepared by the Representative, and Parent shall file, or cause to be filed, such Flow-Through Tax Returns as revised. Notwithstanding anything herein to the contrary, Parent shall not be required to file any Tax Return if Parent determines, in its sole discretion exercised in good faith, that filing such Tax Return is reasonably likely to expose Parent to any criminal penalties or monetary sanctions.

(ii)   Parent shall prepare or cause to be prepared and file or cause to be filed all Flow-Through Tax Returns with respect to taxable periods ending on or after the Closing Date (taking into account extensions) in a manner consistent with past practices of the relevant Group Company.  Parent shall provide to the Representative for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) at least thirty (30) days prior to the due date (as duly extended) therefor drafts of all such Flow-Through Tax Returns prepared by Parent. Prior to filing, Parent shall incorporate any reasonable comments received from the Representative at least fifteen (15) days prior to the due date of such Tax Returns with respect to such Flow-Through Tax Returns prepared by Parent. Following the conclusion of a taxable year in which the

Closing occurs, the Surviving Company shall provide each Person who was one of its members during such taxable year, within the time permitted under applicable Law (taking into account extensions), but in any case no later than ninety (90) days after December 31, 2018, a Schedule K-1 for such taxable year and such other information as such Person may reasonably request in connection with the filing of his, her or its U.S. federal and state income tax returns for such taxable year.

(iii)   For the avoidance of doubt, all income Tax deductions attributable to the payment of Company Transaction Expenses, Company Debt or the Blocker Debt Amount (it being understood that the seventy percent (70%) safe harbor set forth in Revenue Procedure 2011-29, 2011-1 C.B. 746, shall be applied to any “success-based fees” as described therein) shall be allocated to the Pre-Closing Tax Period to the extent permitted under applicable Law, including for purposes of (A) calculating the Blocker Tax Amount and the Blocker Tax Deductions hereunder and (B) reporting such income Tax deductions upon any Tax Returns of the Acquired Companies.

(e)   Tax Contests.  Parent and the Representative shall jointly control any Tax examination, audit or other administrative or judicial proceeding (a “Tax Contest”) of a Flow-Through Tax Return of each Group Company with respect to a Pre-Closing Tax Period (including the portion of any Straddle Period ending on the Closing Date); provided, that with respect to any such Tax Contests, neither Party shall agree to any settlement of such Tax Contest without the other Party’s consent (such consent not to be unreasonably withheld, conditioned or delayed); provided further, that, for the avoidance of doubt Parent shall have sole control over all matters in such Tax Contest relating solely to the portion of any Straddle Period beginning after the Closing Date.

(f)   Tax Characterization.  The Parties agree that, for U.S. federal income tax purposes, (i) the Company Merger shall be treated as a taxable sale of partnership interests by the Company Securityholders (other than the Blockers), and (ii) each of the Blocker Mergers shall be treated as (x) a redemption by each of the Blockers of a portion of the Blocker Securityholders’ equity in such Blocker in exchange for securities of the corresponding GB BlockerCo, followed by (y) a taxable sale by the Blocker Securityholders of the remainder of such equity in the Blocker to Parent (or its Affiliate), in each case consistent with Internal Revenue Service Revenue Ruling 79-273, 1979-2 C.B. 125, and the Parties agree to report the Company Merger and the Blocker Mergers consistently with such treatment for all Tax purposes. Within ninety (90) Business Days after the Final Determination Date, the Representative shall deliver to Parent a schedule setting forth the allocation of the purchase price (and liabilities) among the assets of the Company that complies with Sections 751 and 755 of the Code and the Treasury Regulations promulgated thereunder (the “Purchase Price Allocation”).  The Parties agree that the Purchase Price Allocation shall be prepared in a manner consistent with the allocation methodology set forth in Exhibit I. If Parent objects to the Purchase Price Allocation within thirty (30) days after receipt thereof from the Representative, then Parent and the Representative shall negotiate in good faith to resolve promptly any such objection. If Parent and the Representative do not resolve the objection within thirty (30) days after Parent has so objected, then the dispute shall be resolved by the Accounting Firm in accordance with the procedural principles of Section 3.7(f) and this Section 8.1(d).  The Parties shall update the Purchase Price Allocation to reflect any further adjustments to the purchase price in a manner consistent with the principles used to create the Purchase Price Allocation. The Parties agree to prepare all Tax Returns and to report all items for all Tax purposes consistent with the Purchase Price Allocation as finalized under this Section 8.1(d).

(g)   Cooperation. Parent and the Representative shall reasonably cooperate in preparing and filing all Tax Returns and conducting Tax Contests in respect of the Acquired Companies, including maintaining and making available to each other all records necessary in connection with such Taxes and in resolving all disputes and audits or defending any claim or assessment relating to such Taxes.  The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses of the other Parties paid to third parties.

(h)   No Section 338 Elections.  Neither Parent nor any of its Affiliates shall (or, from and after the Closing, shall cause or permit a Surviving Blocker to) make an election under Section 336 or Section 338 of the Code with respect to the Blocker Mergers.

(i)   Allocations. The Parties agree that the income, gain, deductions and losses of the Company attributable to the Company Securities (other than Company Securities held by the Blockers) for the taxable year in which the Closing occurs shall be divided and allocated between the Company Securityholders and Parent (or its Affiliate) by taking into account their varying interests during such taxable year in accordance with Section 706(d) of Code using the interim “closing of the books” method.

8.2   Access to Information.

(a)   From and after the Closing, Parent, the Surviving Blockers and the Surviving Company shall afford (and shall cause their respective Subsidiaries to afford) the Representative, the Securityholders and their respective Affiliates reasonable access, during normal business hours, to the books and records of Parent and the Acquired Companies (and shall permit such Persons to examine and copy such books and records to the extent reasonably requested by such party) and shall cause their Affiliates to furnish all information reasonably requested by the Representative, the Securityholders or their respective Affiliates relating to the ownership or operations of the Acquired Companies prior to the Closing; provided, however, that subject to Section 10.17, nothing in this Section 8.2(a) shall require Parent, the Surviving Blockers or the Surviving Company to furnish to the Representative, the Securityholders or their respective Affiliates any materials prepared by the Surviving Blocker or the Surviving Company’s financial or legal advisors which is subject to an attorney-client privilege or an attorney work product privilege or which may not be disclosed pursuant to applicable Law.  For a period of six (6) years following the Closing, or such longer period as may be required by applicable Law or necessitated by applicable statutes of limitations, Parent shall, and shall cause the Acquired Companies to, maintain all such books and records in the jurisdiction in which such books and records were located prior to the Closing Date and shall not destroy or dispose of any such books and records.  On and after the end of such period, Parent shall, and shall cause the Acquired Companies to, provide the Representative with at least ten (10) Business Days prior written notice before destroying any such books and records, during which period the Representative may elect to take possession, at its own expense, of such books and records.

(b)   From and after the Closing, GB Holdco shall afford (and shall cause its Subsidiaries to afford) Parent and its Affiliates reasonable access, during normal business hours, to the books and records of GB Holdco and its Subsidiaries (and shall permit such Persons to examine and copy such books and records to the extent reasonably requested by such party) and shall furnish all information reasonably requested by Parent and its Affiliates relating to the ownership or operations of the Acquired Companies prior to the Closing.  For a period of six (6) years following the Closing, or such longer period as may be required by applicable Law or necessitated by applicable statutes of limitations, GB Holdco shall, and shall cause its Subsidiaries to, maintain all such books and records in the jurisdiction in which such books and records were located prior to the Closing Date and shall not destroy or dispose of any such books and records.  On and after the end of such period, GB Holdco shall, and shall cause its Affiliates to, provide Parent with at least ten (10) Business Days prior written notice before destroying any such books and records, during which period Parent may elect to take possession, at its own expense, of such books and records.

8.3   Director and Officer Liability and Indemnification.

(a)   For a period of six (6) years after the Closing Date, the exculpation, indemnification and expense advance and reimbursement provisions contained in the Acquired Companies’ Organizational Documents limiting the personal liability of directors and officers for damages, shall not be amended, repealed or otherwise modified in any manner that would make any of such provisions less favorable to the directors or officers of the Acquired Companies than pertain to such directors or officers on the date of this Agreement.  Without limiting the foregoing, from the Closing Date and for a period of six (6) years after the Closing Date, Parent and the Acquired Companies shall (i) indemnify, defend and hold harmless the present and former officers and directors of the Acquired Companies (collectively, the “D&O Indemnified Parties”) from and against, and pay or reimburse the D&O Indemnified Parties for, all losses, obligations, expenses, claims, damages or liabilities (whether or not resulting from third party claims and including interest, penalties, out-of-pocket expenses and attorneys’ fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) resulting from, arising out or relating to their services as directors, officers or employees of the Acquired Companies, whether asserted or claimed at or after or occurring on or prior to the Closing Date (including the transactions contemplated by this Agreement) to the fullest extent permitted or required under (A) applicable Law or (B) the Acquired Companies’ Organizational Documents, including provisions relating to advancement of expenses incurred in the defense of any action or suit, and (ii) advance to any D&O Indemnified Parties expenses incurred in defending any action or suit with respect to such matters, in each case to the extent such D&O Indemnified Parties are entitled to indemnification or advancement of expenses under the Acquired Companies’ Organizational Documents in effect on the date of this Agreement and subject to the terms of such Organizational Documents; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of each such claim shall continue until final disposition of such claim.

(b)   Parent and the Acquired Companies hereby acknowledge that the D&O Indemnified Parties have or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by other entities and/or organizations (collectively, the “Other Indemnitors” and, individually, an “Other Indemnitor”).  Parent and the

Acquired Companies hereby agree that, with respect to any advancement or indemnification obligation owed, at any time, to a D&O Indemnified Party by Parent, the Acquired Companies, the Representative or any Other Indemnitor, whether pursuant to any certificate of incorporation, by-laws, partnership agreement, operating agreement, indemnification agreement or other document or agreement and/or pursuant to this Section 8.3 (any of the foregoing is herein an “Indemnification Agreement”), Parent and the Acquired Companies (i) shall at all times, be the indemnitor of first resort (i.e., its obligations to a D&O Indemnified Party shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by a D&O Indemnified Party shall be secondary), (ii) shall at all times be required to advance the full amount of expenses incurred by a D&O Indemnified Party and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement (to the extent legally permitted and as required by the terms of this Agreement or any Indemnification Agreement), without regard to any rights that a D&O Indemnified Party may have against the Other Indemnitors, and (iii) irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims (A) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (B) that the D&O Indemnified Party must seek expense advancement or reimbursement, or indemnification, from any Other Indemnitor before Parent and the Acquired Companies must perform their expense advancement and reimbursement, and indemnification obligations, under this Agreement.  Parent and the Acquired Companies hereby further agree that no advancement, indemnification or other payment by the Other Indemnitors on behalf of a D&O Indemnified Party with respect to any claim for which a D&O Indemnified Party has sought indemnification from Parent or the Acquired Companies shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such D&O Indemnified Party against Parent or the Company, and Parent or the Acquired Companies shall jointly and severally indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such D&O Indemnified Party to the extent such amounts would have otherwise been payable by Parent or the Acquired Companies to a D&O Indemnified Party.

(c)   If following the Closing, Parent, the Surviving Blockers, the Surviving Company, as the case may be, or any of their respective successors or assigns (i) reorganizes or consolidates with or merges into any other Person and is not the resulting, continuing or Surviving Company or entity of such reorganization, consolidation or merger or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any Person or Persons, then, and in such case, proper provision will be made so that the successors and assigns of Parent, the Surviving Blocker or the Surviving Company assume all of the obligations of Parent, the Surviving Blocker or the Surviving Company, as the case may be, as set forth in this Section 8.3.

(d)   Immediately prior to the Closing, Parent shall purchase, from an insurer chosen by the Company, a single payment, run-off policy of directors’ and officers’ liability insurance covering current and former officers and directors of any Acquired Company, the material terms of which, including coverage and amount, are no less favorable in any material respect to the D&O Indemnified Parties than the policy in effect as of the date hereof, such policy to become effective at the Closing and remain in effect for a period of six (6) years after the Closing.

(e)   Parent shall, or shall cause the Acquired Companies to, pay all expenses, including reasonable attorneys’ fees, which may be incurred by any D&O Indemnified Party in enforcing the indemnity or other obligations in this Section 8.3.

(f)   This Section 8.3 is intended for the benefit of, and to grant third party rights to, the D&O Indemnified Parties and the Other Indemnitors under this Section 8.3 and the benefits of the exculpation, indemnification and expense advance and reimbursement provisions contained in the Acquired Companies’ Organizational Documents, whether or not parties to this Agreement, and each of such Persons shall be entitled to enforce the covenants contained herein.

8.4   Employee Matters.

(a)   For a period of at least twelve (12) months following the Closing, Parent shall, or shall cause one of its Subsidiaries to, provide to each GM Employee who continues as an employee of the Surviving Company or Parent or any of their respective Subsidiaries following the Closing Date (a “Continuing Employee”) with (i) base salary, wage and cash incentive compensation opportunities at a rate not less than the rate of such Continuing Employee’s base salary, wage and cash incentive compensation opportunities in effect immediately prior to the Closing and (ii) employee benefits (including retirement, severance, vacation and welfare benefits but excluding the value of equity compensation) that are no less favorable than those provided to such Continuing Employee under the Employee Benefit Plans as in effect immediately prior to the Closing, provided that to the extent that any such benefits are provided to a Continuing Employee following the Closing pursuant to an Employee Benefit Plan sponsored by a member of the GB Group, the benefits thereunder shall be deemed to be no less favorable than immediately prior to the Closing.

(b)   Parent shall cause the Surviving Company to cause any employee benefit policies or plans (including in each case with respect to severance benefits, but excluding equity compensation) covering the Continuing Employees following the Closing (collectively, the “Post-Closing Plans”) to recognize the service of each Continuing Employee with an Acquired Company for all purposes of vesting, eligibility to participate, vacation entitlement, severance and all other benefit entitlements (but not for benefit accrual under any defined benefit pension plan), except to the extent such service credit would result in a duplication of benefits for the same period of service.  Parent shall cause the Surviving Company to (i) waive any pre-existing condition limitations and waiting periods to the extent waived or not applicable under, or previously satisfied by such Continuing Employee under, the relevant Employee Benefit Plan, and (ii) cause the Continuing Employees to be given credit under the applicable Post-Closing Plan for amounts paid prior to the date on which such Continuing Employees commence participation in such Post-Closing Plan during the plan year in which such participation commences under a corresponding Employee Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Post-Closing Plan.

(c)   Assumption and Retention of Liabilities.

(i)   Effective as of the Closing, subject to Section 8.4(c)(ii), GB Holdco shall, or shall cause one of its Subsidiaries to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full, (A) all Liabilities under all Employee Benefit Plans, whenever incurred, other than those that are Acquired Company Benefit Plans or are otherwise explicitly assumed by the Acquired Companies pursuant to this Agreement, (B) all Liabilities arising out of, relating to or resulting from the employment or service or termination of employment or service of any employee, officer, director or consultant to any of the Acquired Companies, and their dependents and beneficiaries (and any alternate payees in respect thereof), who do not qualify as GM Employees or GM Personnel (including all GB U.S. Employees and Former GB U.S. Employees), (C) all Liabilities arising out of, relating to or resulting from the transfer of GM Employees to the Acquired Companies that arise in respect of any applicable notice and/or severance obligations or obligations to notify and/or consult in compliance with any collective bargaining agreement or applicable Law, (D) any Liabilities of the Acquired Companies as a result of being treated as an ERISA Affiliate with any Person at any time during the six-year period prior to the Closing Date, (E) all Liabilities relating to GM Employees located in China in respect of such GM Employees’ employment with or service to the Company or any of its Affiliates prior to, on or after the Closing, regardless of whether such GM Employees are employed by Parent or its Subsidiaries immediately following the Closing, other than any such Liabilities that are addressed in Section 8.4(c)(ii)(A) below, (F) all Liabilities in respect of the Management LLC Membership Interests, other than those specifically set forth in the Management LLC Schedule and (G) any other Liabilities or obligations expressly assigned to or assumed or retained by GB Holdco or its Subsidiaries under this Agreement.

(ii)   Effective as of the Closing, Parent or one of its Subsidiaries (including the Acquired Companies) shall assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course and full, (A) all Liabilities arising out of, relating to or resulting from the employment or termination of employment of all Continuing Employees and their dependents and beneficiaries (and any alternate payees in respect thereof), to the extent arising out of, relating to or resulting from such individuals’ service following the Closing, (B) all Liabilities relating to the GM Employees located in the Netherlands, Mexico, New Zealand, Austria, France, Germany, the United Kingdom and the United States, regardless of whether such GM Employees are employed by Parent or its Subsidiaries immediately following the Closing, other than any such Liabilities that are explicitly assumed by GB Holdco and its Subsidiaries pursuant to this Agreement, (C) all Liabilities under all Acquired Company Benefit Plans, whenever incurred, and (D) any other Liabilities or obligations expressly assigned to or assumed or retained by Parent or any of its Subsidiaries (including the Acquired Companies) under this Agreement.

(d)   Employment Transfers.

(i)   Subject to the requirements of applicable Law, no later than the Closing, the Company and its Affiliates shall (A) cause the employment of any GM

Employee in the U.S. to be transferred to an Acquired Company at or prior to the Closing, such that such GM Employees shall be employees of one of the Acquired Companies as of the Closing and (B) cause the employment of any individual who is employed in the U.S. by the Acquired Companies but who does not qualify as a GM Employee (including all GB U.S. Employees) to be transferred to GB Holdco or one of its Subsidiaries.

(ii)   The Company hereby agrees to update Schedule 4.13(h)(ii) of the Disclosure Letter within two Business Days prior to Closing to reflect any GB U.S. Employees hired after the date hereof.

(iii)   Subject to the requirements of applicable Law, Parent agrees that Parent will cause one of its Subsidiaries to make offers of employment to all GM Employees in China who are actively employed as of the Closing, on terms consistent with Section 8.4(a), with such GM Employees’ employment to be effective upon the Closing. Any such GM Employee who accepts such offer of employment and transfers to Parent or its Subsidiaries will be deemed to be a Continuing Employee.

(iv)   Unless otherwise required by applicable Law or by the terms of any individual agreement, none of the transfers of employment contemplated by this Section 8.4(d) shall be deemed to have resulted in a termination of employment for purposes of determining eligibility for severance or other separation payments and benefits solely as a result of such transfer, or any entitlement to receive payment for accrued but untaken vacation or other paid time off; provided, however, that in the event any such transfer results in such payments, benefits or other transfer-related Liabilities, GB Holdco and its Subsidiaries shall be solely responsible for all such Liabilities with respect thereto.

(e)   Payments to Holders of Management LLC Membership Interests. Effective as of the Closing, the Company shall cause the Management LLC Managers to accelerate the vesting of all Management LLC Membership Interests held by GM Employees and, in respect of each such Management LLC Membership Interest, shall distribute to each such GM Employee at the Closing an amount in cash equal to the sum of (i) the portion of the Closing Date Merger Consideration payable with respect to such Management LLC Membership Interest in accordance with the terms of this Agreement and the Management LLC Agreement and (ii) an additional amount that the Company determines in good faith would be payable with respect to such Management LLC Membership Interest in accordance with the terms of the Management LLC Agreement in the event of a sale of the GB Group based on the initial assumed value of GB Holdco set forth in Section 3.7(c), less any applicable tax withholding.  Management LLC will distribute to each such GM Employee who holds Management LLC Membership Interests any payment Management LLC receives pursuant to Section 3.8(a) in accordance with the Management LLC Agreement, applicable Law, including the DLLCA, and any other Contract to which Management LLC may be bound.  Management LLC will provide Parent with a schedule of amounts payable to GM Employees pursuant to this Section 8.4(e) (such schedule, the “Management LLC Schedule”) at the time the Allocation Schedule is delivered to Parent pursuant to Section 3.5, which shall be prepared in accordance with the Management LLC Agreement, any award agreements in respect of the Management LLC Membership Interests, any other Contracts applicable thereto (including any consents from the holders of the Management LLC Membership Interests that reflect the treatment pursuant to this Section 8.4(e)), and with applicable Law, including the DLLCA.  The Company shall use its reasonable best efforts to cause the Management LLC Managers to adopt, as soon as practicable following the date of this Agreement, such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the foregoing.

(f)   Cash Incentive Plans. Unless payment on a pro rata basis or otherwise is required at or immediately prior to the Closing by applicable Law, as of the Closing Date, Parent shall cause the Acquired Companies to continue the Sales Incentive Plan and the EBITDA Plan (collectively, the “Cash Incentive Plans”) in respect of the performance periods in effect as of the Closing Date until the end of the applicable performance periods, subject to any adjustment to the applicable performance goals that Parent determines in good faith is necessary to reflect the Closing. With respect to all Liabilities pursuant to the Cash Incentive Plans in respect of (i) GM Employees located outside of China and (ii) Continuing Employees located in China that relate to performance periods that are not completed prior to the Closing, Parent shall, or shall cause one of its Subsidiaries (including the Acquired Companies) to, make payments to eligible GM Employee participants thereunder, including, for the avoidance of doubt, with respect to the full performance period in which the Closing occurs (and, in the case of GM Employees outside of China, in respect of any performance period completed prior to Closing), based on Parent’s good faith determination of the level of achievement of performance goals in respect of such periods. GB Holdco shall retain all Liabilities pursuant to the Cash Incentive Plans in respect of GM Employees located in China that relate to any performance periods that are completed prior to the Closing, including the obligation to make payments to such GM Employees based on GB Holdco’s good faith determination of the level of achievement of performance goals in respect of such period, and all obligations in respect of reporting and withholding of Taxes.

(g)   Assumption of 401(k) Plan and Related Liabilities. At or prior to the Closing, each of the Company and GB Holdco shall take all actions reasonably necessary to replace, effective as of the Closing, the Company with GB Holdco as the plan sponsor and plan administrator of the Power Products 401(k) Plan.  The Company shall be liable for and shall contribute to the Power Products 401(k) Plan no later than the day prior to the Closing all unpaid elective contributions and employer contributions required by the terms of the Power Products 401(k) Plan for GM Employees for all periods prior to the Closing. Effective as of the Closing, all participants in the Power Products 401(k) Plan who are GM Employees will be fully vested in all employer contributions, including any portion of a participant’s account attributable to employer nonelective contributions.  On and after January 1, 2019, each Continuing Employee who is a participant in the Power Products 401(k) Plan who are GM Employees may, in accordance with the terms of the Power Products 401(k) Plan and applicable Law, elect to rollover his or her Power Products 401(k) Plan account balance(s) into the Brunswick Rewards Plan.  At or prior to January 1, 2019, Parent shall take all actions necessary to ensure that the Brunswick Rewards Plan accepts all rollovers of account balances, including in-kind distributions of Power Products 401(k) Plan participant loans, from the Power Products 401(k) Plan by Continuing Employees.

(h)   U.S. Welfare Plans. At or prior to the Closing, each of the Company, the Company’s Affiliates and GB Holdco shall take all actions reasonably necessary to replace,

effective as of the Closing, the Company or its Affiliates with GB Holdco as the plan sponsor and plan administrator of each U.S. fringe, health and welfare benefit plan, program and policy which, as of the date hereof, is an Employee Benefit Plan (collectively, the “GB Holdco Welfare Plans”). GB Holdco shall take all actions necessary to continue eligibility and coverage for GM Employees located in the United States under the GB Holdco Welfare Plans and all insurance policies thereunder, as required under the TSA.  GB Holdco shall retain Liability and responsibility in accordance with all GB Holdco Welfare Plans for all reimbursement claims (such as medical and dental claims), expenses and non-reimbursement claims (such as life insurance claims) incurred on, prior to or following the Closing. For purposes of this Section 8.4(h), the following claims shall be deemed to be incurred as follows: (i) life, disability, accidental death and dismemberment and business travel accident insurance benefits, upon the death, accident or other event giving rise to such benefits; and (ii) health or medical, dental, vision care or prescription drug benefits, upon provision of such services, materials or supplies. Except as provided in the TSA, on or prior to January 1, 2019, each Continuing Employee will become eligible to participate in the fringe, health and welfare benefit plans, programs and policies which, at such time, are sponsored by Parent or one of its Subsidiaries (collectively, the “Parent Welfare Plans”) and will no longer be eligible to participate in the GB Holdco Welfare Plans, at which time Parent and its Subsidiaries will be liable for all claims incurred by the Continuing Employees under the Parent Welfare Plans, provided, however, that with respect to any Continuing Employee who is a U.S. Leave of Absence Employee, such Continuing Employee will not become eligible to participate in the Parent Welfare Plans until the Hire Date. Notwithstanding anything in this Agreement to the contrary, GB Holdco shall be responsible for all Liabilities relating to or arising under COBRA and any similar applicable state Law with respect to any individual who experienced a qualifying event (as defined under COBRA) at any time on or prior to the Closing Date.  GB Holdco agrees that it shall be GB Holdco’s sole responsibility to provide the required notices under COBRA to all M&A Qualified Beneficiaries (as defined in U.S. Treasury Regulations Section 54.4980B-9, Q&A 4), and to provide coverage under COBRA and any similar applicable state Law to such individuals. GB Holdco agrees to continue any GB Holdco Welfare Plan in effect at Closing for so long as GB Holdco is required under this Section 8.4(h) to provide COBRA coverage with respect to participants in such GB Holdco Welfare Plan.

(i)   Time-Off Benefits. To the extent any GM Employee is required by applicable Law to be paid in connection with the Closing or the transfer of employment with Parent, paid time off and other time-off benefits as such GM Employee had with the Company or its Affiliates as of immediately before the Closing, the relevant Acquired Company shall (i) pay such GM Employee the amounts owed and the associated Employment Taxes, and (ii) subject to the following sentence, retain all Liabilities with respect to such amounts, including with respect to Tax withholding, reporting, remitting or payment obligations or any regulatory filing obligation in connection therewith. Unless otherwise required by this Section 8.4(i), Parent shall credit each Continuing Employee as of the Closing with the amount of accrued but unused vacation time, paid time off and other time-off benefits as such Continuing Employee had with the Company or its Affiliates as of immediately before the Closing.

(j)   The provisions contained in this Section 8.4 are included for the sole benefit of the Parties, and nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement, or (ii) shall create any third party beneficiary or other right (A) in any other Person, including any current or former director, officer, employee or independent contractor of the Company or any of its Affiliates or any participant in any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof) or (B) to continued employment with Parent, Merger Subs or the Acquired Companies.

8.5   Release.

(a)   Effective as of the Closing, Parent, on its own behalf and on behalf of its officers, managers, directors and equityholders, and Merger Subs hereby unconditionally and irrevocably and forever release and discharge each Securityholder, GB Holdco and its Subsidiaries and their respective Affiliates and each of their respective successors and assigns, and any present or former directors, managers, officers, employees or agents of such Person (each, a “Released Party”), of and from, and hereby unconditionally and irrevocably waive, any and all claims, debts, losses, expenses, Proceedings, covenants, liabilities, suits, Judgments, damages, actions and causes of action, obligations, and accounts of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that such Person ever had, now has or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing in respect of the management or operation of the Acquired Companies, other than any such claims, debts, losses, expenses, Proceedings, covenants, liabilities, suits, Judgments, damages, actions and causes of action, obligations, and accounts relating to Actual Fraud, the GB Business, the GB Assets, the GB Liabilities, the GB Restructuring (including the Reorganization Plan Liabilities), any covenants or agreements that by their terms apply or are to be performed in whole or in part on or after the Closing (including the indemnification rights set forth in Section 8.6).  Parent, on its own behalf and on behalf of its officers, managers, directors and equityholders, and each Merger Sub expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims.  Without limiting the generality of the foregoing, each of Parent and Merger Subs waives all rights under, and acknowledges and agrees that it has read and understands and has been fully advised by its attorneys as to the contents of, Section 1542 of the Civil Code of the State of California, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Parent, on its own behalf and on behalf of its officers, managers, directors and equityholders, and Merger Subs understand the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledge and agree that this waiver is an essential and material term of this Agreement.  Parent, on behalf of itself and its officers, managers, directors and equityholders, and Merger Subs acknowledge that the Securityholders will be relying on the waiver and release provided in this Section 8.5 in connection with providing the Company Written Consent and the Blocker Written Consent and that this Section 8.5 is intended for the benefit of, and to grant third party rights to each Securityholder. GB Holdco and its Subsidiaries and their respective Affiliates to enforce this Section 8.5.

8.6   Indemnification.

(a)   From and after the Closing Date, GB Holdco agrees to indemnify and hold harmless Parent, the Acquired Companies and their respective Affiliates and the directors, managers, officers, employees, agents, representatives and successors and assigns of each such Person (each, “GM Indemnified Party”) against and in respect of any and all losses, claims, damages, Liabilities, Taxes, obligations, reasonable costs and expenses, including reasonable legal fees and expenses (“Losses”), incurred by the GM Indemnified Parties, or any of them, to the extent arising or resulting from or related to:

(i)   the GB Business, the GB Assets, the GB Liabilities or the GB Restructuring (including the Reorganization Plan Liabilities);

(ii)   (A) any exercise of appraisal rights by Securityholders or (B) any Proceeding by a Securityholder or former Securityholder (1) related to this Agreement or the transactions contemplated hereby, (2) for breach of fiduciary duties owed by any officer, director or shareholder of any Acquired Company to the relevant Acquired Company or to such Securityholder and resulting from actions taken (or omitted to be taken) prior to or in connection with consummation of the Merger and the other transactions contemplated hereby or (3) arising out of or resulting from the allocation of (w) the Closing Date Merger Consideration, (x) the Adjustment Amount, (y) any distributions from the Escrow Amount or (z) other payments payable to the Securityholders in connection with the Merger and the transactions contemplated hereby; and

(iii)   any action taken (or omitted to be taken) by the Representative in connection with this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby.

(b)   From and after the Closing Date, Parent agrees to indemnify and hold harmless GB Holdco, the GB Subsidiaries and their respective Affiliates and the directors, managers, officers, employees, agents, representatives and successors and assigns of each such Person (each, a “GB Indemnified Party”) against and in respect of any and all Losses incurred by the GB Indemnified Parties, or any of them, to the extent arising or resulting from or related to:

(i)   the Global Marine Business, the Global Marine Assets, or the Global Marine Liabilities; and

(ii)   any action taken (or omitted to be taken) by Parent or any Merger Sub in connection with this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby.

(c)   If any third party notifies (x) a GM Indemnified Party with respect to any matter that may give rise to a claim for indemnification against GB Holdco under Section 8.6(b), or (y) a GB Indemnified Party with respect to any matter that may give rise to a claim for indemnification against Parent under Section 8.6(a) (any such claim, an “Indemnification Claim” and such indemnified party, the “Indemnified Party” and such indemnifying party, the “Indemnifying Party”) then such Indemnified Party will promptly notify in writing the Indemnifying Party of such Indemnification Claim describing in reasonable detail the basis for such Indemnification Claim and the amount of the claimed Losses (to the extent then known); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any indemnification obligation hereunder unless such Indemnifying Party is materially prejudiced thereby.  Promptly after receiving a such notice, the Indemnifying Party will have the right to assume the defense of the Indemnification Claim with counsel of its choice so long as such Indemnifying Party provides written notice of its election within thirty (30) days after receipt of notice of the Indemnification Claim and conducts the defense of the Indemnification Claim actively and diligently and keeps the Indemnified Party reasonably informed of all developments.  Notwithstanding anything in this Section 8.6(c) to the contrary, the Indemnifying Party shall not be permitted to assume the defense of any Indemnification Claim if the Indemnification Claim seeks imposition of (1) criminal penalties against the Indemnified Party or (2) an injunction or equitable relief against the Indemnified Party (other than an injunction or equitable relief that is incidental and de minims to monetary damages as the primary relief sought).

(d)   If an Indemnifying Party has assumed the defense of an Indemnification Claim in accordance with Section 8.6(c), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim (provided that the Indemnifying Party shall pay the reasonable attorneys’ fees of one counsel for the Indemnified Party if there is a conflict of interest that, under applicable standards of professional conduct, would prevent the Indemnifying Party’s counsel from also representing the Indemnified Party in such matter), (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Indemnification Claim without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnifying Party and (iii) the Indemnifying Party will not consent to the entry of any Judgment or enter into any settlement with respect to the Indemnification Claim without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnified Party.  If the Indemnifying Party has not assumed the defense of the Indemnification Claim, the Indemnified Party will not consent to the entry of any settlement or enter into any settlement with respect to such Indemnification Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed), unless such settlement is solely in respect of a Proceeding that seeks an order, injunction or equitable relief or relief for other than monetary damages.

(e)   From and after the Closing, GB Holdco shall cause each of its Subsidiaries (including the GB Subsidiaries) to guarantee the observance, performance and discharge of GB Holdco’s obligations under this Section 8.6.  Such guarantees shall be in customary form.

(f)   If following the Closing, an Indemnifying Party or any of its successors or assigns (i) reorganizes or consolidates with or merges into any other Person and is not the resulting, continuing or surviving company or entity of such reorganization, consolidation or merger or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any Person or Persons, then, and in such case, proper provision will be made so that the successors and assigns of the Indemnifying Party assume all of the obligations of such Indemnifying Party as set forth in this Section 8.6 and expressly acknowledge the assumption thereof.

8.7   Name Change.  Prior to the Closing, GB Holdco shall (a) cause the name of any member of the GB Group that includes the words “Power Products” to be changed so that the new name does not contain the words “Power Products” or “PP” and (b) provide Parent with documentation reasonably acceptable to Parent demonstrating such name changes.  GB Holdco hereby acknowledges and agrees that nothing in this Agreement or elsewhere grants or shall be deemed to grant to GB Holdco, its Subsidiaries or any of their Affiliates the right to use or any interest in the name “Power Products”, “PP” or any derivative or variation thereof.

8.8   Further Assurances.

(a)   If at any time after the Closing, it is established that any asset which was not included in the GB Assets but should have been a GB Asset is held by an Acquired Company, then each of Parent shall, and shall cause its Subsidiaries to, to the extent permitted by the terms on which such Acquired Company has the right to such asset: (i) promptly transfer such asset to GB Holdco, (ii) ensure that such Acquired Company holds the asset (or part thereof), and any monies, goods or other benefits arising after the Closing by virtue of it, as agent of and trustee for GB Holdco and allow GB Holdco to have full enjoyment and use of such asset; and (iii) ensure that such Acquired Company shall promptly on receipt pay or deliver such monies, goods or other benefits (net of any Taxes imposed on such Acquired Company in respect of the receipt or accrual thereof and without reduction or set off) to GB Holdco.

(b)   If at any time after the Closing, it is established that any Liability which was not included in the GB Liabilities but should have been a GB Liability is held by an Acquired Company, then each of Parent shall, and shall cause its Subsidiaries to, to the extent permitted by the terms on which such Acquired Company holds such Liability, promptly assign such Liability to GB Holdco and GB Holdco shall assume such Liability.

(c)   If at any time after the Closing, it is established that any asset which was not included in the Global Marine Assets but should have been a Global Marine Asset is held by GB Holdco or any of its Subsidiaries, then GB Holdco shall, and shall cause its Subsidiaries to, to the extent permitted by the terms on which GB Holdco or its Subsidiary has the right to such asset: (i) promptly transfer such asset to Parent, (ii) ensure that GB Holdco or the applicable Subsidiary holds the asset (or part thereof), and any monies, goods or other benefits arising after the Closing by virtue of it, as agent of and trustee for Parent and its Affiliates (including the Acquired Companies) and allow Parent and its Affiliates (including the Acquired Companies) to have full enjoyment and use of such asset; and (iii) ensure that GB Holdco or its applicable Subsidiary shall promptly on receipt pay or deliver such monies, goods or other benefits (net of any Taxes imposed on GB Holdco or any of its Subsidiaries in respect of the receipt or accrual thereof and without reduction or set off) to Parent.

(d)   If at any time after the Closing, it is established that any Liability which was not included in the Global Marine Liabilities but should have been a Global Marine Liability is held by GB Holdco or any of its Subsidiaries, then GB Holdco shall, and shall cause its Subsidiaries to, to the extent permitted by the terms on which GB Holdco or its Subsidiary holds such Liability, promptly assign such Liability to Parent and Parent shall assume such Liability.

(e)   After the Closing Date, to the extent that (i) Parent or any of its Subsidiaries (including the Acquired Companies) receives any mail or packages addressed to GB Holdco or any its Subsidiaries not relating to the Global Marine Business or (ii) GB Holdco or any of its Subsidiaries receives any mail or packages addressed to any of the Acquired Companies not relating to the GB Business, Parent or GB Holdco, as applicable, shall promptly deliver such mail or packages to GB Holdco or Parent, respectively.  After the Closing Date, Parent or GB Holdco, as applicable, may deliver to GB Holdco or Parent, respectively, any checks or drafts made payable to GB Holdco or any of its Subsidiaries or any Acquired Company, as applicable, that constitutes an asset of the Global Marine Business or the GB Business, as applicable, and the applicable Party shall promptly, but in any event within five (5) Business Days, endorse such checks or drafts to the applicable Party for collection.  After the Closing Date, GB Holdco or Parent, as applicable, shall promptly (i) remit to Parent or its Subsidiaries or GB Holdco, respectively (A) all monies received by such Party or its Affiliates in payment for any accounts receivable of the Global Marine Business or the GB Business, respectively, which such payments remitted to the Global Marine Business or the GB Business and (B) all invoices and any related documentation received by such Party or its Affiliates in respect of any accounts payable of the Global Marine Business or the GB Business, as applicable, and (ii) periodically provide such additional evidence or supporting detail the other Party may reasonably request regarding any such payments, invoices or outstanding accounts.

8.9   Confidentiality.

(a)   From and after the Closing, GB Holdco shall, and shall cause its Affiliates and its and their respective officers, directors, employees, agents and representatives to, keep confidential and not disclose to any other Person, or use for their own benefit or the benefit of any other Person, any confidential and non-public information regarding the Acquired Companies or the Global Marine Business; provided, however, that the foregoing shall not restrict or prohibit disclosures made to direct and indirect investors of Genstar Capital Management LLC in connection with normal fund raising and related marketing or informational or reporting activities of Genstar Capital Management LLC or its Affiliates so long as such disclosures are subject to customary confidentiality obligations.  The obligations of GB Holdco under this Section 8.9(a) shall not apply to information which (i) is or becomes generally available to the public without breach of GB Holdco’s obligations under this Section 8.9(a) or (ii) is required to be disclosed by applicable Law or any Judgment; provided, however, that in the case of clause (ii), GB Holdco shall notify Parent as early as practicable prior to disclosure to allow Parent to take appropriate measures to preserve the confidentiality of such information.

(b)   From and after the Closing, Parent shall, and shall cause its Affiliates (including the Acquired Companies) and each of their respective officers, directors, employees, agents and representatives to, keep confidential and not disclose to any other Person, or use for their own benefit or the benefit of any other Person, any confidential and non-public information regarding the GB Group or the GB Business.  The obligations of Parent under this Section 8.9(b) shall not apply to information which (i) is or becomes generally available to the public without breach of Parent’s obligations under this Section 8.9(b) or (ii) is required to be disclosed by applicable Law or any Judgment; provided, however, that in the case of clause (ii), Parent shall notify GB Holdco as early as practicable prior to disclosure to allow GB Holdco to take appropriate measures to preserve the confidentiality of such information.

8.10   Non-Solicitation of Employees.

(a)   For a period of twenty-four (24) months from and after the Closing, GB Holdco shall not, and shall cause its Subsidiaries not to, directly or indirectly, solicit for employment, hire or attempt to dissuade from continuing employment following the Closing, any Continuing Employee; provided, however, that the foregoing shall not preclude (i) general solicitations by GB Holdco or its Subsidiaries by the use of advertisements in the media or by a bona fide search firm, in each case that are not targeted at any Continuing Employee or (ii) the hiring of any Continuing Employee who has ceased to be employed by any of the Acquired Companies, Parent or its Subsidiaries at least six (6) months prior to commencement of employment discussions between GB Holdco or its Subsidiaries and such Continuing Employee.

(b)   Except as contemplated by this Agreement or the TSA, for a period of twenty-four (24) months from and after the Closing, Parent shall not, and shall cause its Subsidiaries (including each of the Acquired Companies) not to, directly or indirectly, solicit for employment, hire or attempt to dissuade from continuing employment following the Closing, any employee of the GB Group; provided, however, that the foregoing shall not preclude (i) general solicitations by Parent or its Subsidiaries by the use of advertisements in the media or by a bona fide search firm, in each case that are not targeted at any employee of the GB Group or (ii) the hiring of any employee of the GB Group who has ceased to be employed by any member of the GB Group at least six (6) months prior to commencement of employment discussions between Parent or its Subsidiaries and such former employee of the GB Group.

8.11   Non-Competition.

(a)   For a period from the Closing Date through the third anniversary of the Closing Date (the “Restricted Period”), GB Holdco shall not, and shall cause its Subsidiaries not to, directly or indirectly: (i) own, operate, control, manage, or engage in any business that is a Competitive Business or (ii) own, operate, control, manage, engage in, invest in, or partner with any Person who is a Competitive Business.  As used herein, “Competitive Business” means the business, activities and operations (whether or not reflected in the Financial Statements) of designing, manufacturing, distributing and supplying the marine, specialty vehicle (including recreational vehicle), transportation aftermarket and mobile and industrial power markets with products, systems and services that compete with products, systems and services that are the same as or substantially similar to the products, systems and services being designed, manufactured, distributed or supplied, as of the date of this Agreement or the Closing Date, by the Global Marine Business.

(b)   Notwithstanding the foregoing, nothing in Section 8.11(a) shall prevent Parent, GB Holdco or their respective Subsidiaries from:

(i)   performing its obligations under the TSA; or

(ii)   owning, directly or indirectly, as a passive investment, securities of any Person acquired after the Closing by GB Holdco or its Affiliates who engages in a Competitive Business if (A) neither GB Holdco nor any of its Subsidiaries, individually or in the aggregate, beneficially owns 10% or more of any class of securities of such Person or (B) such securities are held by any retirement, pension, medical or other benefit plan, where a fiduciary of the beneficiaries of such plan exercises independent investment oversight of the assets of such plan.

(c)   GB Holdco acknowledges (on behalf of itself and its Affiliates) that (i) the enforcement of any covenants set forth in Section 8.10 or this Section 8.11 against GB Holdco or its Affiliates would not impose any undue burden upon GB Holdco or its Affiliates and (ii) none of the covenants set forth in Section 8.10 or this Section 8.11 are unreasonable as to duration or scope.  Parent acknowledges (on behalf of itself and its Affiliates) that (1) the enforcement of any covenants set forth in Section 8.10 or this Section 8.11 against Parent or its Affiliates would not impose any undue burden upon Parent or its Affiliates and (2) none of the covenants set forth in Section 8.10 or this Section 8.11 are unreasonable as to duration or scope.

(d)   GB Holdco (on behalf of itself and its Affiliates) acknowledges that the restrictions contained in Section 8.10 and this Section 8.11 are reasonable and that it has reviewed the provisions of this Agreement with its legal counsel.  Parent (on behalf of itself and its Affiliates) acknowledges that the restrictions contained in Section 8.10 and this Section 8.11 are reasonable and that it has reviewed the provisions of this Agreement with its legal counsel.

8.12   Shared Contracts.  Prior to the Closing, Parent and the Company shall reasonably cooperate to allocate the Contracts set forth on Schedule 8.12 of the Disclosure Letter between Global Marine Assets and GB Assets in a manner that is mutually acceptable to Parent and the Company.

ARTICLE IX

TERMINATION

9.1   Termination of Agreement.  Certain of the Parties may terminate this Agreement as provided below:

(a)   Parent and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)   Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing in the event that a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred (i) that would cause the conditions set forth in Section 7.2 not to be satisfied and (ii) such breach or failure is not cured by the Company by the earlier of (A) the Outside Date or (B) thirty (30) calendar days following receipt by the Company of written notice of such breach or failure; provided, that at the time of the delivery of such written notice, Parent shall not be in material breach of its representations or obligations under this Agreement;

(c)   The Company may terminate this Agreement by giving written notice to Parent at any time prior to the Closing in the event that a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or any Merger Sub set forth in this Agreement shall have occurred (i) that would cause the conditions set forth in Section 7.3 not to be satisfied and (ii) such breach or failure is not cured by Parent or any Merger Sub by the earlier of (A) the Outside Date or (B) thirty (30) calendar days following receipt by Parent of written notice of such breach or failure; provided, that at the time of the delivery of such written notice, the Company or the Blockers shall not be in material breach of its representations or obligations under this Agreement;

(d)   Either the Company or Parent, each in its sole discretion, may terminate this Agreement upon written notice to the other Parties, if the Closing shall not have been consummated on or before November 30, 2018 (the “Outside Date”), unless extended by written agreement of the Company and Parent; provided, that this Section 9.1(d) shall not be available to any Party whose material breach of this Agreement results in the failure of the Closing to occur by such date (provided, that from and after the Outside Date, the non-material breaching Party shall have thirty (30) days to commence a Proceeding for specific performance of this Agreement and if (A) such Proceeding is not commenced by the end of such thirty (30) day period or (B) there is a final and nonappealable judgment by a Governmental Authority of competent jurisdiction denying a claim for specific performance by the non-material breaching Party, the material breaching Party shall have the right to terminate this Agreement pursuant to the terms and conditions of this Section 9.1(d));

(e)   Parent may terminate this Agreement at any time beginning on the second Business Day after the date hereof and ending on the fifth Business Day after the date hereof if any of the Written Consents shall not have been obtained and delivered to Parent within twenty-four (24) hours after the execution of this Agreement; and

(f)   Either the Company or Parent, each in its sole discretion, may terminate this Agreement upon written notice to the other Parties at any time (i) in the case of the Company, if the conditions to the Closing set forth in Section 7.1 and Section 7.2 have been satisfied or waived and Parent has failed to consummate the transactions contemplated hereby and (ii) in the case of Parent, if the conditions to the Closing set forth in Section 7.1 and Section 7.3 have been satisfied or waived and the Company has failed to consummate the transactions contemplated hereby, in each case on the date the Closing should have occurred pursuant to Section 2.2.

9.2   Effect of Termination.  In the event of any termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no Liability on the part of any Party to any other Party, except that (a) the provisions of this Section 9.2 and Article X shall remain in full force and effect and (b) termination shall not preclude any Party from suing any other Party for any Willful Breach of this Agreement and (c) termination of this Agreement by the Company pursuant to Section 9.1(c), (d) or (f) shall not prevent the Company and the Securityholders from suing

Parent to seek money damages in the case of a Willful Breach of this Agreement by Parent (including damages based on loss of the economic benefits of the Merger to the Securityholders), it being understood that it shall be considered a Willful Breach of this Agreement by a Party if the conditions to the Closing set forth in Section 7.1 and Section 7.2 (in the case of Parent) and Section 7.1 and Section 7.3 (in the case of the Company) have been satisfied or waived and such Party has failed to consummate the transactions contemplated hereby on the date the Closing should have occurred pursuant to Section 2.2.  The Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms and nothing in this Section 9.2 shall be construed to discharge or relieve any party to the Confidentiality Agreement of its obligations thereunder.

ARTICLE X

MISCELLANEOUS

10.1   Nonsurvival of Representations, Warranties and Covenants; Limitation of Damages.

(a)   No Survival. None of the representations, warranties, covenants and other agreements, in each case, contained in this Agreement, or in any instrument or certificate delivered by any Party at Closing, will survive the Closing, and, except in the case of Actual Fraud, none of the Parties shall have any Liability to any other Party after the Closing for any breach thereof, except for covenants and agreements which contemplate performance after the Closing or otherwise expressly by their terms survive the Closing, each of which will survive in accordance with its terms.

(b)   Limitation of Damages.  UNDER NO CIRCUMSTANCES SHALL THE COMPANY OR ANY SECURITYHOLDER HAVE ANY LIABILITY TO PARENT, MERGER SUBS OR ANY OF THEIR RESPECTIVE AFFILIATES UNDER THIS AGREEMENT FOR, AND PARENT, MERGER SUBS AND THEIR RESPECTIVE AFFILIATES SHALL NOT HAVE THE RIGHT TO CLAIM OR RECOVER FROM THE COMPANY, ANY INDIRECT, EXEMPLARY, SPECIAL, INCIDENTAL, SPECULATIVE, REMOTE, PUNITIVE, CONSEQUENTIAL OR SIMILAR DAMAGES, LOSSES OR EXPENSES OF ANY KIND OR NATURE WHATSOEVER (INCLUDING LOSS OF PROFITS, GOODWILL OR BUSINESS OPPORTUNITIES) NOR SHALL ANY DAMAGES BE CALCULATED USING A “MULTIPLIER” OR ANY OTHER SUCH METHOD HAVING A SIMILAR EFFECT WHETHER FORESEEABLE OR UNFORESEEABLE, HOWSOEVER CAUSED OR ON ANY THEORY OF LIABILITY, EVEN IF PARENT AND MERGER SUBS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

10.2   Expenses.  Except as otherwise provided in this Agreement, each of Parent, Merger Sub, and the Company will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  Without limiting the foregoing or any other provision in the Agreement, Parent will be responsible for, and pay, (a) 100% of any filing or other fees in connection with the Notification and Report Form under the HSR Act and any foreign anti-competition or antitrust filing(s), (b) 50% of the fees and expenses of the Escrow Agent relating to the Escrow Agreement, (c) 100%

of all Transfer Taxes as contemplated by Section 8.1(a), (d) 100% of the premium and costs of the R&W Insurance Policy to be purchased pursuant to Section 6.9 and (e) 100% of the run-off policy of directors’ and officers’ liability insurance and other expenses contemplated to be paid by Parent pursuant to Section 8.3.

10.3   No Third Party Beneficiaries.  Except (a) as set forth in Section 8.3, 8.5, 10.16 and 10.17 (which shall be for the benefit of Weil, Gotshal & Manges LLP) and this Section 10.3, (b) following the Closing, the rights of the Securityholders to receive the Final Merger Consideration in accordance with Article III and (c) the right of the Company on behalf of the Securityholders to pursue damages (including claims for damages based on loss of the economic benefits of the transaction to the Securityholders) in the event of Parent’s or any Merger Sub’s Willful Breach of this Agreement (whether or not this Agreement has been terminated pursuant to Article IX), which right is hereby expressly acknowledged and agreed by Parent and Merger Sub, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.  Notwithstanding the foregoing, (x) the Lenders and the Lender Related Parties are express third party beneficiaries of this Section 10.3 and Section 9.2, 10.4, 10.9(a), 10.9(b), 10.9(c), 10.10 and 10.16 and (y) each Securityholder that enters into a Securityholder Consent and Agreement is an express third party beneficiary of Section 8.5 (in each case, together with any related definitions and other provisions of this Agreement to the extent a modification or termination would serve to modify the substance or provisions or such Sections) and shall be entitled to enforce such provisions directly.

10.4   Entire Agreement.  This Agreement, including the Exhibits and Schedules attached hereto, the Disclosure Letter, the TSA, the Escrow Agreement and the other documents referred to herein, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.  The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the transactions contemplated by this Agreement shall be those remedies available at law or in equity for breach of contract against the Parties only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement), and the Parties agree that neither Party shall have any remedies or causes of action (whether in contract, tort or otherwise) for any statements, communications, disclosures, failures to disclose, representations or warranties not explicitly set forth in this Agreement.

10.5   Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Parent and the Company; provided that Parent may, without the prior written consent of any of the other parties hereto, assign this Agreement and any of its rights, interests (including its equity interests in the Merger Subs) or obligations hereunder to any of its wholly-owned Subsidiaries, but no such assignment shall relieve Parent of any of its obligations under this Agreement.  Any purported assignment not permitted under this Section 10.5 shall be null and void ab initio.

10.6   Rights Cumulative.  Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the Parties will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.

10.7   Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8   Notices.  All notices, requests, demands, claims and other communications hereunder will be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) upon confirmation of receipt, when delivered by PDF file (portable document format file) or electronic mail, or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

(a)   If to Parent or Merger Subs, addressed to it at:

Brunswick Corporation
26125 N. Riverwoods Blvd
Suite 500
Mettawa, IL 60045
Attention:      Chris Dekker
Email:                  chris.dekker@brunswick.com

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
Attention:        Robert I. Townsend, III, Esq.
    O. Keith Hallam, III, Esq.
Email:                  RTownsend@cravath.com
    KHallam@cravath.com

(b)   If to the Company, addressed to it at:

Power Products Holdings, LLC
C/o Genstar Capital Management LLC
Four Embarcadero Center
Suite 1900
San Francisco, California 94111
Attention:       Robert S. Rutledge
Email:                  rrutledge@gencap.com

with a copy to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, California 94065
Attention:        Craig W. Adas, Esq.
    Alex Purtill, Esq.
Email:                  craig.adas@weil.com
    alex.purtill@weil.com

(c)   If to the Representative, addressed to it at:

Genstar Capital Management LLC
Four Embarcadero Center
Suite 1900
San Francisco, California 94111
Attention:        Robert S. Rutledge
Email:                  rrutledge@gencap.com

with a copy to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, California 94065
Attention:        Craig W. Adas, Esq.
    Alex Purtill, Esq.
Email:                  craig.adas@weil.com
    alex.purtill@weil.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.9   Governing Law; Submission of Jurisdiction; Waiver of Jury Trial; Selection of Forum.

(a)   This Agreement, and all Proceedings (whether in contract or tort, at law or in equity or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided that any suit, action or other proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender or any

Lender Related Party arising out of or relating to (x) the Debt Financing or (y) this Agreement or any of the transactions contemplated by this Agreement, will, except as expressly set forth in the Debt Financing Commitment Letters, be governed by and construed in accordance with the internal Laws of the State of New York applicable to agreements executed and performed entirely within such State without regard to conflicts of law principles of the State of New York or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of New York to apply.

(b)   Each of the Parties (i) irrevocably agrees that all Proceedings (whether in contract or tort, at law or in equity or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be exclusively resolved in any federal or state court sitting in Delaware, (ii) irrevocably agrees service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 10.8 shall be effective service of process against it for any such Proceeding brought in any such court, and (iii) waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court.  Each of the Parties hereby agrees that a final judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  Notwithstanding anything in this Agreement to the contrary, each of the Parties hereby agrees that it will not bring, or permit any of its Affiliates to bring, any suit, action or other proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender or any Lender Related Party arising out of or relating to (x) the Debt Financing or (y) this Agreement or any of the transactions contemplated by this Agreement in any forum other than a state or federal court sitting in New York County, New York, and each of the parties hereto agrees that the waiver of jury trial set forth in Section 10.9(c) hereof shall be applicable to any such suit, action or other proceeding.

(c)   EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING (WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE DEBT FINANCING, INCLUDING WITH RESPECT TO ANY PROCEEDING THAT INVOLVES EITHER PARTY’S REPRESENTATIVES.

10.10   Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent, the Company and the Representative.  There shall be no amendment of any provision of this Agreement that by Law requires further approval by the Securityholders without the further approval of the Securityholders. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence; provided that this Section 10.10 and Section 9.2, 10.3, 10.4, 10.9(a), 10.9(b), 10.9(c) and 10.16 (in each case, together with any related definitions and other provisions of this Agreement to the extent a modification or termination would serve to modify the substance or provisions or such Sections) may not be amended, modified, superseded, canceled or waived in a manner that is adverse to the Lenders or the Lender Related Parties without the prior written consent of the Lenders.

10.11   Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.12   Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.13   Incorporation of Exhibits, Schedules and Disclosure Letter.  The Exhibits, Schedules and Disclosure Letter identified in this Agreement are incorporated herein by reference and made a part hereof.

10.14   Specific Performance.  Notwithstanding anything contained herein to the contrary, the Parties agree that (a) irreparable damage would occur in the event that the provisions of this Agreement or obligations, undertakings, covenants or agreements of the Parties were not performed in accordance with their specific terms or were otherwise breached and (b) money damages, even if available, would not be an adequate remedy for any such failure to perform or any breach of this Agreement.  Accordingly, it is agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court specified in Section 10.9 without proof of actual damages or any requirement to post a bond, this being in addition to any other remedy to which they are entitled at law or in equity, and each Party agrees that it shall not oppose (and hereby waives any defense in any action for) the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law, in equity or otherwise.  Without limitation of the foregoing, the Parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the covenants required to be performed by Parent and Merger Sub under this Agreement, and including to cause Parent and Merger Sub to consummate the Merger and the Closing and to make the payments contemplated by this Agreement, including Article III in addition to any other remedy to which the Company is entitled at law or in equity, including the Company’s right to terminate this Agreement pursuant to Article IX and seek money damages (including damages based on loss of the economic benefits of the Merger to the Securityholders).

10.15   Representative.

(a)   The Representative is hereby irrevocably appointed as the representative, agent, proxy, and attorney-in-fact for all the Securityholders for all purposes under this Agreement, the Escrow Agreement and the Payment Agent Agreement, including the full power and authority on the Securityholders’ behalf: (i) to consummate the transactions contemplated under this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, (ii) to negotiate and settle disputes arising under, or relating to, this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, (iii) to receive and disburse to the Securityholders any funds received on behalf of the Securityholders under this Agreement, the Escrow Agreement and the Payment Agent Agreement or otherwise, (iv) to withhold any amounts received on behalf of the Securityholders pursuant to this Agreement and the Escrow Agreement, including the Representative Holdback Amount, or otherwise to satisfy any and all obligations or liabilities incurred by the Securityholders or the Representative in the performance of their duties hereunder, (v) to direct the distribution of funds, designate or engage a paying agent to distribute funds (including the Closing Date Cash Merger Consideration, the Adjustment Amount, if any, payable in accordance with Section 3.7 and funds from the Escrow Account and the Representative Holdback Amount), make or direct payments of funds from the Representative Holdback Amount, give receipts for funds, authorize deliveries to Parent of cash from the Escrow Account in satisfaction of claims asserted by Parent and object to any claims by any Person against the Escrow Account, (vi) to execute and deliver any amendment or waiver to this Agreement, the Escrow Agreement and the Payment Agent Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of the Securityholders) and (vii) to take all other actions to be taken by or on behalf of the Securityholders in connection with this Agreement, the Escrow Agreement and the Payment Agent Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith.  The Securityholders, by approving this Agreement (whether by vote or by execution of a Letter of Transmittal), further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Securityholder.  All decisions and actions by the Representative shall be binding upon all of the Securityholders and no Securityholder shall have the right to object, dissent, protest or otherwise contest the same.  The Representative shall not have the authority to increase the Liability of any Securityholder on a non pro rata basis.  If an allocation is not otherwise provided for in this Agreement, the Representative shall distribute funds to the Securityholders in accordance with their respective Pro Rata Share.  Parent may conclusively rely, without independent verification or investigation, upon any such decision or action of the Representative as being the binding decision or action of every Securityholder, and Parent shall not be liable to any Securityholder or any other Persons for any actions taken or omitted from being taken by them or by Parent in accordance with or reliance upon any such decision or action of the Representative.  The Representative shall have no duties or obligations to the Securityholders hereunder, except as expressly set forth in this Agreement.  By its approval of, or consent to, the Merger and the adoption of this Agreement, its acceptance of any consideration pursuant to this Agreement or delivery of a Letter of Transmittal, each Securityholder hereby irrevocably approves and adopts the appointment of the Representative as such Securityholder’s representative, agent, proxy, and attorney-in-fact.

(b)   By the approval of this Agreement, each Securityholder hereby severally, for itself only and not jointly, and up to its Pro Rata Share, agrees to indemnify and hold harmless the Representative and its partners, managers, officers, agents and other representatives against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts incurred by such Persons in connection with any Proceeding to which the Representative or such other Person is made a party by reason of the fact that it is or was acting as the Representative pursuant to the terms of this Agreement, other than as a result of the Representative’s bad faith or willful misconduct.

(c)   Neither the Representative nor any of its members, managers, officers, agents or other representatives shall incur any Liability to any Securityholder by virtue of the failure or refusal of such Persons for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder, except for actions or omissions constituting bad faith or willful misconduct.  The Representative and its members, managers, officers, agents and other representatives shall have no Liability in respect of any Proceeding brought against such Persons by any Securityholder, regardless of the legal theory under which such Liability may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, unless such Persons took or omitted taking any action in bad faith or as result of willful misconduct.

(d)   The Representative shall have the right, in its sole discretion, to recover from any amounts withheld by the Representative, including the Representative Holdback Amount, its reasonable and documented out‑of‑pocket expenses incurred in the performance of its duties hereunder (the “Charges”).  In the event the Representative Holdback Amount is insufficient to satisfy such deficit, each Securityholder will be obligated to pay any remaining unpaid amounts to the Representative on a several, and not joint, basis, up to each such Securityholder’s Pro Rata Share.

(e)   In furtherance of, and without limiting any rights of the Representative set forth in Sections 10.15(a)(iv), 10.15(a)(v) and Section 10.15(d), the Representative shall have the right, and the Securityholders hereby authorize the Representative, to withhold from the Closing Date Merger Consideration the Representative Holdback Amount (in connection with the allocation and distribution of the Closing Date Merger Consideration in accordance with Article III) to satisfy potential future obligations of the Securityholders and expenses incurred by the Representative in connection with performing its obligations under this Agreement and the Escrow Agreement.  The Representative Holdback Amount shall be retained by the Representative until such time as the Representative shall determine, and, subject to the terms of this Agreement, the balance of the Representative Holdback Amount, if any, shall be delivered by the Representative or a paying agent designated by the Representative to the Securityholders as if such amounts were being distributed pursuant to Section 3.8(a)(i)(1).  The Securityholders will not receive any interest or earnings on the Representative Holdback Amount and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings.  The Representative will not be liable for any loss of principal of the Representative Holdback Amount other than as a result of its gross negligence or willful misconduct.  The Representative Holdback Amount shall be held in an FDIC-insured account or accounts at a nationally recognized financial institution.

(f)   Following the Closing Date, a majority‑in‑interest of the Securityholders may, by written consent, appoint a new representative as the Representative.  Notice, together with a copy of the written consent appointing such new representative and bearing the signatures of a majority‑in‑interest of the Securityholders, must be delivered to Parent not less than ten (10) days prior to such appointment.  Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent.

(g)   In the event that the Representative becomes unable or unwilling to continue in its capacity as Representative, or if the Representative resigns as the Representative, a majority‑in‑interest of the Securityholders may by written consent appoint a new representative as the Representative; provided that any such resignation by the Representative shall not be effective until the appointment of a new representative as the Representative.  Notice and a copy of the written consent appointing such new representative and bearing the signatures of a majority‑in‑interest of the Securityholders must be delivered to Parent.  Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent.

10.16   Non-Recourse.  Except as set forth in the Confidentiality Agreement, (a) this Agreement may be enforced only against, and any Proceeding based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party and (b) with respect to each Party, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor, lender or representative of such named Party shall have any Liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named Party or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.  The provisions of this Section 10.16 are intended to be for the benefit of, and enforceable by the Affiliates, officers, directors, employees, incorporators, members, partners, stockholders, agents, attorneys and other representatives referenced in this Section 10.16 and each such Person shall be a third party beneficiary of this Section 10.16.  Notwithstanding anything herein to the contrary, no Lender or Lender Related Party shall have any Liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose Liability of an entity party against its owners or affiliates) to the Acquired Companies, GB Holdco, the Representative or any Company Representative for any obligations or liabilities arising under, in connection with or related to the Debt Financing or this Agreement or for any claim based on, in respect of, or by reason of the Debt Financing or this Agreement or the negotiation, execution or performance thereof; and each Company Representative waives and releases all such liabilities, claims and obligations against any Lender or any Lender Related Party.

10.17   Provision With Respect to Legal Representation.  Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that (a) Weil, Gotshal & Manges LLP may serve as counsel to the Representative and its Affiliates, on the one hand, and the Acquired Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement, the other documents referred to herein and the consummation of the transactions contemplated by this Agreement and the other documents referred to herein, and (b) following consummation of the transactions contemplated hereby, Weil, Gotshal & Manges LLP may serve as counsel to the Representative and any manager, director, member, partner, officer, employee or Affiliate of the Representative, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement (any such representation, the “Post-Closing Representation”), notwithstanding such representation.  Each of the Parties hereby does, and shall cause each of its Affiliates to, consent to the foregoing arrangements and irrevocably waive (and will not assert) any actual or potential conflict of interest or any objection that may arise from any representation by Weil, Gotshal & Manges LLP expressly permitted hereunder (notwithstanding the fact that Weil, Gotshal & Manges LLP may have represented, and may currently or in the future represent, Parent and/or any of its Affiliates (including any portfolio companies) or representatives with respect to matters unrelated to this Agreement, the other documents referred to herein and the transactions contemplated in this Agreement and the other documents referred to herein).  The Parties acknowledge that the foregoing provision applies whether or not Weil, Gotshal & Manges LLP provides legal services to the Surviving Blockers, the Surviving Company or any of its Subsidiaries after the Closing Date.  Each of the Parties, on their own behalf and on behalf of their directors, members, officers employees and Affiliates, and each of their successors and assigns, hereby irrevocably acknowledges and agrees that all communications between the Representative and its counsel and the Acquired Companies and its counsel, including Weil, Gotshal & Manges LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any Proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated by any of the foregoing, or any matter relating to any of the foregoing, are privileged communications between such Party and such counsel and from and after the Closing do not pass to Parent, the Surviving Blockers or the Surviving Company notwithstanding the Merger and instead survive, remain with and are controlled by the Representative (the “Privileged Communications”), without any waiver thereof.  Neither the Surviving Blockers, the Surviving Company, nor any Person purporting to act on behalf of or through Parent, the Surviving Blockers or the Surviving Company or any of their Affiliates, will seek to obtain the same by any process.  Parent, the Surviving Blockers and the Surviving Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email accounts of any Acquired Company, the Surviving Blockers or the Surviving Company, or otherwise (including in the knowledge of their officers and employees), in any action against or involving any of the Parties after the Closing.  Parent, the Surviving Blockers and the Surviving Company agree not to assert that the privilege has been waived as to the Privileged Communications that may be located in the records or email server (or in the knowledge of the officers and employees) of any Acquired Company, the Surviving Blockers or the Surviving Company.  From and after the Closing, each of Parent and the Surviving Company, on behalf of itself and its Affiliates, waives and will not assert any attorney-client privilege with respect to any communication between Weil, Gotshal & Manges LLP and the Acquired Companies occurring prior to the Closing in connection with any Post-Closing Representation.  Parent acknowledges that the Company and Weil, Gotshal & Manges LLP will be relying on the waiver provided hereby and that this Section 10.17 is intended for the benefit of, and to grant third party rights to Weil, Gotshal & Manges LLP to enforce this Section 10.17.  Parent further acknowledges that its consent and waiver under this Section 10.17 is voluntary and informed, and that it has obtained independent legal advice with respect to this consent and waiver.  This Section 10.17 shall amend, restate and supersede any other conflict waiver entered by Parent or one of its Affiliates in favor of Weil, Gotshal & Manges LLP in connection with the transactions contemplated by this Agreement, including any such conflict waiver in the Confidentiality Agreement.

10.18   Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile or by PDF file (portable document format file)), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

*  *  *  *  *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

PARENT:

BRUNSWICK CORPORATION

By:	/s/ Mark D. Schwabero
Name: Mark D. Schwabero
Title: Chairman and Chief Executive Officer

COMPANY MERGER SUB:

WHITECAP COMPANY MERGER SUB, LLC

By:	/s/ John C. Pfeifer
Name: John C. Pfeifer
Title: President

MERGER SUB 1:

WHITECAP BLOCKER MERGER SUB 1, INC.

By:	/s/ John C. Pfeifer
Name: John C. Pfeifer
Title: President

MERGER SUB 2:

WHITECAP BLOCKER MERGER SUB 2, LLC

By:	/s/ John C. Pfeifer
Name: John C. Pfeifer
Title: President

MERGER SUB 3:

WHITECAP BLOCKER MERGER SUB 3, LLC

By:	/s/ John C. Pfeifer
Name: John C. Pfeifer
Title: President

MERGER SUB 4:

WHITECAP BLOCKER MERGER SUB 4, LLC

By:	/s/ John C. Pfeifer
Name: John C. Pfeifer
Title: President

MERGER SUB 5:

WHITECAP BLOCKER MERGER SUB 5, LLC

By:	/s/ John C. Pfeifer
Name: John C. Pfeifer
Title: President

COMPANY:

POWER PRODUCTS HOLDINGS, LLC

By:	/s/ David L. Scheer
Name: David L. Scheer
Title: Chief Executive Officer

BLOCKERS:

GENSTAR CAPITAL VII BLOCKER (PP-SG) LLC

By:	GENSTAR VII GP LLC, its manager

By:	/s/ Robert S. Rutledge
Name: Robert S. Rutledge
Title: Managing Director

GENSTAR CAPITAL VII BLOCKER (PP) LLC

By:	GENSTAR CAPITAL VII PT (PP), L.P., its sole member and manager
By:	GENSTAR VII GP LLC, its general partner

By:	/s/ Robert S. Rutledge
Name: Robert S. Rutledge
Title: Managing Director

GENSTAR CAPITAL VII BLOCKER (PP-GP) LLC

By:	GENSTAR CAPITAL VII, L.P., its sole member and manager
By:	GENSTAR VII GP LLC, its general partner

By:	/s/ Robert S. Rutledge
Name: Robert S. Rutledge
Title: Managing Director

GENSTAR CAPITAL VII BLOCKER (PP-EU) LLC

By:	GENSTAR CAPITAL VII PT (PP-EU), L.P., its sole member and manager
By:	GENSTAR VII GP LLC, its general partner

By:	/s/ Robert S. Rutledge
Name: Robert S. Rutledge
Title: Managing Director

GENSTAR PP AGGREGATOR CORP.

By:	/s/ Benjamin L. Marshall
Name: Benjamin L. Marshall
Title: Vice President and Secretary

REPRESENTATIVE:

GENSTAR CAPITAL MANAGEMENT LLC

By:	/s/ Robert S. Rutledge
Name: Robert S. Rutledge
Title: Managing Director

GB HOLDCO:

POWER PRODUCTS INDUSTRIES, LLC

By:	/s/ Adam McMahon
Name: Adam McMahon
Title: Chief Financial Officer and Secretary